                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                         GROUND ROUND RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


                       Common Stock, par value $.16 2/3 per share


        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          1,841,269 shares of Common Stock, representing the number of shares to be acquired pursuant to the transaction and being equal to the total number of outstanding shares (11,173,421) less shares previously acquired by GRR Merger Corp. and GRR Holdings, LLC (9,332,152)

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                   $1.65, as provided in Agreement and Plan of Merger

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                     $3,038,093.85

        ------------------------------------------------------------------------
     (5)  Total fee paid:

                                        $607.62

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           [GROUND ROUND LETTERHEAD]

                                                               November 12, 1997

Dear Ground Round Shareholder:

     I am pleased to invite you to attend the Special Meeting of Shareholders of Ground Round Restaurants, Inc. ("the Company"), to be held on December 2, 1997, at 10 a.m., local time, at the Ground Round Restaurant located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts. At the meeting you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 29, 1997 (the "Merger Agreement"), which provides for the merger (the "Merger") of GRR Merger Corp. (the "Purchaser"), a wholly-owned subsidiary of GRR Holdings LLC ("Parent"), with and into the Company. Under the terms of the Merger Agreement, each share of Common Stock, par value $.16 2/3 per share (the "Shares"), of the Company (other than Shares held by Parent, the Purchaser or any subsidiary thereof or held in the treasury of the Company or by any subsidiary of the Company and other than Dissenting Shares (as defined in the Merger Agreement)) will be converted in the Merger into the right to receive $1.65 in cash, without interest.

     The Merger is the second and final step in the acquisition by Parent of the entire equity interest in the Company. The first step provided for in the Merger Agreement was a cash tender offer by the Purchaser for all outstanding Shares. The tender offer was completed on October 20, 1997, with the purchase by the Purchaser of 8,777,252 Shares at $1.65 per Share. In accordance with the Merger Agreement, Martha H.W. Crowninshield, Barbara M. Ginader, Neil A. Wallack and I were elected to the Company's Board of Directors as designees of Parent and the Purchaser, and I was elected Chairman, President and Chief Executive Officer of the Company. The prior members of the Board resigned except Fred H. (Fritz) Beaumont, Jr., David T. DiPasquale and Alan D. Weingarten, members of the Special Committee who had negotiated the Merger Agreement on behalf of the Company and who have agreed to continue to serve until consummation of the Merger as provided in the Merger Agreement.

     The Board of Directors of the Company in office prior to completion of the tender offer determined that the Merger is fair to and in the best interests of the Company and its shareholders and unanimously recommended that shareholders approve and adopt the Merger Agreement and the Merger. On August 29, 1997, such Board of Directors received the opinion of Rothschild Inc. that $1.65 per Share was fair, from a financial point of view, to the Company's shareholders.

     The affirmative vote of the holders of 66 2/3% of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Parent and the Purchaser have, pursuant to the Merger Agreement, agreed to vote the Shares owned by them, constituting approximately 83.5% of the outstanding Shares, in favor of approval and adoption of the Merger Agreement and the Merger. Accordingly, such approval and adoption is assured.

     Following consummation of the Merger, each shareholder of record will be mailed a transmittal form and instructions for surrender of stock certificates for payment pursuant to the Merger Agreement. PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS THERETO.

     Please review carefully the attached Proxy Statement, which contains a detailed description of the Merger and the terms and conditions of the Merger Agreement. A copy of the Merger Agreement is included as Appendix A to the Proxy Statement.
                                          Sincerely,

                                          /s/ Thomas J. Russo
                                          THOMAS J. RUSSO
                                          Chairman, President and Chief
                                          Executive Officer

                         GROUND ROUND RESTAURANTS, INC.
                         35 BRAINTREE HILL OFFICE PARK
                      BRAINTREE, MASSACHUSETTS 02184-9078

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 2, 1997
                            ------------------------

TO THE SHAREHOLDERS OF GROUND ROUND RESTAURANTS, INC.:

     A Special Meeting of Shareholders (the "Meeting") of Ground Round Restaurants, Inc. ("the Company"), will be held at the Ground Round Restaurant located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts, on December 2, 1997, at 10 a.m., local time, to consider and vote upon:

          1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 29, 1997 (the "Merger Agreement"), among GRR Holdings, LLC ("Parent"), GRR Merger Corp. (the "Purchaser") and the Company and the merger (the "Merger") of the Purchaser with and into the Company, with the Company to continue as the surviving corporation, provided for therein. Pursuant to the Merger Agreement each outstanding share of the Company's Common Stock, par value $.16 2/3 per share (the "Shares") (other than Shares held by Parent, the Purchaser or any subsidiary thereof or held in the treasury of the Company or by any subsidiary of the Company and other than Dissenting Shares, (as defined in the Merger Agreement)), will be converted in the Merger into the right to receive $1.65 in cash, without interest. The Merger is more completely described in the accompanying Proxy Statement, and a copy of the Merger Agreement is included as Appendix A thereto.

          2. Such other business as may properly come before the Meeting or any and all adjournments or postponements thereof.

     Only shareholders of record as shown on the books of the Company at the close of business on November 10, 1997 are entitled to notice of and to vote at the Meeting or any and all adjournments or postponements thereof. The affirmative vote of the holders of 66 2/3% of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Parent and the Purchaser own and have the power to vote approximately 83.5% of the outstanding Shares, which is sufficient to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other shareholder. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval and adoption of the Merger Agreement and the Merger and, accordingly, such approval and adoption is assured.

     Shareholders of the Company have the right to dissent from the proposed Merger and to demand payment of the "fair value" of their Shares upon consummation of the Merger. The right of shareholders to receive such payment is contingent upon strict compliance with the requirements set forth in sections 623 and 910 of the New York Business Corporation Law (the "BCL"), which are summarized in the accompanying Proxy Statement. The full text of sections 623 and 910 of the BCL is included as Appendix C to the Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          ROBIN L. MOROZ
                                          Secretary

 PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE

                     SHAREHOLDERS SHOULD NOT SEND ANY STOCK
                        CERTIFICATES WITH THE PROXY CARD

                                PROXY STATEMENT

                                      FOR

                       SPECIAL MEETING OF SHAREHOLDERS OF

                         GROUND ROUND RESTAURANTS, INC.

                         TO BE HELD ON DECEMBER 2, 1997

                            ------------------------

     This Proxy Statement is being furnished to the shareholders of Ground Round Restaurants, Inc. ("the Company"), in connection with the Special Meeting of Shareholders of the Company (the "Meeting") to be held at the Ground Round Restaurant, located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts, on December 2, 1997, at 10 a.m., local time. At the Meeting, the shareholders of the Company will be asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 29, 1997 (the "Merger Agreement"), a copy of which is attached hereto as Appendix A, and the merger (the "Merger") provided for therein of GRR Merger Corp. (the "Purchaser"), a wholly-owned subsidiary of GRR Holdings, LLC ("Parent"), with and into the Company, which will continue as the surviving corporation in the Merger (the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent. Pursuant to the Merger, each share of the Company's Common Stock, par value $.16 2/3 per share (individually, a "Share" and collectively, the "Shares"), that is outstanding immediately prior to the Merger (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of the Company or by any subsidiary of the Company and other than Dissenting Shares (as defined in the Merger Agreement)) will be converted in the Merger into the right to receive $1.65 in cash, without interest. This Proxy Statement is first being mailed to the Company's shareholders on or about November 12, 1997


     Pursuant to the Merger Agreement, the Purchaser commenced a tender offer (the "Offer") for all outstanding Shares on September 8, 1997, which was completed on October 20, 1997 with the purchase by the Purchaser of 8,777,252 Shares at $1.65 per Share. As a result of the Offer, Parent and the Purchaser own and have the power to vote Shares sufficient in number to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other shareholder. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval and adoption of the Merger Agreement and the Merger and, accordingly, such approval is assured.


     Any questions or requests for assistance in completing and submitting proxy cards, or for additional copies of this Proxy Statement and the proxy card, may be directed to the Information Agent at its telephone numbers and address listed on the back cover of this Proxy Statement.

             THE DATE OF THIS PROXY STATEMENT IS NOVEMBER 12, 1997.

                               TABLE OF CONTENTS


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                                                                                     PAGE NO.
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Summary............................................................................       1
  Parties to the Merger............................................................       1
  The Meeting......................................................................       1
  Actions Prior to the Merger......................................................       2
  The Merger.......................................................................       2
  Selected Historical Consolidated Financial Information...........................       5
General Information................................................................       6
The Merger.........................................................................       7
  Background of the Merger.........................................................       7
  Recommendation of the Board of Directors of the Company..........................      12
  Fairness Opinion.................................................................      13
     Financial Analyses............................................................      14
     Engagement Letter.............................................................      16
  Certain Effects of the Merger....................................................      16
  Interests of Certain Persons in the Merger.......................................      16
     Treatment of Stock Options....................................................      16
     Director Liability and Indemnification........................................      17
     Certain Interests in Parent...................................................      17
     Employee Benefits.............................................................      17
     Termination of Certain Employment Agreements..................................      18
     Employment and Severance Agreements...........................................      18
  Effective Time of the Merger.....................................................      20
  The Merger Agreement.............................................................      20
     The Merger; Effective Time....................................................      20
     Conversion of Securities in the Merger........................................      20
     Cancellation of Options.......................................................      21
     Directors and Officers........................................................      21
     Certificate of Incorporation and Bylaws.......................................      21
     Representations and Warranties................................................      21
     Shareholders' Meeting.........................................................      22
     Conduct of Business...........................................................      22
     Notices.......................................................................      23
     Employee Benefits Matters.....................................................      23
     Indemnification and Insurance.................................................      23
     Further Assurances............................................................      24
     Conditions to the Merger......................................................      25
     No Solicitation...............................................................      25
     Termination...................................................................      25
     Fees and Expenses.............................................................      26
     Amendments....................................................................      26
  Source and Amount of Funds.......................................................      26
     The Existing Credit Agreement.................................................      26
     The Bank Standstill Letter and September 29 Bank Waiver.......................      26



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     The Fourth Amendment to the Existing Credit Agreement.........................      27
     The Sale/Leaseback Transaction................................................      28
  Accounting Treatment of the Merger...............................................      28
  Certain United States Federal Income Tax Consequences............................      28
  Certain Regulatory and Legal Matters.............................................      29
     State Takeover Laws...........................................................      29
     Alcoholic Beverage Regulation.................................................      29
     Antitrust.....................................................................      30
  Rights of Dissenting Shareholders................................................      31
Certain Information Concerning The Company.........................................      33
  Overview.........................................................................      33
  The Restaurants..................................................................      33
  Restaurant Operations............................................................      33
     Hours of Operation............................................................      33
     The Menu......................................................................      33
     Purchasing....................................................................      34
     Training......................................................................      34
     Restaurant Reporting..........................................................      34
     Marketing.....................................................................      34
  Franchising......................................................................      34
  Employees........................................................................      35
  Competition......................................................................      35
  Governmental Regulation..........................................................      36
  Trademarks.......................................................................      36
  Properties.......................................................................      37
  Company-Operated Restaurant Locations............................................      37
     Franchised Restaurant Locations...............................................      38
  Legal Proceedings................................................................      38
Certain Information Concerning Parent and the Purchaser............................      39
Price Range of Shares..............................................................      40
Selected Historical Consolidated Financial Information.............................      41
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.......................................................................      42
Principal Shareholders and Share Ownership of Management...........................      43
Available Information..............................................................      45
Shareholder Proposals..............................................................      45
Index to Financial Statements......................................................     F-1
Appendix A -- Agreement and Plan of Merger.........................................     A-1
Appendix B -- Opinion of Rothschild Inc............................................     B-1
Appendix C -- Sections 623 and 910 of the New York Business Corporation Law........     C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement and in the Appendices hereto. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement and the Appendices hereto.

                             PARTIES TO THE MERGER


The Company................  Ground Round Restaurants, Inc., a New York
                             corporation, with its principal offices and corporate headquarters at 35 Braintree Hill Office Park, Braintree, Massachusetts 02184-9078, telephone: (617) 380-3100, is a holding company with principal subsidiaries that operate and franchise family-oriented, full-service, casual dining restaurants in 23 states in the Northeast, Mid-Atlantic and Midwest regions of the United States and franchise one restaurant in Canada.


Parent.....................  GRR Holdings, LLC, a Delaware limited liability company, was organized in August 1997 to effect the acquisition of the Company pursuant to the Offer and the Merger. A majority of Parent's outstanding membership interests is held by Boston Ventures Limited Partnership V ("BVLP V"), a private investment limited partnership formed in Delaware whose general partner is Boston Ventures Company V, L.L.C., a Delaware limited liability company ("Boston Ventures Company V"). Boston Ventures Company V, as general partner, retains Boston Ventures Management, Inc. ("Boston Ventures") to advise and assist in investment decisions and to provide other management services to BVLP V. The offices of each of Parent, BVLP V, Boston Ventures Company V and Boston Ventures are located at 21 Custom House Street, Boston, Massachusetts 02110.

The Purchaser..............  GRR Merger Corp., a New York corporation and a wholly-owned subsidiary of Parent, was organized in August 1997 for the purpose of effecting the Offer and the Merger.

                                  THE MEETING

Time, Date, and Place of
  Meeting..................  The Special Meeting of Shareholders of the Company
                             (the "Meeting") will be held on December 2, 1997, at 10 a.m., local time, at the Ground Round Restaurant located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts.

Purpose of the Meeting.....  The purpose of the Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

Record Date................  Only holders of record of Shares of the Company at the close of business on November 10, 1997, will be entitled to notice of and to vote at the Meeting or any and all adjournments or postponements thereof.

Vote Required..............  The affirmative vote of the holders of 66 2/3% of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. As of the record date, 11,173,421 Shares were outstanding and entitled to vote. Parent and the Purchaser own and have the power to vote an aggregate of 9,332,152 Shares (approximately 83.5% of the outstanding

                             Shares). Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of the Merger Agreement and the Merger. As a result, no action by any other shareholder is required to approve and adopt the Merger Agreement and the Merger.

                          ACTIONS PRIOR TO THE MERGER

The Offer..................  Pursuant to the Merger Agreement, on September 8,
                             1997, the Purchaser commenced the Offer at a price of $1.65 per Share, net to the seller in cash, without interest. The Offer expired at 6:00 p.m., New York City time, on October 17, 1997. Pursuant to the Offer, the Purchaser accepted for payment and paid for 8,777,252 Shares.

Purchaser's Director -
  Designees................  Pursuant to the Merger Agreement, on October 20,
                             1997, following the acceptance by the Purchaser of the Shares tendered pursuant to the Offer for payment (and deposit by the Purchaser of the required funds for such payment) four existing directors resigned from the Board of Directors and four persons designated by the Purchaser were elected to the Board of Directors. See "THE
                             MERGER -- Background of the Merger" and "-- The Merger Agreement; Directors and Officers."

                                   THE MERGER

General....................  Upon consummation of the Merger, the Purchaser will be merged with and into the Company, and the Company will continue as the Surviving Corporation and be a wholly-owned subsidiary of Parent. Each Share outstanding immediately prior to the Merger (other than Shares owned by Parent, the Purchaser or any subsidiary thereof or held in the treasury of the Company or by any subsidiary of the Company and other than Dissenting Shares) will be converted into the right to receive $1.65 in cash, without interest.

Effective Time of the
Merger.....................  It is expected that the Merger will become effective as promptly as practicable following approval and adoption of the Merger Agreement and the Merger by the requisite vote of the Company shareholders and the satisfaction or waiver of the other conditions to the Merger. See "THE
                             MERGER -- The Merger Agreement; Conditions to the Merger." A copy of the Merger Agreement is included in the Proxy Statement as Appendix A.


Background of the Merger...  For a description of the events leading to the approval and adoption of the Merger Agreement and the Merger by the Board of Directors of the Company in office prior to consummation of the Offer, see "THE MERGER -- Background of the Merger."


Recommendation of the Board
  of Directors.............  The Board of Directors of the Company in office prior to consummation of the Offer unanimously approved the Merger and approved and adopted the Merger Agreement, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its shareholders and recommended that the shareholders of the Company vote for approval and adoption of the Merger Agreement and the

                             Merger. See "THE MERGER -- Recommendation of the Board of Directors."


Fairness Opinion...........  On August 29, 1997, Rothschild Inc.("Rothschild")
                             rendered an opinion to the Board of Directors of the Company in office prior to consummation of the Offer to the effect that the consideration to be received pursuant to the Offer and the Merger is fair from a financial point of view to the Company shareholders as of the date of such opinion. The full text of the opinion of Rothschild, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken in rendering such opinion, is attached as Appendix B to this Proxy Statement and should be read in its entirety. The opinion and certain analyses performed by Rothschild in connection therewith are discussed under "THE MERGER -- Fairness Opinion."


Certain Effects of the
Merger.....................  Following the Effective Time, Parent will own 100%
                             of the Surviving Corporation's outstanding capital stock. Parent will be the sole beneficiary of any future earnings and growth of the Surviving Corporation (until shares of capital stock, if any, are issued to other shareholders) and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Surviving Corporation in the future. Upon consummation of the Merger, the holders of the Shares of the Company immediately prior to the Effective Time ("Existing Shareholders") will cease to have ownership interests in the Company or rights as shareholders. The Existing Shareholders will no longer benefit from any increases in the value of the Company or any payment of dividends on the Shares and will no longer bear the risk of any decreases in the value of the Company. No cash dividends have ever been paid on the Shares.

                             As a result of the Merger, the Surviving
                             Corporation will be privately held and there will be no public market for its common stock. Upon consummation of the Merger, the Shares will cease to be included in the Nasdaq National Market. In addition, registration of the Shares under the Exchange Act will be terminated, and, accordingly, the Company will no longer be required to file periodic reports with the Securities and Exchange Commission (the "Commission").


Interests of Certain
Persons in the Merger......  Certain current and former members of the management and the Board of Directors of the Company have certain interests in the Merger that are in addition to the interests of shareholders of the Company generally.
                             See "THE MERGER -- Interests of Certain Persons in the Merger."



Certain Income Tax
  Consequences.............  The receipt of cash by a shareholder of the Company in exchange for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign, and other tax laws. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger." Each shareholder is urged to consult his, her or its own tax advisor with respect to the tax consequences of the Merger in his, her or its individual circumstances, including the applicability and the effect of federal, state, local, foreign and other tax laws.

Accounting Treatment.......  Parent will account for the Merger under the
                             "purchase" method of accounting.

Conditions to the Merger...  The obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of certain conditions. See "THE MERGER -- The Merger Agreement; Conditions to the Merger."

Regulatory Matters.........  The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the Merger other than (i) such approvals, filings or notices required pursuant to federal and state securities laws, (ii) such filings required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and (iii) the filing of the certificate of merger with the Secretary of State of the State of New York. The applicable waiting period under the HSR Act expired at 11:59 p.m., New York City time, on September 26, 1997. See "THE
                             MERGER -- Regulatory Matters."

Appraisal Rights...........  Under the New York Business Corporation Law (the
                             "BCL"), holders of the Company Common Stock have the right to dissent from the Merger and to demand payment of the fair value of their Shares in the Supreme Court of New York. The right of shareholders to receive such payment in contingent upon strict compliance with the requirements set forth in sections 623 and 910 of the BCL. See "THE MERGER -- Rights of Dissenting Shareholders" and Appendix C to this Proxy Statement, which contains the full text of sections 623 and 910.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended September 29, 1996, are derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young, L.L.P., independent certified public accountants. The consolidated financial statements of the Company as of September 29, 1996 and October 1, 1995 and for each of the years in the three-year period ended September 29, 1996, are included herein (see "Index to Financial Statements").

     The selected consolidated financial data presented below as of and for the 39 weeks ended June 29, 1997 and June 30, 1996 are derived from the unaudited consolidated financial statements of the Company included herein (see "Index to Financial Statements"). In management's opinion, the unaudited information has been prepared on a basis consistent with the audited consolidated financial statements of the Company. The results of operations for the 39 weeks ended June 29, 1997 are not indicative of results which may be expected for the entire year.

                                                              52 WEEKS                                         52 WEEKS
                                         39 WEEKS ENDED        ENDED       52 WEEKS    52 WEEKS    53 WEEKS     ENDED
                                      --------------------     SEPT.        ENDED       ENDED       ENDED       SEPT.
                                      JUNE 29,    JUNE 30,      29,        OCT. 1,     OCT. 2,     OCT. 3,       27,
                                        1997        1996        1996         1995        1994        1993        1992
                                      --------    --------    --------     --------    --------    --------    --------
                                          (UNAUDITED)     (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenue.............................  $142,086    $165,462    $218,833     $230,406    $243,971    $232,556    $226,466
Operating income (loss) from
  operations........................      (681)     (9,275)   (22,506)      (2,659)     13,277      11,866      12,090
Interest expense from operations,
  net...............................     3,622       3,633      4,815        4,957       4,091       4,031       4,598
Income (loss) before income taxes...    (4,303)    (12,908)   (27,321)      (7,616)      9,186       7,835       7,492
Income taxes (benefit)..............         0      (3,227)    (4,374)      (1,906)      2,940       2,507       2,846
                                      --------    --------    --------     --------    --------    --------    --------
Income (loss):
    Total...........................    (4,303)     (9,681)   (22,947) (1)  (5,710)      6,246       5,328       4,646
    Per Share.......................      (.39)       (.87)     (2.05)       (0.51)       0.56        0.48        0.42
Weighted average common Shares
  outstanding.......................    11,173      11,173     11,174       11,151      11,109      11,086      11,064
OPERATING DATA:
Systemwide sales:
  Company-operated..................  $140,536    $164,088    $216,977     $228,235    $241,777    $230,017    $224,048
  Franchised........................    47,962      46,991     68,888       71,817      72,726      71,876      72,692
                                      --------    --------    --------     --------    --------    --------    --------
  Total systemwide sales............   188,490     211,079    285,865      300,052     314,503     301,893     296,740
Average annual systemwide sales per
  restaurant........................     1,542       1,474      1,513        1,523       1,534       1,438       1,455
Number of restaurants (at period
  end):
  Company-operated..................       122         146        143          151         164         166         160
  Franchised........................        41          45         46           46          41          44          44
                                      --------    --------    --------     --------    --------    --------    --------
    Total Restaurants...............       163         191        189          197         205         210         204
BALANCE SHEET DATA:
  Total assets......................    99,335     132,177    121,238      145,356     156,772     151,813     137,780
  Long-term debt, including current
    maturities......................    66,902      82,173     51,446       58,580      58,770      60,305      51,965
  Stockholders' Equity..............    32,433      50,004     36,737       59,684      65,036      58,637      53,219

---------------
(1) The Company recorded a charge of $8.9 million resulting from the adoption of Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets to be Disposed Of " and the decision to dispose of certain restaurants.

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the shareholders of the Company in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Meeting to be held on December 2, 1997.

     At the Meeting, the Company's shareholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement among Parent, the Purchaser and the Company, providing for the Merger of the Purchaser, a wholly-owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. See "THE MERGER -- The Merger Agreement; The Merger; Effective Time." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

     The Board of Directors of the Company prior to consummation of the Offer has unanimously approved and adopted the Merger Agreement and the Merger. See "THE MERGER -- Recommendation of the Board of Directors." The Board of Directors of the Purchaser, and Parent as its sole shareholder, have also approved and adopted the Merger Agreement and the Merger.


     The close of business on November 10, 1997 (the "Record Date") has been fixed as the record date for determination of the holders of Shares who are entitled to notice of and to vote at the Meeting or at any and all adjournments or postponements thereof. The Shares are the only class of capital stock of the Company outstanding. As of the Record Date, there were 11,173,421 Shares outstanding held by approximately 648 holders of record. The holders of record on the Record Date of Shares are entitled to one vote per Share at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding Shares will constitute a quorum for the transaction of business, and the affirmative vote of the holders of 66 2/3% of the outstanding Shares is required for approval and adoption of the Merger Agreement and the Merger. Parent and the Purchaser own and have the power to vote an aggregate of 9,332,152 Shares, approximately 83.5% of the Shares, which is sufficient to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other shareholder. Pursuant to the Merger Agreement, Parent and the Purchaser have agreed to vote all Shares owned by them in favor of approval and adoption of the Merger Agreement and the Merger and, accordingly, such approval and adoption is assured.


     A representatives of Ernst & Young, L.L.P., the Company's independent accountants, will be present at the Meeting.

     A proxy card is enclosed for use by the Company shareholders. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS MAY BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, AT ITS TELEPHONE NUMBERS AND ADDRESS LISTED ON THE BACK COVER OF THIS PROXY STATEMENT.


     All properly executed proxies not revoked will be voted at the Meeting in accordance with the instructions contained therein. Proxies containing no instructions will be voted in favor of approval and adoption of the Merger Agreement and the Merger. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to Robin L. Moroz, Vice President, General Counsel and Secretary of the Company, at Ground Round Restaurants, Inc., 35 Braintree Hill Office Park, Braintree, Massachusetts 02184-9078, or by attending the Meeting and voting in person. Abstentions, and Shares as to which a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote on the Merger Agreement ("broker non-votes"), will be treated as Shares present for purposes of determining a quorum for the Meeting but will not be counted as affirmative or negative votes on, or in determining the number of shares voted on the Merger Agreement and the Merger. Such abstentions, and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement and the Merger. Those Shares will be considered present at the Meeting for purposes of determining a quorum but will not be considered present with respect to the vote.

     If any other matters are properly presented for consideration at the Meeting, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Promptly after the Effective Time, State Street Bank & Trust Company, as paying agent for the Merger (the "Paying Agent"), shall mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates for Shares, other than the Parent, the Company or any of their respective subsidiaries, a letter of transmittal and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the certificates. SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     In addition to the solicitation of proxies by use of mail, the directors, officers or regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies personally or by telephone or fax. The Company intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Shares held of record by such persons. In addition, MacKenzie Partners, Inc. has been engaged to serve as Information Agent in connection with the Merger. It will receive reasonable and customary compensation for such services and reimbursement of reasonable out-of-pocket expenses.

     All information in this Proxy Statement with respect to Parent or the Purchaser has been furnished by Parent, and all information with respect to the Company has been furnished by the Company.

                                   THE MERGER

BACKGROUND OF THE MERGER

     For some time, the Company has required additional capital for working capital and refurbishment purposes. The Company owed approximately $38,500,000, including approximately $1,400,000 in demand notes, to its commercial lenders under its Existing Credit Agreement (as defined under "-- Source and Amount of Funds; Existing Credit Agreement," which currently expires on December 31, 1997 (subject to the Fourth Amendment, executed following and in connection with consummation of the Offer, discussed under "-- Source and Amount of Funds; The Fourth Amendment to the Existing Credit Agreement"). The Company's lenders had indicated their desire that such debt be significantly reduced and that a repayment plan for the balance be developed. At the same time, the Company required significant additional capital to repair and maintain its restaurants, and also needed to refurbish and upgrade its restaurants if it were to remain viable in the highly competitive mid-price family restaurant market. The Company had been unsuccessful in consummating a transaction to raise the necessary investment funds. In addition, since August 1994, the Company's then principal shareholder, U.S. Industries, Inc. ("USI"), which indirectly held approximately 33% of the outstanding Shares, was seeking to sell such Shares and, in 1996, had caused the Company to register such Shares under the Securities Act of 1933, in accordance with certain registration rights granted to USI, with a view to selling the Shares in the market.

     At the end of March 1997, Thomas J. Russo contacted the Chief Executive Officer of USI to determine USI's intentions with respect to its investment in the Company, as a result of which discussions took place between Mr. Russo and USI's Chief Executive Officer during April and May with respect to a purchase of USI's Shares. At the time of such discussions, Mr. Russo was a director of John Harvard's Brewhouse L.L.C., controlled by another investment partnership organized by Boston Ventures. In May 1997, Mr. Russo alerted Boston Ventures to the availability of a substantial equity interest in the Company.

     As a result of the discussions between USI and Mr. Russo, representatives of Boston Ventures wrote to the Company's Board of Directors (the "Board") on May 27, 1997 expressing its interest in exploring a potential acquisition transaction whereby an entity to be organized by it would ultimately acquire all of the outstanding Shares. The letter indicated that, as requested by USI, Boston Ventures was prepared to purchase 549,000 Shares from USI upon the condition that the Company enter into a confidentiality agreement providing for a three week exclusive period for Boston Ventures to conduct due diligence on the Company. On

May 28, 1997, the Board authorized Boston Ventures to conduct a due diligence investigation, subject to execution of a confidentiality agreement for a three week exclusive period. The confidentiality agreement, containing customary confidentiality and standstill provisions and providing for such three week exclusive due diligence period, was negotiated between the parties and signed on June 3, 1997. Concurrently with execution of the confidentiality agreement, an affiliate of Boston Ventures purchased 277,450 Shares, and Mr. Russo purchased 262,550 Shares, from USI for a price of $1.25 per Share, in trades on the Nasdaq National Market (which Shares, together with an additional 14,900 Shares previously purchased by Mr. Russo's spouse, were subsequently transferred to Parent as capital contributions).

     Thereafter, Boston Ventures, with Mr. Russo, commenced a detailed review of, and met with the Company's management to discuss, the Company's business and financial condition. On June 26, 1997, at the request of Boston Ventures, after consideration by the Board, the confidentiality agreement was amended to extend the exclusivity period for Boston Ventures to complete its due diligence to July 1, 1997.

     On July 1, 1997, a representative of Boston Ventures met with Ground Round's Chairman, President, and Chief Executive Officer, Daniel R. Scoggin, and thereafter sent a letter to the Company, confirming Boston Ventures' interest in an acquisition of all of the outstanding Shares, at a price representing a premium for the Shares to the then market price of approximately $1.50 per Share, subject to, among other things, negotiation of a definitive agreement and plan of merger containing customary representations, warranties and covenants, receipt of all necessary third party consents and approvals, and negotiation by the Company of an agreement with its lenders to amend the Existing Credit Agreement and an amendment to Mr. Scoggin's employment agreement to clarify the non-compete provision following a change in control of the Company. On July 2, 1997, the Board met to consider Boston Ventures' letter. The Board concluded, and thereafter advised Boston Ventures in writing, that the letter failed to make a firm financial offer and the numerous conditions to which any such offer would be subject were unacceptable, but that representatives of the Company would be willing to meet with representatives of Boston Ventures after the July 4th holiday, on a non-exclusive basis, to continue discussions with respect to a possible transaction.

     On July 9, 1997, USI sold its remaining 3,092,100 Shares to Christian R. Guntner and David T. DiPasquale, who prior to that day had been executives of USI, for an aggregate cash purchase price of $4.08 million. Mr. Guntner, who had previously been a designee of USI on the Board, remained a director, and Mr. DiPasquale was elected a director at a Board meeting on July 10, 1997. Upon learning of the USI sale on July 10th, Boston Ventures again wrote to the Board expressing disappointment over the Board's action on July 2, 1997 and the sale by USI of its Shares and confirming that Boston Ventures was still interested in pursuing an acquisition of all of the outstanding Shares at a price of approximately $1.65 per Share, subject to certain of the conditions set forth in its July 1, 1997 letter, including those described above. Boston Ventures also indicated a willingness to make an additional equity investment in the Company following such acquisition, and also stated that, if the Board was not interested in a sale of the Company at that time, Boston Ventures would be prepared to negotiate the purchase of newly issued equity, alone or in combination with a purchase of the Shares owned by Messrs. Guntner and DiPasquale, in a transaction resulting in Boston Ventures obtaining voting control of the Company.

     The letter was discussed by the Board at its July 10th meeting, at which Messrs. Guntner and DiPasquale indicated that they had no interest in selling their Shares except in conjunction with an offer for all of the Company's outstanding Shares. The Board concluded that, although the letter lacked a firm price and was subject to numerous conditions, and therefore did not constitute a firm offer, it was nonetheless worth further consideration by the Company. The Board then discussed the growing concerns of the lenders under the Existing Credit Agreement regarding the Company's liquidity and compliance with its obligations under the Existing Credit Agreement. To address these matters, the Board designated a Special Committee of the Board to review, negotiate and make recommendations to the Board with respect to investment and acquisition proposals, including a proposal from Boston Ventures, and a Banking Committee of the Board to negotiate and make recommendations to the Board concerning revisions to the Existing Credit Agreement and other financial accommodations with the lenders. Messrs. Guntner, Fred H. (Fritz) Beaumont, Jr., and Alan D. Weingarten comprised the Special Committee, with Mr. Guntner serving as chairman, and Messrs. DiPasquale, Guntner and Scoggin comprised the Banking Committee, with Mr. DiPasquale serving as chairman. The full Board retained the exclusive authority to enter into any transaction or agreement on behalf of the Company recommended by either committee.

     Later on July 10, 1997, a representative of the Company's lenders called Mr. DiPasquale, as chairman of the Banking Committee, urging that members of the Board meet with Boston Ventures a soon as possible. A meeting was arranged that evening for the following morning, July 11, 1997, between representatives of Boston Ventures, Messrs. Guntner and DiPasquale as representatives of the Board, and their respective counsel. At that meeting, both a possible acquisition of all of the outstanding Shares by an entity to be formed by Boston Ventures, as well as a possible sale by Messrs. Guntner and DiPasquale of their Shares together with an investment by such entity in a new issue of convertible preferred stock of the Company, was discussed. Messrs. Guntner and DiPasquale indicated they would not discuss a sale of their Shares except in conjunction with an acquisition of all outstanding Shares by merger or otherwise. In addition, Messrs. Guntner and DiPasquale requested that Boston Ventures provide working capital to the Company as might be required pending consummation of a transaction. During lengthy discussions concerning the structure and conditions of any proposal it might make, Boston Ventures indicated that any proposal it might make would be at a price of $1.65 per Share, which price was not negotiable, and Boston Ventures indicated that it was only prepared to provide additional capital to fund working capital requirements upon obtaining control of the Company through consummation of a transaction. (The Agent under the Existing Credit Agreement thereafter made such request of Boston Ventures, which again declined, and then of Mr. Guntner, as further described below.) Following the meeting, Mr. Guntner requested that Mr. Scoggin, as Chairman of the Board of Directors, call a meeting of the Board to discuss the results of the meeting with Boston Ventures.

     On July 16, 1997, a meeting of the Board was held to hear a report on the Company's financial condition from Stephen Kiel, the Company's Chief Financial Officer, and to discuss the possible proposal from Boston Ventures discussed at the July 10th meeting. During the meeting, the Board considered concerns that had been raised by the Company's lenders with respect to the Company's liquidity and its ability to meet its obligations under the Existing Credit Agreement. In addition, the Board discussed the suggestion of the lenders that they would be willing to enter into a credit support agreement (the "Bank Standstill Agreement," see "-- Source and Amount of Funds; The Bank Standstill Letter and September 29 Bank Waiver") if the Company entered into a definitive merger agreement with Boston Ventures. Although the Board did not accept the price of $1.65 contemplated by Boston Ventures, the Board directed the Special Committee to continue negotiations with Boston Ventures with respect to the sale of the entire Company, and the Company retained Rothschild as financial advisor for the purpose of rendering a written opinion to the Board as to the fairness of any acquisition proposal which might be made. In response to the Company's indication of interest, subject to negotiation of satisfactory terms, in the sale of the entire Company, counsel to Boston Ventures commenced preparation of a draft merger agreement.

     On July 22, 1997, the Board met to review the status of the on-going negotiations with Boston Ventures and the Company's financial condition, as well as the Company's strategic and financial options, including a proposed sale and leaseback transaction of up to 20 Company-owned restaurants (see "-- Source and Amount of Funds; The Sale/Leaseback Transaction"). Mr. Guntner advised the Board that, following a review of the Company's short-term cash flow projections, the lenders sought a commitment from Mr. Guntner, which request was supported by Boston Ventures, for a $1,000,000 letter of credit to enhance the Company's liquidity. Mr. Guntner advised the Board that he had declined to provide such unilateral credit support to the Company and expressed his belief that such request had irreparably compromised his ability to effectively serve as a member of the Special Committee. He thereupon resigned from the Special Committee, and the Board elected Mr. DiPasquale as a member of the Special Committee to replace Mr. Guntner.

     A draft merger agreement was delivered to the Company and its counsel on July 23, 1997, and respective counsel for the parties met on July 25 and 29, 1997 to discuss points of principle on the draft, after which a revised draft was circulated. Also on July 25th, Mr. Russo and representatives of Boston Ventures met with representatives of the Company's lenders to discuss the Company's liquidity and cash needs. (Earlier discussions had taken place in June and July between representatives of Boston Ventures and a representative of the Agent on such matters and the possible terms of an amendment of the Existing Credit Agreement.) The Company had earlier sold certain properties to pay down its existing bank debt, repayment of the balance of which was originally due in May 1997 but had been extended by the lenders until December 31, 1997. At the July 25th meeting with the lenders, the lenders again indicated their desire that the Company's bank debt be significantly reduced and that a repayment plan for the balance be developed. The Company's need for additional working capital was also discussed. The lenders indicated that they would be prepared to facilitate an acquisition which would provide additional capital of at least $7.5 million to the Company, through an amendment of the Existing Credit Agreement and a standstill agreement pending such acquisition, and Boston Ventures indicated a willingness to provide additional capital of at least such amount following an acquisition of Ground Round, subject to satisfactory negotiation of such amendment and standstill.

     On July 28, 1997, a meeting of the Special Committee was held to discuss the principal points of the initial draft of the merger agreement with counsel. At the meeting, Rothschild delivered a preliminary presentation to the Special Committee regarding the Company and the proposed transaction with Boston Ventures.

     During the week of August 3, 1997, the Special Committee, Boston Ventures, on behalf of Parent and the Purchaser, and their respective counsel negotiated the terms of the merger agreement, and counsel for Boston Ventures discussed with Messrs. Guntner and DiPasquale and their counsel the proposed terms of a shareholders' agreement pursuant to which they would agree, among other things, to tender their Shares in the Offer and vote to approve the Merger. Also during such period, representatives of Boston Ventures negotiated with the Lenders the terms of the Bank Letter of Intent, and representatives of the Company negotiated the terms of the Bank Standstill Letter (originally to expire on September 30, 1997), execution of each of which was subject to completion of the negotiation and execution of a definitive merger agreement. In addition, representatives of Boston Ventures commenced negotiations with Mr. Scoggin and his counsel with respect to clarifying, through additional detail, the non-compete provision of his employment agreement following a change of control of the Company (the "Non-Compete Amendment"), execution of which by the Company and Mr. Scoggin, on terms reasonably satisfactory to Parent and the Purchaser, was a condition to Parent and the Purchaser proceeding with a transaction. Boston Ventures and its counsel also continued to conduct due diligence on matters raised by the Company's draft disclosure letter to be delivered in connection with a definitive merger agreement, including an investigation by special regulatory counsel of the liquor license approvals required in connection with the acquisition by Parent of control of the Company.

     On August 7, 1997, the Board met to review the terms of the current drafts of the merger agreement, the shareholder agreement with Messrs. Guntner and DiPasquale, the Non-Compete Amendment, the Bank Standstill Agreement and related bank documents and to receive Rothschild's analysis of the transactions contemplated by the draft merger agreement. Following a detailed presentation by Rothschild with respect to its evaluation of such transactions, Rothschild orally confirmed to the Board that the proposed price of $1.65 per Share was fair from a financial point of view to the Company's shareholders, subject to confirmation of the final terms and conditions of the merger agreement being negotiated. The Board then engaged in a lengthy discussion concerning the terms and conditions of the draft merger agreement. Following such discussion, the Board directed the Special Committee to resolve certain outstanding issues, including Boston Ventures proposed condition to the transaction that certain liquor license approvals be obtained. Pending resolution of those issues, the Board adjourned its meeting to be reconvened on August 8, 1997.

     As result of its continuing due diligence investigation, Boston Ventures advised the Company and its counsel on August 8, 1997, immediately prior to the reconvening of the Board meeting, that it was not prepared to proceed with a transaction until certain matters could be resolved with respect to certain of the liquor license approvals required in connection with the acquisition by Parent of control of the Company and the possible applicability of certain "tied-house" statutes to the transaction. The Board thereupon reconvened its meeting, was apprised of such development and adjourned without taking further action.

     During the remainder of August, representatives of Boston Ventures and its regulatory counsel met with certain regulatory authorities and otherwise sought to obtain reasonable assurances that transfers of the Company's liquor licenses resulting from an acquisition by Parent of the Company would be approved by the applicable authorities and that certain "tied-house" statutes would not create a legal impediment to the acquisition, keeping the Company apprised of such efforts. During this time, the parties and their counsel continued to negotiate certain terms of the draft Merger Agreement and discuss with the Company's lenders an extension of the term of the Bank Standstill Letter from September 30, 1997 to October 22, 1997. Boston Ventures, Mr. Scoggin and their respective counsel also continued negotiation of the Non-Compete Amendment.

     On August 25 and 27, 1997, the Special Committee met to hear reports by Company counsel as to the status of Boston Ventures' progress in resolving the "tied-house" issues and as to the status of the negotiation of the remaining issues concerning the draft merger agreement. In addition, Company counsel provided the Special Committee with an update of the status of discussions with the Company's lenders concerning certain revisions to, and the extension of the term of, the draft Bank Standstill Agreement. From August 27 through August 29, 1997, counsel to the Company and Boston Ventures engaged in intensive negotiations regarding the final unresolved issues concerning the merger agreement, including the "tied-house" issues.


     On August 29, 1997, Boston Ventures notified the Company and its counsel that it was prepared to enter into the merger agreement, as negotiated, subject to Board approval and recommendation, and certain remaining issues with respect thereto were negotiated by the parties. The Special Committee met and, after receiving the opinion of Rothschild that the price of $1.65 per Share pursuant to the Merger Agreement was fair to shareholders of the Company from a financial point of view, recommended to the Board that the Offer and the Merger Agreement be approved. The Compensation Committee of the Board thereupon approved the Non-Compete Amendment. The Board then convened to consider the recommendation of the Special Committee and to review the written fairness opinion from Rothschild. After extensive discussion of the terms of the Offer and Merger contemplated by the Merger Agreement involving the Company's legal and financial advisors, the Board unanimously approved the Offer and the Merger and determined that they are fair to, and in the best interest of, the Company and its shareholders. The Board thereupon authorized the execution and delivery of the Merger Agreement and approved the shareholder agreement among Parent, the Purchaser and Messrs. Guntner and DiPasquale (such two directors abstaining) the Bank Standstill Agreement and related documents, and ratified the Non-Compete Amendment (Mr. Scoggin abstaining). The Board also unanimously voted to recommend that shareholders accept the Offer and tender their Shares pursuant to the Offer. Following such actions, the Merger Agreement, the shareholder agreement, the Bank Letter of Intent and the Bank Standstill Letter (as extended to October 22, 1997) were executed and delivered by the parties thereto. A public announcement regarding the Merger Agreement was made on Tuesday, September 2, 1997, prior to the opening of the Nasdaq Stock Market.


     The Offer was commenced on September 8, 1997 and, after several extensions pending resolution of issues relating to the Company's liquor licenses and enactment of legislation in Massachusetts to resolve issues under its "tied-house" statute, expired at 6:00 p.m., New York City time, on October 17, 1997. Pursuant to the Offer, the Purchaser accepted for payment and purchased 8,777,252 Shares tendered in the Offer, which Shares, together with the 554,900 Shares previously purchased by Parent, represent approximately 83.5% of the outstanding Shares as of the Record Date.

     At a meeting of the Board on October 8, 1997, the Board, among other things, approved (subject to Parent's consent as provided in the Merger Agreement, which consent was thereafter obtained) a special $5,000 stipend to each member of the Special Committee, and to Mr. Guntner as an adviser to the Special Committee, to compensate them for their efforts in connection with the negotiation of the Merger Agreement.

     Pursuant to the Merger Agreement, on October 20, 1997, Messrs. Scoggin, Guntner, Olson and Schollenberger resigned as directors of the Company, and Martha H.W. Crowninshield, Barbara M. Ginader, Thomas J. Russo, and Neil A. Wallack were elected as designees of Parent, to serve as directors of the Company until their successors are elected and qualified. The members of the Special Committee, Messrs. Beaumont, DiPasquale and Weingarten, continue to serve as directors in accordance with the Merger Agreement. See "-- The Merger Agreement; Directors and Officers." The Board thereafter elected Thomas J. Russo Chairman, President and Chief Executive Officer of the Company.

     On October 20, 1997, the Fourth Amendment to the Existing Credit Agreement was executed by the parties; also on October 20th, the Company consummated the sale/leaseback of thirteen properties (see

"-- Source and Amount of Funds; The Fourth Amendment to the Existing Credit Agreement and; The Sale/ Leaseback Transaction").

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

     At its meeting on August 29, 1997, the Board of Directors of the Company in office prior to consummation of the Offer unanimously approved and adopted the Merger Agreement, determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, and recommended that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt the Merger Agreement and the Merger.

     In making the determinations and recommendations set forth above, the Board considered a number of factors, including, without limitation, the following, all of which it believed supported such actions:

          (i) The terms and conditions of the Offer and the Merger Agreement.

          (ii) Presentations by management at Board meetings and Board committee meetings held on and before August 29, 1997, and the knowledge of the Board of Directors with respect to the financial condition, results of operations, business and prospects of the Company and limited alternative strategic transactions.

          (iii) The fact that, since August 1994, when the Company announced it had entered into a definitive merger agreement to be acquired by a new company formed by the then management and 399 Ventures, Inc., a venture capital company, which agreement was subsequently terminated by the potential purchaser due to lack of financing, the Company had been unsuccessful in consummating a transaction to raise investment funds for working capital and investment capital needed to refurbish and upgrade the Company's restaurants in order to enable the Company to remain viable in the highly competitive mid-price family restaurant market. Despite the efforts of Company management, no person had made any firm offer for the whole Company on terms equal to or superior to those contained in the Offer and the Merger, nor had the Company been able to consummate a significant investment transaction.

          (iv) The Offer and Merger price of $1.65 net in cash for each of the Company's Shares constituted an approximate 10% premium to the closing market price for the Company's Shares on the Nasdaq Stock Market on August 29, 1997, the date the Merger Agreement was approved by the Board.

          (v) The then-recent historical market prices for the Shares.


          (vi) The presentations of Rothschild at the Special Committee meeting on July 28, 1997 and at each of the August 7, 1997 and the August 29, 1997 Board meetings, and the written opinion of Rothschild, delivered to the Board at the August 29, 1997 meeting, that, as of the date of such opinion and based upon factors set forth therein, the consideration of $1.65 per Share net in cash to be received by the Company's shareholders pursuant to the Offer and the Merger was fair, from a financial point of view, to such shareholders (see "-- Fairness Opinion" and the full text of such opinion, included as Appendix B to this Proxy Statement).



          (vii) The agreement of the Company's lenders to enter into the Bank Standstill Agreement only upon the Company's execution of the Merger Agreement, thereby providing the Company with additional liquidity through October 22, 1997, subject to certain conditions, and waiving certain financial covenants under the Existing Credit Agreement for the months of July, August and September (see "-- Background of the Merger" and
     "-- Source and Amount of Funds; The Bank Standstill Letter and September 29 Bank Waiver").


          (viii) That under the terms of the Merger Agreement the Board was not prohibited from (a) furnishing information in response to certain unsolicited requests, and (b) considering, negotiating or participating in discussions regarding an unsolicited bona fide written Acquisition Proposal (as defined in the Merger Agreement), and upon advice of outside counsel that it would be consistent with the Board's fiduciary responsibility to approve or recommend a Superior Proposal (as so defined), the Board could terminate the Merger Agreement upon payment of fees and expenses to the Parent (see "-- The Merger Agreement; No Solicitation").

          (ix) That under the terms of the shareholder agreement entered into between Messrs. Guntner and DiPasquale and the Purchaser, such shareholders, who collectively owned approximately 28% of the outstanding Shares, could terminate such agreement if the Board of Directors of the Company exercised its fiduciary responsibility and terminated the Merger Agreement in order to recommend a Superior Proposal.

     The Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

FAIRNESS OPINION

     In July 1997, the Company retained Rothschild as financial advisor for the purpose of rendering a written opinion to the Board as to the fairness of any acquisition proposal which might be made to the Company (see "-- Background of the Merger"). Except for rendering its opinion, as described below, Rothschild did not act as financial advisor to the Company in connection with the Offer and the Merger. The price of $1.65 per Share paid in the Offer and to be paid in the Merger was determined between the Company and Boston Ventures and not pursuant to a recommendation of Rothschild. Rothschild was selected by the Board, after its consideration of several other financial advisors, because Rothschild is an internationally recognized investment banking firm with extensive experience in acquisition transactions. As part of its investment banking business, Rothschild provides financial advice in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations.

     On August 29, 1997, Rothschild rendered its written opinion to the Board of Directors of the Company to the effect that the consideration to be received pursuant to the Offer and the Merger was fair from a financial point of view to the Company shareholders as of the date of such opinion.

     In formulating its opinion, Rothschild, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including (a) the consolidated financial statements for the 1994, 1995 and 1996 fiscal years and interim periods to March 30, 1997 and (b) the June 29, 1997 quarterly report on Form 10-Q, in draft form, and certain other financial and operating data relating to the Company made available to it from published sources and from the internal records of the Company; (ii) reviewed the Merger Agreement; (iii) reviewed current and historical market prices and trading volumes of the Common Stock and the capitalization and financial condition of the Company; (iv) compared the Company, from a financial point of view, with certain other companies in the restaurant industry; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which it deemed to be comparable, in whole or in part, to the Offer and the Merger; (vi) reviewed and discussed with directors and management of the Company certain information of a business and financial nature regarding the Company, furnished to it by the Company, including financial forecasts and related assumptions of the Company;
(vii) reviewed and discussed with management historical and forecasted capital expenditure requirements for both maintenance and remodelling/operational improvement purposes; (viii) reviewed and discussed with management the Existing Credit Agreement (as amended) which had been extended to December 31, 1997, and future refinancing and financing opportunities; (ix) made inquiries regarding and discussed the Offer and the Merger Agreement and other matters related thereto with the Company's counsel; and (x) performed such other analyses and examinations and considered such other financial, economic and market criteria as it deemed relevant and appropriate.

     In connection with its review, Rothschild did not assume any obligation independently to verify any information utilized, reviewed or considered by it in formulating its opinion and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to it, Rothschild assumed for purposes of its opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company. Rothschild also assumed that there had not occurred any material change in the Company's assets, financial condition, results of operations, business or prospects since the respective dates on which the Company's most recent financial statements were made available to it. Rothschild relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Offer and the Merger Agreement. In addition, Rothschild did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such appraisal. Its opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to it as of, the date thereof. Accordingly, although subsequent developments may affect its opinion, Rothschild did not assume any obligations to update, revise or reaffirm the opinion. Rothschild further assumed that the Offer would be consummated in accordance with the terms described in the Merger Agreement without waiver by the Company of any of the conditions to its obligations thereunder.

     Rothschild's opinion was presented for the information of the Board in connection with its consideration of the Merger Agreement, and is directed only to the fairness from a financial point of view of the consideration to be received by holders of Shares pursuant to the Offer and the Merger. Rothschild's opinion did not constitute a recommendation to any shareholder as to whether to sell such shareholder's Shares in the Offer and does not constitute a recommendation as to how any shareholder should vote at the Meeting.

     THE FULL TEXT OF ROTHSCHILD'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE PROCEDURES FOLLOWED, ASSUMPTIONS AND QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

     Financial Analyses. The following is a summary of the analyses that Rothschild performed and utilized in arriving at its opinion as to the fairness of the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger.

     Comparable Company Analysis. Using public and other available information, Rothschild computed and analyzed the trading multiples of twelve publicly traded restaurant companies. The multiples included the last twelve months' revenues ("LTM Revenues"), last twelve months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA") and last twelve months' earnings before interest and taxes ("LTM EBIT"). Fiscal year 1997 and 1998 estimates (1997E and 1998E) of Revenues, EBITDA and EBIT were also computed and analyzed. The following companies were included in such analyses: Apple South, Applebee's; Boston Chicken, Brinker International; Cracker Barrel; International Dairy Queen; Lone Star Steakhouse; Luby's Cafeterias; NPC International; Outback Steakhouse; Ryan's and Shoney's (collectively, the "Comparable Companies"). The August 6, 1997 stock prices of the Comparable Companies reflected the following mean multiples: 1.5x, 1.2x and 1.0x LTM Revenues, 1997E Revenues and 1998E Revenues, respectively; 8.1x, 6.9x and 5.9x LTM EBITDA, 1997E EBITDA and 1998E EBITDA, respectively; and 11.1x, 9.5x and 8.0x LTM EBIT, 1997E EBIT and 1998E EBIT, respectively. Rothschild applied the foregoing mean LTM EBITDA and 1997E EBITDA multiples to the applicable data for the Company to calculate the Company's enterprise value and then deducted (i) net debt (defined as interest-bearing debt less cash and cash equivalents) at June 29, 1997 and (ii) deferred maintenance capital spending requirements. This analysis indicated that an equity value of between $12.9 million and $21.3 million or between $1.16 and $1.90 per Share could be imputed for the Company. Based on a comparable average multiple for 1998E EBITDA, the analysis imputed a negative equity value for the Company.

     The Comparable Companies exhibit differences in financial and operating characteristics to those of the Company which could affect the public trading value of the Comparable Companies. The mean LTM EBITDA margin for the Comparable Companies was 18.4% and the mean LTM EBIT margin was 13.8%. The Company's LTM EBITDA margin was 3.8% and LTM EBIT margin was -1.1%. As a result, an analysis of such imputed valuations is not mathematical; rather it requires consideration of the foregoing financial and operating characteristics.

     Discounted Cash Flow Analysis.  Rothschild applied a discounted cash flow
(DCF) analysis to the Company's financial forecasts for 1997 and 1998, prepared by the Company's management and provided to Rothschild, and for 1999 through 2007, prepared by Rothschild using assumptions consistent with those underlying the Company management forecasts. The Company did not provide Rothschild with any financial forecasts for periods beyond 1998. Rothschild prepared two DCF models: a base case model and the base case adjusted for deferred maintenance capital spending requirements.

     In conducting its discounted cash flow analysis, Rothschild first calculated the estimated unlevered future streams of cash flows that the Company would produce through 2007. Second, Rothschild estimated the Company's future enterprise value at the end of 2007 by applying a multiple range of 5.0x-7.0x to the Company's estimated EBITDA in 2007. Such unlevered cash flow streams and future enterprise value were discounted to present values using discount rates ranging from 10.0% to 11.5%, chosen to reflect different assumptions regarding the Company's cost of capital. These present values were then aggregated and reduced by the Company's net debt as of June 29, 1997. The base case model indicated an imputed equity value of the Company of between $7.8 million and $18.5 million, or between $0.70 and $1.66 per Share. The base case adjusted for deferred maintenance capital spending requirements indicated an imputed equity value of the Company of between $(2.2) million and $8.5 million, or between $(0.19) and $0.76 per Share.

     Alternative Analyses. Rothschild also performed three other analyses. First, Rothschild analyzed a liquidation scenario assuming the sale of the Company's restaurants individually as going concerns. The total liquidation value was calculated by using either 75% of the Company management's estimated realizable value if the restaurant had recently been remodeled or 3.0X the cash flow of the individual restaurant if it had not been recently remodeled. This indicated an imputed equity value of $18.8 million, or $1.68 per Share. After adjusting for deferred maintenance capital spending requirements, the imputed equity value was $8.8 million, or $0.79 per Share.

     Second, Rothschild analyzed a growth scenario whereby an additional $40 million of debt was incurred (equity was also considered) and spent on marketing and restaurant remodeling (discretionary capital spending) to restore historical
(1994) margins to the current revenue base over 5 years. 2002E EBITDA was then calculated and 2002E Enterprise Value computed. After deducting current net debt and the new debt incurred for the discretionary capital spending, the analysis indicated a future equity value of $39.6 million. When discounted back 5 years at 20% (the new cost of capital given the additional leverage), the imputed value was $1.42 per Share. After adjusting for deferred maintenance capital spending requirements, the imputed equity value was $1.06 per Share.

     Third, Rothschild analyzed a sale/leaseback scenario whereby net proceeds from the sale of restaurants, previously identified by the Company's management as viable for sale/leaseback, were aggregated. Rothschild calculated the annual lease amount based on the terms of the sale/leaseback transaction and the forecasted EBITDA was adjusted to reflect this. The enterprise value was then calculated and net debt (minus the proceeds from the sale/leaseback) was deducted to impute an equity value of $17.7 million, or $1.59 per Share. After adjusting for deferred maintenance capital spending requirements, the imputed equity value was $7.7 million, or $0.69 per Share.

     Additional Analyses. Rothschild reviewed the consideration paid in the following twelve acquisitions of restaurant companies deemed by it to be most comparable to the Company that had been announced since 1993 (Target/Acquiror):
Canyon Cafes/Apple South, DAKA International/Compass Group; McCormick & Schmick/Apple South; Hopps Grill & Bar/Apple South; Casa Bonita Inc./CKE Restaurants; Bugaboo Creek Steak House/Longhorn Steaks; Grady's American Grill/Quality Dining; DF&R Restaurants/Apple South; Marcus Corp. (18 Applebee's Restaurants)/Applebee's; Innovative Restaurant Concepts/Applebee's; Pub Venture of New England/Applebee's; NRH Corp./National Pizza Company. Given the operating and financial characteristics of the Company, including the deferred maintenance capital spending requirements, in Rothschild's view, the transactions analyzed were not meaningfully comparable to the Offer and the Merger. Rothschild also reviewed the historical stock price performance of the Company.

     A number of other qualitative and quantitative factors were taken into account in the rendering of Rothschild's opinion. The summary of the valuation, financial and comparative analyses undertaken by

Rothschild in the preparation and rendering of its opinion as set forth above should be considered as a whole and is not an exhaustive and complete description of such analyses.

     Engagement Letter. Pursuant to the terms of an Engagement Letter (the "Rothschild Engagement Letter"), dated as of July 14, 1997, between Rothschild and the Company, the Company has paid Rothschild cash fees of (a) $25,000 upon the Company's execution of the Rothschild Engagement Letter, and (b) $175,000, upon Rothschild's delivery of its opinion to the Company. The Company also agreed to reimburse Rothschild for its reasonable out-of-pocket expenses including attorney's fees, and to indemnify Rothschild against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN EFFECTS OF THE MERGER

     Following the Merger, Parent will own 100% of the Surviving Corporation's outstanding capital stock. Parent will be the sole beneficiary of any future earnings and growth of the Surviving Corporation (until shares of capital stock, if any, are issued to other stockholders) and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Surviving Corporation in the future. Upon the consummation of the Merger, the Existing Shareholders will cease to have any ownership interests in the Company or rights of shareholders. The Existing Shareholders will no longer benefit from any increases in the value of the Company or any payment of dividends on the Shares and will no longer bear the risk of any decreases in value of the Company. No cash dividends have ever been paid on the Shares.

     As a result of the Merger, the Surviving Corporation will be privately held and there will be no public market for its Common Stock. Upon consummation of the Merger, the Shares will cease to be included in the Nasdaq National Market. In addition, registration of the Shares under the Exchange Act will be terminated, and, accordingly, the Company will no longer be required to file periodic reports with the Commission.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Information with respect to certain contracts, agreements, arrangements or understandings with certain of the Company's current and prior executive officers and directors is set forth below, including certain directors and the current Chairman who were elected following consummation of the Offer, as contemplated by the Merger Agreement.


     Treatment of Stock Options. Pursuant to the Merger Agreement, the Company has agreed that, at or immediately prior to the Effective Time, each outstanding option (an "Option") to purchase shares of Common Stock of the Company pursuant to the Company's 1989 Amended and Restated Stock Option Plan (the "Stock Option Plan"), the Company's 1992 Equity Incentive Plan (the "Equity Incentive Plan") or otherwise (collectively, the "Stock Plans"), whether or not then exercisable, shall be canceled by the Company, and each holder of a canceled Option shall have the right to receive at the Effective Time from the Company, in consideration for the cancellation of such Option (i) in the case of Options that are "in the money," an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of $1.65 over the exercise price per Share previously subject to such Option, but in any event at least $.16 2/3 per Share subject to such Option, and (ii) in the case of Options that are not "in the money," an amount of cash set forth on a Schedule of Option Payments authorized and approved by the Compensation Committee of the Board. This cancellation of Options was approved by the Board of Directors of the Company in office prior to consummation of the Offer, and the Company thereafter reached agreements with the holders of such outstanding Options providing for such cancellation. In addition, all directors of the Company prior to consummation of the Merger other than Mr. Scoggin, who entered into a cancellation agreement as described above, waived any rights to receive payment upon cancellation of Options held by them. The Merger Agreement provides that the obligations of Parent and the Purchaser to effect the Merger shall be subject, among other things, to satisfaction of the condition, unless waived by Parent, that all outstanding Options shall have been surrendered prior to or simultaneously with the Effective Time. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Director Liability and Indemnification. Under the BCL, a corporation may adopt a provision in its certificate of incorporation that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for:
(i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. The Company's Certificate of Incorporation includes such a provision. The Company's by-laws provide that the Company shall indemnify each present and former director and officer of the Company or any of its subsidiaries to the fullest extent permitted by applicable law.

     Under the BCL, a corporation has the power to indemnify any director or officer against expenses, judgments, fines, and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any officer or director against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent such court shall determine. The BCL requires that to the extent an officer or director of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue, or matter therein, the corporation must indemnify the officer or director against expenses incurred in connection therewith.

     The Merger Agreement provides that the Company's Certificate of Incorporation and By-Laws will be amended to provide indemnification and exculpation provisions in favor of the past and present directors or officers of the Company to the fullest extent permitted under New York law and that such provisions will remain in effect for at least six years from the Effective Time, and further provides that the current directors' and officers' liability insurance policies (or other policies providing, subject to certain conditions, at least the same coverage as the current policies), or as much coverage as may be available upon payment of 120% of current premiums, will be maintained in effect for six years from the Effective Time. See "-- The Merger Agreement; Certificate of Incorporation and By-Laws" and "Indemnification and Insurance."

     Certain Interests in Parent. Thomas J. Russo, who was elected to the Board as Parent's designee pursuant to the Merger Agreement and replaced Mr. Scoggin as Chairman, President and Chief Executive Officer of the Company on October 20, 1997 following consummation of the Offer, holds a minority membership interest in Parent which was received in exchange for the contribution of certain Shares to Parent prior to the Offer (see "-- Background of the Merger"). Martha H. W. Crowninshield and Barbara M. Ginader, who were also elected to the Board as Parent's designees pursuant to the Merger Agreement, following the consummation of the Offer on October 20, 1997, are managing directors of Boston Ventures Company V, the general partner of BVLP V, the managing member of Parent and, as such, share in Boston Ventures Company V's indirect beneficial interest in membership interests of Parent through its general partnership interest in BVLP V.

     Employee Benefits. Current and prior officers, directors and employees of the Company are third party beneficiaries of Parent's agreement, pursuant to the Merger Agreement, to cause the Company to honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any officer, director or employee of the Company, to provide or pay when due to employees and former employees all benefits and compensation pursuant to the Company Benefit Plans (as defined in the Merger Agreement), policies and arrangements in effect on the date of the Merger Agreement, and to provide to Company employees and former employees benefits under all Company Benefit Plans, programs and arrangements that provide benefits which are no less favorable in the aggregate than those provided to such persons under the Company Benefit Plans, programs and arrangements in effect on the date of the Merger

Agreement (other than, in each case, with respect to the individual agreements described above and other than with respect to stock and stock-based plans or programs). See "-- The Merger Agreement; Employee Benefit Matters."

     As discussed between Parent and Mr. Russo in connection with his agreement to assume the positions of Chairman, President and Chief Executive Officer following consummation of the Offer, Parent will agree to provide an economic interest in up to an aggregate of 21.5% of any increase in the value of Parent over its contributed capital following the Merger to certain senior executives of the Company, including Mr. Russo, Mr. Lawless, and additional executives to be employed by the Company (which may include certain current employees of the Company promoted to executive positions, although no discussions have taken place between Mr. Russo and any such persons with respect thereto). Participation by such executives in such awards, which will be subject to partial or total forfeiture under certain circumstances, will not carry any membership rights in Parent.

     Termination of Certain Employment Agreements. Following consummation of the Offer, the Company entered into a general release and separation agreement with each of Daniel R. Scoggin, former Chairman, President and Chief Executive Officer of the Company, Stephen J. Kiel, former Senior Vice President, Chief Financial Officer and Treasurer of the Company, Anthony E. Bezsylko, former Senior Vice President of Operations of the Company, and Henri R. Evans, former Vice President of Marketing of the Company, providing for payment to each such person of amounts payable, and continuation of certain benefits to such persons as provided, pursuant to their respective employment agreements upon the termination of their employment following a "change of control" of the Company, as defined therein. Consummation of the Offer constituted a change of control for purposes of such employment agreements.

     Pursuant to his separation agreement, the Company paid Mr. Scoggin $1,046,500, plus accrued vacation pay, following his resignation on October 20, 1997. Mr. Scoggin is also entitled to receive certain benefits, including insurance, use of a Company car or a car allowance and health benefits for two years following his resignation. Following their respective resignations on October 31, 1997, Mr. Kiel was paid $350,000 plus accrued vacation pay, Mr. Bezsylko was paid $150,000 plus accrued vacation pay, and is entitled to receive $12,500 per month for one year thereafter, and Mr. Evans was paid $130,000 plus accrued vacation pay, and is entitled to receive $10,833.33 per month for one year thereafter, pursuant to their respective separation agreements. Each of Messrs. Kiel, Bezsylko and Evans is also entitled to receive certain benefits, including medical and dental insurance plans, disability and life insurance plans and use of a Company car or a car allowance for a period of one year following his resignation.

     Employment and Severance Agreements. The Company entered into an employment agreement with Thomas J. Russo on October 20, 1997, following consummation of the Offer and Mr. Russo's election as Chairman, President and Chief Executive Officer of the Company. Pursuant to his agreement, Mr. Russo is entitled to compensation consisting of (i) a base salary of $350,000 per annum, subject to an automatic 5% increase on each anniversary of the date of his employment with the Company and (ii) an annual bonus of up to 100% of his salary for the relevant fiscal year based upon his performance relative to budget as set forth in an Executive Bonus Plan to be established by the Company. Mr. Russo is entitled to certain benefits including, but not limited to, insurance, disability entitlement, medical benefits and use of a Company car.

     Mr. Russo has agreed that, upon termination of his employment, he will not, for a period of two years following termination, directly or indirectly solicit any supplier or franchisee to cease to do business or reduce its business with the Company, solicit any employee of the Company or enter into the employment of, render any service to, engage, own, manage, operate, join, lend money or otherwise offer assistance to or participate in or be connected with, as an officer, director, employee, principal, agent, creditor, proprietor, representative, stockholder, partner, associate, consultant, or otherwise, any business that is engaged in the "business of the Company" (as defined in the agreement) in the "geographic markets" (as defined in the agreement) in which the Company is operating as of the date Mr. Russo's employment terminates; provided, however, that Mr. Russo may acquire solely as an investment, shares of capital stock or any other equity securities of any company engaged in the business of the Company which are traded on any national securities exchange or are regularly quoted in the over the counter market, so long as Mr. Russo does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than 5% of any class of capital stock of such corporation and does not become a director of any such corporation. Mr. Russo's employment agreement provides that, in the event that Mr. Russo terminates his employment either (i) during the six month period beginning three months following a change in control (as defined in the agreement) or (ii) during the first three months following a change of control following a material breach of his employment agreement by the Company, Mr. Russo shall receive a lump sum equal to three times the sum of his base salary plus the maximum bonus he is entitled to in the fiscal year of the termination. Mr. Russo is also entitled to continuance of benefits, including those described above, for three years following such termination.


     On November 3, 1997 Mark Lawless joined the Company as Senior Vice President, Chief Financial Officer and Treasurer pursuant to an employment agreement dated October 25, 1997. Under the agreement, Mr. Lawless is entitled to compensation consisting of (i) a base salary of $225,000 per annum (to be reviewed annually), and (ii) an annual bonus of up to 60% of his salary for the relevant fiscal year based upon his performance relative to budget as set forth in an Executive Bonus Plan to be established by the Company. Mr. Lawless is entitled to certain benefits including, but not limited to, insurance, disability entitlement, medical benefits and use of a Company car. Mr. Lawless has agreed that, upon termination of his employment, he will not, for a period of two years following termination, directly or indirectly solicit any supplier or franchisee to cease to do business or reduce its business with the Company, solicit any employee of the Company or enter into the employment of, render any service to, engage, own, manage, operate, join, lend money or otherwise offer assistance to or participate in or be connected with, as an officer, director, employee, principal, agent, creditor, proprietor, representative, stockholder, partner, associate, consultant, or otherwise, any business that is engaged in the "business of the Company" (as defined in the agreement) in the "geographic markets" (as defined in the agreement) in which the Company is operating as of the date Mr. Lawless's employment terminates; provided, however, that Mr. Lawless may acquire solely as an investment, shares of capital stock or any other equity securities of any company engaged in the business of the Company which are traded on any national securities exchange or are regularly quoted in the over the counter market, so long as Mr. Lawless does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than 5% of any class of capital stock of such corporation and does not become a director of any such corporation. Mr. Lawless's employment agreement provides that, in the event that Mr. Lawless terminates his employment either (i) during the six month period beginning three months following a change in control (as defined in the agreement) or (ii) during the first three months following a change of control following a material breach of his employment agreement by the Company, Mr. Lawless shall receive a lump sum equal to two times the sum of his base salary plus the maximum bonus he is entitled to in the fiscal year of the termination. Mr. Lawless is also entitled to continuance of benefits, including those described above, for two years following such termination.


     The Company also has a Severance Agreement, dated August 18, 1995, with Robin L. Moroz, Vice President, General Counsel and Secretary of the Company. The agreement provides for a bonus (a "Bonus Payment") to be received within five days after the expiration of a period of 120 days after a change of control of the Company has occurred (the "Stay Period"), if (i) during the Stay Period she terminates employment for Good Reason (as defined in the agreement) or (ii) during the Stay Period her employment is terminated by the Company for any reason other than cause or (iii) she does not voluntarily terminate her employment during the Stay Period other than for Good Reason. The Bonus Payment will be equal to one-half of the employee's highest annual base salary at any time on or after the date of the agreement. Such Severance Agreement also provides for an additional payment (a "Severance Payment") to be received, if
(i) within 24 months after a change in control of the Company, the employee terminates her employment with the Company for Good Reason within 90 days after the event which constitutes Good Reason or (ii) within such 24-month period, the Company terminates her employment for any reason other than cause. The Severance Payment will be equal to two times the sum of (i) the employee's highest annual base salary at any time on or after the date of the Severance Agreement and (ii) the employee's highest targeted bonus under the Company's incentive bonus plan at any time on or after the date of the agreement. In addition, Ms. Moroz will be entitled for a period of 24 months after the date of termination of employment to the benefit of all employee welfare benefit plans and arrangements in which she is entitled to participate immediately prior to the change of control (including, without limitation, medical and dental insurance plans, disability and life insurance plans, and car allowance programs). The sale of Shares by USI to Messrs. Guntner and DiPasquale (see "-- Background of the Merger") constituted a change of control for the purposes of Ms. Moroz' Severance Agreement.

EFFECTIVE TIME OF THE MERGER

     As soon as practicable after the conditions to consummation of the Merger (described below under "-- The Merger Agreement; Conditions to the Merger") have been satisfied or waived, and unless the Merger Agreement has been terminated as described below (see "-- The Merger Agreement; Termination"), a certificate of merger will be filed with the Secretary of State of the State of New York, at which time the Merger will become effective (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable after approval and adoption of the Merger Agreement and the Merger at the Meeting.

THE MERGER AGREEMENT

     Set forth below is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement, and shareholders are urged to read the Merger Agreement, which is included in this Proxy Statement as Appendix A. Any capitalized terms used below and not defined below or elsewhere in this Proxy Statement are as defined in the Merger Agreement.

     The Merger; Effective Time. The Merger Agreement provides that, as soon as practicable after the satisfaction or waiver (if permissible) of the conditions to the Merger and in accordance with the relevant provisions of the BCL, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will be a wholly-owned subsidiary of Parent. As soon as practicable after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, a certificate of merger will be filed with the Secretary of State of the State of New York, at which time the Merger will become effective (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable after approval and adoption of the Merger Agreement at the Meeting.

     Conversion of Securities in the Merger. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent, or held in the treasury of the Company or by any subsidiary of the Company and other than Dissenting Shares), shall be converted into and represent the right to receive $1.65 in cash, without interest (the "Merger Consideration").

     The Purchaser or State Street Bank & Trust Company as paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that the Purchaser or the paying agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any other applicable law. As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a stock certificate which formerly represented any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such certificate or certificates in accordance with Section 3.02.

     By virtue of the Merger, at the Effective Time, (i) each Share issued and outstanding immediately prior to the Effective Time, (other than Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent, Dissenting Shares (as defined in the Merger Agreement) and any Shares held in the treasury of the Company or by any subsidiary of the Company) shall be converted into the right to receive an amount in cash equal to the Merger Consideration upon surrender of a stock certificate that, immediately prior to the Effective Time, represented an issued and outstanding Share, (ii) each Share issued and outstanding immediately prior to the Effective Time and owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent or held in the Company's treasury or by any subsidiary of the Company, shall be canceled without payment of any consideration therefor, and (iii) each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of fully-paid and non-assessable Shares of Common Stock, par value $.16 2/3 per share, of the Surviving Corporation as shall equal the quotient of the number of Shares issued and outstanding at the Effective Time divided by 1,000.

     Cancellation of Options. The Merger Agreement provides for cancellation, at or immediately prior to the Effective Time, of each outstanding Option as described under "-- Interests of Certain Persons in the Merger"). All Stock Plans shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. See "-- Interests of Certain Persons in the Merger; Treatment of Stock Options."

     Directors and Officers. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares pursuant to the Offer, the Purchaser shall be entitled to designate a majority of the Ground Round Board, which occurred on October 20, 1997 (See "-- Background of the Merger"). After the time that the Purchaser's designees constitute at least a majority of the Board and until the Effective Time, any amendment or termination of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company and any extension for the performance or waiver of the obligations or other acts of Parent or the Purchaser or waiver of the Company's rights hereunder shall also require the approval of a majority of the then serving directors, if any, who are directors as of the date of the Merger Agreement (the "Continuing Directors" who shall include each member of the Special Committee of the Board formed to consider the Merger for so long as he wishes to serve) except to the extent that applicable law requires that such action be acted upon by the full Board, in which case such action will require the concurrence of a majority of the Board, which majority shall include each of the Continuing Directors. If the number of Continuing Directors prior to the Effective Time is reduced below three for any reason, the remaining Continuing Directors or Director shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for all purposes of this Agreement. The Board shall not delegate any matter set forth in this paragraph to any committee of the Board.

     The Merger Agreement further provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, until their respective successors are duly elected and qualified.

     Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company, as amended at the Effective Time to read as set forth in Exhibit A to the Merger Agreement, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the BCL. The By-laws of the Company as in effect on the date of the Merger Agreement, except as amended as set forth in Exhibit B to the Merger Agreement, shall be the By-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCL. Promptly following the Effective Time, Parent shall approve such amendment to the By-laws as the sole shareholder of the Surviving Corporation.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties with respect to the Company, including, but not limited to, (i) the Company's organization and capitalization, (ii) that the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) so as to render the prohibitions of Section 912 of the BCL to be inapplicable to the Merger Agreement and the transactions contemplated thereby, (iii) relating to required consents, approvals and governmental filings (iv) the accuracy of the Company's documents and reports filed with the Commission, the Company's financial statements and financial condition, (v) the absence of certain changes or events which, in the reasonable opinion of the Company, are likely, individually or in the aggregate, to have a Material Adverse Effect (as that term is defined in the Merger Agreement) or adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, (vi) the absence of certain litigation, (vii) the Company's employee benefit plans, (vii) real property matters, (viii) tax matters, (ix) environmental matters and (x) intellectual property matters.

     In the Merger Agreement, Parent and the Purchaser have made customary representations and warranties, including, without limitation, relating to their respective corporate organization, authority to execute, deliver and perform the Merger Agreement, and that Parent has or will have and will make available to the Purchaser or the Paying Agent, as applicable, sufficient funds in sufficient time to consummate the Offer and the Merger in accordance with the terms of the Merger Agreement.

     Shareholders' Meeting. Parent and the Purchaser have agreed to vote at the Meeting all Shares owned or acquired pursuant to the Offer or otherwise by them or any of their affiliates in favor of the Merger Agreement and the Merger. See "GENERAL INFORMATION."

     Conduct of Business. In the Merger Agreement, the Company has covenanted and agreed that it shall, and shall cause each of its subsidiaries to, use its reasonable efforts in light of the Company's present financial condition to preserve intact the business organization of the Company and each of its subsidiaries, to keep available, consistent with the Merger Agreement, the services of their respective operating personnel and to preserve the goodwill of the Company and its subsidiaries with respect to third parties with whom they have a business relationship, including, without limitation, suppliers. Except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, the Company and each of its subsidiaries will conduct their respective business and operations only in the ordinary and usual course of business consistent with past practice.

     Without limiting the generality of the provisions described in the preceding paragraph, the Merger Agreement provides that prior to the Effective time, without the written consent of Parent, the Company will not and will cause each of its subsidiaries not to (a) amend its certificate of incorporation or by-laws or similar governing documents; (b) create, incur or assume any indebtedness for borrowed money, (including obligations in respect of capital leases other than obligations of not more than $50,000, individually or in the aggregate, created or incurred in the ordinary course of business), except indebtedness for borrowed money incurred under the Existing Credit Agreement or pursuant to the New Credit Agreement or the Bank Standstill Agreement, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person other than any subsidiaries of the Company; (c) declare, set aside or pay any dividend or other distribution in respect of its capital stock; (d) issue, sell, grant, purchase or redeem any shares of its capital stock or securities convertible into or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe to or otherwise purchase, or subdivide or in any way reclassify, any shares of its capital stock, except for the issuance of Shares issuable upon conversion of the convertible loan notes held by the Lenders in accordance with their terms or the exercise of options outstanding on the date of the Merger Agreement; (e) except for certain regularly scheduled or approved raises scheduled to occur prior to the date of the Merger Agreement, increase the aggregate amount of compensation payable or to become payable to any of its directors, officers or certain employees of the Company, whether by salary, bonus or otherwise; (f) enter into any agreement, commitment or transaction, which, if entered into prior to the date of the Merger Agreement, would have been required to be disclosed to the Purchaser; (g) sell, transfer, mortgage, pledge, grant any security interest in, or permit the imposition of any lien or other encumbrance on, any asset other than in the ordinary course of business consistent with past practice, with certain exceptions related to the Credit Agreement and the Sale Leaseback Letter of Intent; (h) waive any material right under any material agreement contract;
(i) other than as required by any changed in GAAP, make any material change in its account methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practice, make any writeoffs of notes or accounts receivable; (j) make any loan or advance to any person (including directors, officers and employees of the Company), with certain exceptions, other than any subsidiary of the Company, otherwise than in the ordinary course of business consistent with past practice; (k) terminate or fail to renew or replace on substantially similar or more favorable terms, any contract or other agreement, other than in the ordinary course of business, which termination or failure to renew is legally avoidable by the Company and individually or in the aggregate, could reasonably be expected to have a

Material Adverse Effect; (l) fail to maintain all Insurance Policies in full force and effect or fail to renew or replace with equivalent coverage any Insurance Policy which has expired; (m) take any action which constitutes a violation of any Liquor License which violation individually or in the aggregate, would, in the reasonable judgment of the Company, be likely to result in the termination of any one or more Liquor Licenses covering restaurant operations generating, individually or in the aggregate, for the three months ended June 30, 1997, average weekly gross food and beverage revenues in excess of $300,000; (n) fail to operate, maintain, repair or otherwise preserve the Real Property substantially in accordance with current practice in light of the Company's present financial condition and not to exceed the capital expenditure budget of the Company previously disclosed to Parent; (o) fail to comply with all applicable filings, payment and withholding obligations under all applicable federal, state, local and foreign tax laws except where such failure to comply would not have a Material Adverse Effect; (p) breach, terminate or amend the Bank Standstill Agreement or terminate or amend either the Bank Letter of Intent or the Sale and Leaseback Letter of Intent or take any action not otherwise permitted or required pursuant to such agreements that directly results in the counterpart to the Bank Letter of Intent or the Sale and Leaseback Letter of Intent terminating or stating an intention to terminate the same; or (q) agree in writing to, or otherwise take or authorize, any of the foregoing actions.

     Notices. The Company and Parent are each obligated under the Merger Agreement to give the other prompt notice of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from August 29, 1997 to the Effective Time and (ii) any material failure of the Company, Parent or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     Employee Benefits Matters. Under the Merger Agreement (a) from and after the date of purchase of Shares pursuant to the Offer, the Company or the Surviving Corporation will, and Parent will cause the Company or the Surviving Corporation to honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any officer, director or employee of the Company including, without limitation, bonuses, incentive or deferred compensation in existence on the date of the Merger Agreement (b) from and after the date of purchase of Shares pursuant to the Offer, the Company or Surviving Corporation, as applicable, will, and Parent will, or will cause the Company, the Surviving Corporation or the Company to, provide or pay when due to employees and former employees of the Company all benefits and compensation pursuant to the Company Benefit Plans, policies and arrangements in effect on the date of the Merger Agreement (other than with respect to stock and stock-based plans or based benefits or awards) earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective time or terminated or canceled by the Surviving Corporation in the manner and subject to the conditions of the Merger Agreement); (c) for a period ending two (2) years after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent, will cause the Company or the Surviving Corporation to, provide to Company employees and former employees benefits under all Company benefit Plans, programs and arrangements that provide benefits which are no less favorable in the aggregate than those provided to such persons under the Company Benefit Plans, programs and arrangements of the Company in effect on the date (other than with respect to the agreements subject to subsection (a) above and other than with respect to stock and stock-based plans or programs, including stock grants, options to purchase stock, stock investment, alternatives, other stock based benefits or awards; and (d) nothing in the Merger Agreement shall require the continued employment of any person, and except as expressly set forth in the Merger Agreement no provision therein shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan (see, "-- Interests of Certain Persons in the Merger").

     Indemnification and Insurance. The Merger Agreement provides that the Certificate of Incorporation of the Surviving Corporation shall, for period of six years from the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth in such Certificate of Incorporation of the Company, as amended as set forth in Exhibit A to the Merger Agreement to provide that officers and directors shall be indemnified to the fullest extent permitted under New York law, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, agents or employees of the Company, unless such modification shall be required by law.


     Under the Merger Agreement, the Company shall regardless of whether the Merger becomes effective, and, after the Effective Time the Surviving Corporation shall, in each case to the fullest extent permitted under New York law, indemnify and hold harmless, each present and former director and officer of the Company and each of its Subsidiaries (collectively, the "Indemnified Parties") against judgments, fines, reasonable amounts paid in settlement and reasonable expenses (including attorneys' fees, costs and charges) incurred as a result of any action or proceeding (whether arising before or after the Effective Time), or any appeal therefrom whether civil or criminal, arising out of or pertaining to any action or omission in their capacity as an officer or director, prior to or at the Effective Time, for a period of six years after the Effective Time (or with respect to claims arising from service as an officer or director prior to the Effective Time and asserted or made prior to such sixth anniversary which have not been resolved prior to such sixth anniversary, until the time such matters are finally resolved). In the event of any such action or proceeding (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received provided that an agreement has been entered into by such Indemnified Party agreeing to repay such amounts to the Company if the Indemnified Party is ultimately found not be entitled to indemnification, by a final judgment (not subject to further appeal) of a court of competent jurisdiction, or to the extent such amount exceeds the indemnification to which such Indemnified Party is entitled under New York law and (ii) the Company and the Surviving Corporation shall cooperate and provide access to all documents necessary or beneficial to the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided further that neither the Company nor the Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.


     Under the Merger Agreement, the Surviving Corporation has agreed to use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to maintain such insurance to the extent that the annual premiums therefor exceed 120% of the annual premiums currently paid by the Company in respect of the current policy or policies (the "Maximum Amount"), but in such case shall purchase as much comparable coverage as available for the Maximum Amount.

     The Merger Agreement further provides that in the event the Company or the Surviving Corporation or any of their respective successors (i) is consolidated with or merges into another person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in such case, Parent shall make or cause to be made proper provision so that the successors or transferees of the Company or the Surviving Corporation, as the case may be, shall comply in all material respects with such indemnification and insurance provisions.

     Further Assurances. Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each of the parties thereto has agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Neither Parent nor the Company is obligated, however, to divest or agree to divest a significant asset in order to obtain any waiver, consent or approval.

     Conditions to the Merger. The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Purchaser shall have accepted for payment, and paid for, Shares validly tendered and not withdrawn pursuant to the Offer representing (together with Shares otherwise owned by Parent or the Purchaser) not less than 50.1% of the then outstanding Shares; (b) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any, of the shareholders of the Company required by the BCL; and (c) no order, statute, rule, regulation, execution order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger Agreement provides that the obligations of Parent and the Purchaser to effect the Merger shall be further subject to satisfaction of the condition, unless waived by Parent, that all outstanding Options shall have been surrendered prior to or simultaneously with the Effective Time.

     No Solicitation. The Company has agreed that it will not, and will not permit any of its officers, directors, advisors, agents or representatives to, directly or indirectly, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, tender offer, exchange offer, recapitalization (involving an equity investment other than solely from existing shareholders) or similar transaction involving sale of all or a substantial portion of the assets of, or sale of shares of capital stock or securities convertible into capital stock, (other than a sale only to existing lenders in connection with a refinancing of debt) of the Company whether or not in writing and whether or not delivered to the shareholders of the Company, or similar transactions involving the Company (any of the foregoing inquiries, proposals or offers being referred to as an "Acquisition Proposal"); provided, however, that nothing contained in the Merger Agreement shall prevent the Company's Board from (i) referring any third party to this provision, (ii) considering negotiating or participating in discussions regarding an unsolicited bona fide written Acquisition Proposal (iii) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party. If the Board of the Company after duly considering advice, written or otherwise, of the Company's outside counsel and financial advisor, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend a Superior Proposal (as defined below), then (A) the Company shall not enter into any agreement with respect to the Superior Proposal and (B) any other obligation of the Company under the Merger Agreement shall not be affected unless the Merger Agreement is terminated and fees and/or expenses of Parent and the Purchaser are paid in accordance with the terms of the Merge Agreement. As used in the Merger Agreement, the term "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the Board determines in its good faith judgment to be more favorable to the Company's shareholders than the Offer and the Merger (after considering the advice, written or otherwise, of its outside counsel and financial advisor).

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval of the Merger by the shareholders of the Company,

          (a) by mutual written consent of Parent, the Purchaser and the Company;

          (b) by the Company if the representations and warranties of the Purchaser set forth in the Merger Agreement are not true and correct in all material respects at any time prior to the expiration of termination of the Offer (except as to those representations and warranties which are made as of a specified date, which shall be true and correct as of such date) and such failure materially delays consummation of the Offer, or materially and adversely affects the ability of the Purchaser and Parent to consummate the Offer and the Merger on substantially the terms set forth in the Merger Agreement;

          (c) by Parent and the Purchaser if (i) the Effective Time shall not have occurred on or prior to November 30, 1997, due to a failure of any of the conditions to the Merger described under "Conditions to the Merger" above (other than in clause (a) thereof) otherwise than as a result of a breach or default by Parent or the Purchaser under the Merger Agreement; (ii) the Company shall have breached its obligations described under "No Solicitation" above; or (iii) the Board shall have withdrawn or modified, in a manner adverse to the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved another tender to exchange offer or Acquisition Proposal, or shall have adopted any resolution to effect any of the foregoing; or

          (d) by Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable.

     In the event of the termination of the Merger Agreement and the abandonment of the Merger pursuant to the terms of the Merger Agreement, the Merger Agreement shall, except as set forth therein, become void and have no effect, without any liability on the part of any party to the Merger Agreement or its affiliates, directors, officers or shareholders; provided, however, that no such termination shall relieve any of the Company, Parent or the Purchaser, as the case may be, from liability for damages arising from any willful or intentional breach of the Merger Agreement or from any obligations regarding fees and expenses.

     Fees and Expenses. In accordance with the terms of the Merger Agreement, in the event that the Company terminates the Merger Agreement due to the acceptance by the Board of a Superior Proposal, pursuant to Section 9.01(b)(v) of the Merger Agreement the Company shall pay to Parent a fee in the amount of $1,100,000 plus Expenses.

     Amendments. The Merger Agreement may be amended, modified or supplemented only by written agreement of Parent (for itself and the Purchaser) and the Company at any time prior to the Effective Time with respect to any of the terms contained in the Merger Agreement executed by duly authorized officers of the respective parties, except that after the earlier of (a) the purchase by the Purchaser of a majority of the Shares on a fully diluted basis, and (b) the meeting of shareholders to approve the Merger contemplated by the Merger Agreement, the price per Share to be paid pursuant to the Merger Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Merger shall in no event be altered without the approval of such holders.

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and the Merger is approximately $17.5 million. The Purchaser obtained $14,482,466 to purchase all tendered Shares pursuant to the Offer, and plans to obtain the funds required to be exchanged for Shares in the Merger, through capital contributions from Parent. Parent has obtained, or plans to obtain, such funds (together with approximately $7.5 million of additional funds which have been loaned to the Company on a subordinated basis as required by the Fourth Amendment and the September 29 Bank Waiver, discussed below, to pay fees and expenses of the Offer and for working capital and other purposes) from committed capital of BVLP V.

     The Existing Credit Agreement. The Company is a guarantor under an Amended and Restated Credit Agreement (as amended, the "Existing Credit Agreement"), dated as of September 12, 1996, among its subsidiaries, The Ground Round, Inc. ("GRI"), and GR of Minn., Inc. (together with GRI, the "Borrowers"), each of the financial institutions party thereto (the "Lenders"), The Bank of New York, as agent for the Lenders (the "Agent"), and The Chase Manhattan Bank, as co-agent for the Lenders. The Company's other subsidiaries are also guarantors under the Existing Credit Agreement (collectively with the Company, the "Guarantors").

     The Bank Standstill Letter and September 29 Bank Waiver. In connection with and as a condition to Parent and the Purchaser's execution of the Merger Agreement, the Lenders agreed, pursuant to a letter agreement, dated as of August 29, 1997 (the "Bank Standstill Agreement"), among the parties to the Existing Credit Agreement, to waive the Borrower's and the guarantors' compliance with the EBITDA maintenance covenant contained in the Existing Credit Agreement for the fiscal months ended July, August and September

1997 (the "EBITDA Waiver"). In addition, on September 29, 1997, the Lenders extended the EBITDA Waiver through the fiscal month ending December 1997 and also waived the Borrowers' and the guarantors' compliance with the net worth and capital expenditures covenants contained in the Existing Credit Agreement through the fiscal month ending December 1997 (the "September 29 Bank Waiver"). These additional and extended waivers were made contingent upon (i) the Borrowers receiving at least $7,500,000 of proceeds from the issuance of subordinated debt to the Purchaser (the "Subordinated Debt Proceeds") by no later than October 22, 1997 (all such proceeds were received by October 22, 1997), and (ii) there occurring and continuing no default or event of default under the Existing Credit Agreement (other than events of default occurring prior to the date of the September 29 Bank Waiver and disclosed in writing to the Agent).

     The Fourth Amendment to the Existing Credit Agreement. Consistent with the terms of a letter of intent, dated August 29, 1997, among the parties to the Existing Credit Agreement (and related guarantees), on October 20, 1997 each of the parties to the Existing Credit Agreement executed a Fourth Amendment to the Existing Credit Agreement (the "Fourth Amendment") which, upon its effectiveness, as described below, will amend the Existing Credit Agreement (as amended by the Fourth Amendment, the "New Credit Agreement") upon consummation of the Merger (and satisfaction of certain other conditions, as discussed below). The Fourth Amendment was also consented to by the Guarantors.

     Pursuant to the terms of the Fourth Amendment, the term of the New Credit Agreement will be extended to October 7, 2000, and the total commitments under the New Credit Agreement initially will be $41,828,778.64 (the "Total Commitment"), of which $37,138,360.22 (the "Revolving Credit Commitment") will take the form of a revolving credit facility (the "Revolving Credit Facility") and $4,690,418.42 (the "Letter of Credit Commitment") will be available for letters of credit ("Letters of Credit"). Borrowings under the Revolving Credit Facility bear interest at either (i) the Alternate Base Rate (as defined in the New Credit Agreement) plus 0.75% or (ii) the Eurodollar Rate (as defined in the New Credit Agreement) plus 2.65%. The Borrowers will also pay to the Lenders the following fees in connection with the New Credit Agreement: (i) a commitment fee equal to 0.50% of the average daily unused Total Commitment less the face amount of all outstanding Letters of Credit, payable quarterly in arrears; (ii) a fee equal to 1.0% of the average daily amount available to be drawn under any outstanding Letters of Credit; and (iii) an amendment fee equal to 1.0% of the Total Commitment, payable on the Closing Date (as defined below).

     Under the New Credit Agreement, the Revolving Credit Facility Commitment will be permanently reduced by (i) $500,000 at the end of each of the third and fourth fiscal quarters of fiscal year 1998; (ii) $1,000,000 at the end of each fiscal quarter of fiscal year 1999; and (iii) $1,250,000 at the end of each fiscal quarter of fiscal year 2000. In addition, 100% of the proceeds of asset sales and from tax refunds must be used to repay obligations under the Revolving Credit Facility and to reduce the Revolving Credit Facility Commitment and 50% of excess cash flow shall be applied to reduce the Total Commitment until such amount reaches $26,000,000 (after giving effect to all other reductions of the Total Commitment). Letters of Credit that have expired or have been returned undrawn or have been reduced will result in a permanent reduction of the Letter of Credit Commitment by the amount of such expired or returned Letter of Credit or the amount of such reduction, as applicable.

     The New Credit Agreement will contain covenants similar to those in the Existing Credit Agreement, with certain changes including: (i) a requirement that GRI use its commercially reasonable efforts to transact a sale/leaseback for at least 20 fee properties on terms and conditions reasonably acceptable to GRI and the Lenders (the "Sale/Leaseback Transaction"; the sale/leaseback of thirteen properties closed on October 20, 1997, as described below); (ii) requirements regarding maintenance of certain levels of EBITDA, Profit After Controllables (as defined in the Existing Credit Agreement) and net worth (all subject to adjustment for the Borrowers' benefit during the first six months of the New Credit Agreement); (iii) limitations on capital expenditures; and (iv) application of certain insurance proceeds received by the Borrowers after the closing of the New Credit Agreement with respect to its two fire-damaged properties (the "Fire Damaged Properties") to rebuild such properties. In addition, the Borrowers will be required to have at all times cash on hand or availability under the New Credit Facility of at least $4,000,000.

     The Fourth Amendment will become effective (the "Closing Date") upon consummation of the Merger (which the Fourth Amendment expressly provides will not be a default under the New Credit Agreement) and satisfaction of certain other conditions including, among others: (i) payment of all accrued and unpaid interest and fees under the Existing Credit Agreement; (ii) payment of approximately $1,300,000 to the Lenders in satisfaction of certain convertible notes (the "Convertible Notes"); and (iii) receipt by the Lenders of any insurance proceeds paid to the Borrowers prior to the closing of the New Credit Agreement with respect to the Fire Damaged Properties (the "Insurance Proceeds"). In the event that the Merger is not consummated prior to the December 31, 1997, the expiration date of the Current Credit Facility (and, as a result, the Fourth Amendment does not become effective), the Lenders agreed in the September 29 Bank Waiver to act in a commercially reasonable manner in considering any request by the Borrowers to extend the expiration date of the Existing Credit Agreement to enable the Purchaser to consummate the Merger.

     While the consummation of the Offer would have constituted an event of default under the existing Credit Agreement, on October 3, 1997, in anticipation of the execution of the Fourth Amendment, the Lenders agreed to waive any default or event of default resulting from the consummation of the Offer. The Lenders also agreed that the Subordinated Debt Proceeds could be used by the Borrowers for working capital purposes and to repay to the Lenders any amount of principal and interest under the Existing Credit Agreement previously deferred by the Lenders (in lieu of the entire amount of the Subordinated Debt Proceeds being used to pay down the loans, as required by the Existing Credit Agreement). In addition, the Lenders agreed not to convert the Convertible Notes to Shares prior to January 1, 1998, and to accept prepayment in full of such notes at any time prior to such date.

     The Sale/Leaseback Transaction. Also on October 20, 1997, the Company sold to, and leased back from, subsidiary companies of CNL Fund Advisors, pursuant to the terms of the Commitment Letter dated September 9, 1997, thirteen restaurants. The Commitment Letter provided for the Company to sell and leaseback a minimum of fifteen and a maximum of twenty restaurants. The net sale proceeds in the amount of $13,403,040 from the thirteen restaurants sold on October 20th were used to reduce bank debt under the Existing Credit Agreement by an equal amount. CNL Fund Advisors funded certain expenses of the seller, including legal fees, brokerage commission and certain transactional costs, for a total gross funding of $13,824,024. The term of the Commitment Letter requiring a minimum of fifteen restaurants to be sold has been extended pending additional due diligence on the remaining seven restaurants.

     The thirteen leases are for a term of twenty years with five five-year extensions. Percentage rent of 6% is to be paid on gross sales over a break point on each property and is discounted for sales increases greater than 33.33%. The Company retains a right of first refusal to purchase the properties, and an option to purchase the properties after seven years. The restaurants are subject to a two mile non-compete.

ACCOUNTING TREATMENT OF THE MERGER

     Parent will account for the Merger under the "purchase" method of accounting.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following summary of the principal United States federal income tax consequences of the Merger does not purport to be a complete analysis of all the potential tax effects of the Merger. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS. This discussion is for general purposes only and not intended for certain types of holders subject to special treatment under the United States federal income tax law (e.g., holders of Shares in whose hands Shares are not capital assets, holders who receive their Shares pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, non United States persons or persons who hold their Shares as part of a hedge, straddle, or conversion transaction).

     The receipt of cash for Shares pursuant to the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Code, and also may be a taxable transaction under applicable state, local, foreign and other income tax laws. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares converted to cash in the Merger and the amount of cash received therefor. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. Long-term capital gain realized by an individual U.S. Holder is generally subject to a minimum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months. Merger consideration received by a holder who exercises such holder's appraisal rights will also result in gain or loss equal to the difference between the cash received for such holder's Shares and such holder's adjusted tax basis in the Shares.


     Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (a) fails to furnish such holder's social security number or tax payer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) is subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that such holder is not subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if and to the extent that it results in an overpayment of tax. Certain taxpayers are generally exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.


CERTAIN REGULATORY AND LEGAL MATTERS.

     State Takeover Laws. The Company is incorporated in New York. Section 912 of the NYBCL generally prohibits such a New York corporation from engaging in certain "business combination" (defined to include mergers and consolidations) with an "interested shareholder" (defined generally as any person that beneficially owns 20% or more of the outstanding voting securities of the corporation) for a period of five years after the date the person became an interested shareholder unless, before such date, the board of directors of the corporations approved either the business combination or the purchase of more than 20% of the corporation's voting securities by the interested shareholder or certain other statutory conditions have been met. On August 20, 1997, the Company Board approved the purchased of Shares contemplated by the Offer, the Merger, the Merger Agreement and the shareholder agreement among Parent, the Purchaser and Messrs. Guntner and DiPasquale for purposes of section 912. Accordingly, section 912 is inapplicable to, and will not prevent consummation of, the Merger.

     Alcoholic Beverage Regulation. The Company is required to operate in compliance with the licensing and operational requirements of states and municipalities where its restaurants are located. Failure to comply with such requirements could cause the Company's licensees to be revoked or suspended for cause at any time. Some states and/or municipalities require that new licenses,permits or approvals be applied for and obtained in the event of a change in the ownership, management or operation of the licensee or permittee, such as occurred upon consummation of the Offer while others merely require notice of any material change in the ownership, management or operation of the licensee or permittee. The loss or revocation of any existing licenses, permits or approvals, the failure to obtain any additional or new licenses, permits or approvals or the failure to obtain approval for the transfer of any existing licenses or permits could have a material adverse effect on the ability of the Company to conduct its business. Certain approvals, consents, registrations, licenses or permits were required to be obtained prior to the consummation of the Offer, from the alcoholic beverage authorities of the states of Connecticut, Kentucky, Massachusetts and Missouri and from the local alcoholic beverage authorities in Kentucky, Massachusetts and Missouri where the Company holds liquor licenses (collectively, "Liquor License Approvals"). Prior to consummation of the Offer, Parent and the Purchaser received the necessary approvals, or satisfactory assurances from such authorities that liquor licenses subject to any Liquor License Approval not so received would be allowed to continue in full force and effect following consummation of the Offer and the Merger pending receipt of such Liquor License Approval. With respect to the other states and municipalities in which the Company holds liquor licenses, the relevant alcoholic beverage authorities required either (i) notice of the change in stock control, or (ii) the filing of a licenses application, either prior to or after consummation of the Offer. In three of the states in which the Company conducts restaurant operations (New York, Pennsylvania and Rhode Island), another investment partnership organized by Boston Ventures operates, through various subsidiaries, restaurant/breweries under the name "John Harvard's Brew House" or "Union Station Brewery," and have applied, or will shortly apply, in two other states (Delaware and Ohio), for licenses to operate a "John Harvard's Brew House". Each of the restaurant/ breweries brews beer for consumption on the restaurant/brewery premises. Each of these five states has what is known as a "tied-house" statute which, by its terms, may be construed as prohibiting a brewery (which is part of a restaurant/brewery) from, directly or indirectly, owning or having a "financial" interest in the license, premise or business of a retailer of alcoholic beverages, such as a restaurant. Prior to consummation of the Offer, Parent and the Purchaser were advised by their counsel in Delaware and by counsel to the relevant authorities in New York, Ohio and Pennsylvania, that the Offer and Merger will not present any issue under such states' "tied-house" statutes. The Rhode Island Department of Business Regulation ("Department") has agreed to consider further whether the transfer of control of the Company violates Rhode Island's "tied-house" statute and has advised the Purchaser and the Company that, pending its determination, Company may continue to operate under its existing Rhode Island liquor licenses. If a response permitting the transaction is not forthcoming from the Department, the Company is prepared to seek a favorable judicial resolution of the "tied-house" issue, or alternatively, to surrender the liquor licenses covering the Company's premises in Rhode Island, either of which will remove any such "tied-house" impediment.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The consummation of the Offer and the Merger and the purchase of Shares by the Purchaser pursuant thereto, was conditioned upon the expiration or termination of all applicable HSR waiting periods.

     Pursuant to the HSR Act, on September 12, 1997, BVLP V, as the "ultimate parent entity" of the Purchaser under the HSR Act, and the Company filed Premerger Notification and Report Forms with the Antitrust Division and the FTC in connection with the acquisition by the Purchaser of voting securities of the Company (the Shares) pursuant to the Merger Agreement, and the applicable waiting period expired at 11:59 p.m., New York City time, on September 27, 1997.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Parent's acquisition of the Company. Following consummation of the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties and state Attorney Generals may also bring legal action under the antitrust laws under certain circumstances. If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof. See "-- The Merger Agreement; Conditions to the Merger."

RIGHTS OF DISSENTING SHAREHOLDERS

     Shareholders of the Company have certain rights under the BCL to dissent from the Merger and to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger in order to dissent from the Merger and perfect dissenter's rights under New York law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 623 AND 910 OF THE BCL, THE TEXT OF WHICH IS SET FORTH IN APPENDIX C TO THIS PROXY STATEMENT. ANY SHAREHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. DISSENTER'S RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE MERGER IS CONSUMMATED.

     A holder of Shares who desires to exercise his dissenter's rights must fully satisfy the following conditions. Dissenters' rights of appraisal will be lost if the procedural requirements of Section 623 are not fully and precisely satisfied. If dissenters' rights are lost, the shareholder will be entitled to receive the consideration provided for in the Merger Agreement.

     Any holder of Shares who elects to exercise dissenter's rights with respect to the Merger must file with the Company, before the Meeting, or at the Meeting but before the vote, written objection to the Merger. The objection shall include a notice of his election to dissent, his name and residence address, the number of Shares as to which he dissents and a demand for payment of the fair value of his Shares if the Merger is consummated. Such objection is not required from any shareholder to whom the Company did not give notice of the Meeting in accordance with the BCL.

     Within 10 days after the shareholders' authorization date, which term as used in Section 623 means the date on which the shareholders' vote authorizing the Merger is taken, the Company shall give written notice of such authorization by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for the Merger who thereby is deemed to have elected not to enforce his right to receive payment for his Shares. Within 20 days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number of Shares as to which he dissents and a demand for payment of the fair value of his Shares.

     A shareholder may not dissent as to less than all the Shares as to which he has a right of dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the Shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. All notices of election to dissent should be addressed to the Company, 35 Braintree Hill Office Park, Braintree, Massachusetts 02184-9078, Attention:
Thomas J. Russo, Chairman, President and Chief Executive Officer.

     At the time of filing a notice of election to dissent or within one month thereafter, a dissenting shareholder must submit all of his certificates representing Shares to the Company or its transfer agent for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Failure to submit such certificates may result in the loss of dissenter's rights.

     Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after the Effective Date of the Merger, whichever is later, the Company, as the Surviving Corporation, is required to make a written offer by registered mail to each shareholder who has filed a notice of election to dissent to pay for such holder's Shares at a specified price which the Surviving Corporation considers to be their fair value. The Surviving Corporation intends to make such written offer to each shareholder who has filed such notice of election to dissent at $1.65 per Share (the price offered under the Merger Agreement) because the Company believes that price to be the fair value of the Shares.

     Such offer will be accompanied by a statement setting forth the aggregate number of Shares with respect to which such notices of election to dissent from the Merger have been received and the aggregate number of holders of such Shares. If the Merger has been consummated at the time such offer is made, such offer will also be accompanied by (a) advance payment to each dissenting shareholder who has submitted his certificates for notation thereon of the election to dissent of an amount equal to 80% of the amount of such offer, or
(b) as to each dissenting shareholder who has not yet submitted his certificates for notation thereon, a statement that advance payment to such shareholder of an amount equal to 80% of the amount of such offer will be made promptly upon submission of his certificates. Acceptance of such advance payment by a dissenting shareholder will not constitute a waiver of his dissenter's rights. If within 30 days after the making of such written offer, the Surviving Corporation and any dissenting shareholder agree upon the price to be paid for such holder's Shares, payment therefor will be made within 60 days after the making of such offer or the Effective Date of the Merger, whichever is later, upon the surrender of the certificates representing such Shares.

     If the Company fails to make such an offer within the 15-day period described above, or if it makes an offer but the Company and a dissenting shareholder do not agree within 30 days of its making of the offer upon the price to be paid for such shareholder's Shares, the Company must, within 20 days of such 15- or 30-day period, as the case may be, institute a special proceeding in the Supreme Court of New York (the "Court") to determine the rights of dissenting shareholders and fix the fair value of their Shares. In fixing the fair value of the Shares, the Court will consider the nature of the Merger and its effects on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. If the Company does not institute such a proceeding within the 20-day period, any dissenting shareholder may, within 30 days after such 20-day period, institute a proceeding for the same. If such proceeding is not instituted within such 30-day period, any dissenting shareholders who have not agreed with the Company as to the price to be paid for their Shares will lose their dissenters' rights, unless the Court, for good cause shown, shall otherwise direct. Within 60 days after the completion of any such Court proceeding, the Company must pay to each dissenting shareholder the amount found to be due him, with interest thereon at such rate as the Court finds to be equitable, from the Effective Date of the Merger to the date of payment, upon surrender by such shareholder of the certificates representing such Shares. If the Courts finds that the refusal of any dissenting shareholder to accept the Company's offer was arbitrary, vexatious or otherwise not in good faith, no interest will be allowed to such shareholder.

     The parties to such court proceeding will bear their own costs and expenses, including the fees and expenses of their counsel and any experts employed by them, except that the Court, in its discretion and under certain conditions, may apportion and assess all or any part of the costs, expenses and fees incurred by dissenting shareholders against the Surviving Corporation or may apportion and assess all or any part of the costs, expenses and fees incurred by the Surviving Corporation against any dissenting shareholders, including any dissenting shareholders who have withdrawn their notices of election to dissent from the Merger, who the Court finds were arbitrary, vexatious or otherwise not acting in good faith in refusing the Company's offer of payment.

     Any shareholder who has filed a notice of election to dissent will not, after the Effective Date of the Merger, have any of the rights of a shareholder with respect to his Shares other than the right to be paid the fair value of such Shares under the BCL. Any notice of election to dissent may be withdrawn by a dissenting shareholder at any time prior to the acceptance in writing of an offer by the Company but in no case later than 60 days after the Effective Date of the Merger (or if the Company fails to make a timely offer to pay such shareholder the fair value of his Shares as provided above, at any time within 60 days after any date such an offer is made), or thereafter with the written consent of the Company. Any dissenting shareholder who withdraws his notice of election to dissent or otherwise loses his dissenter's rights will thereupon have only the right to receive $1.65 for each of his Shares, without interest thereon.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

OVERVIEW

     The Company is a holding company which has principal subsidiaries that operate and franchise family-oriented, full-service, casual dining restaurants in 24 states in the Northeast, Mid-Atlantic and Midwest regions of the United States and franchises one restaurant in Canada. Ground Round restaurants offer a broad selection of high quality, moderately-priced menu items, including a choice of appetizers, entree salads, specialty sandwiches, the one-half pound THE GROUND ROUNDER(R) hamburger and entrees featuring seafood, baby back ribs, steak, chicken and pasta, as well as full liquor service (see "-- The Menu"). As of September 28, 1997, the end of the Company's most recent fiscal year, there were 167 restaurants system-wide, 123 of which were Company-operated and 44 with franchise agreements (of which 38 were currently operating).

THE RESTAURANTS

     The Company's restaurants are divided into four divisions, comprised of 22 geographic regions, managed by four Division Vice Presidents. Each region has a Regional Director who typically oversees between four and eight Company-operated restaurants and one to five franchised restaurants. The day-to-day operation of each restaurant, including personnel management, food procurement, inventory control, guest relations and local marketing, is the responsibility of a General Manager who reports to the appropriate Regional Director.

     Ground Round restaurants are located primarily in the Northeast, Mid-Atlantic and Midwest regions of the United States. Most restaurants are in free-standing buildings along commercial roadways with high traffic counts. Many of the restaurants are located near a retail shopping area or in major shopping malls. Ground Round restaurants average approximately 5,600 square feet and 210 seats. Each restaurant typically has two distinct dining areas: a main dining room for families with children, and a smaller dining and bar area for adults. The family dining room averages approximately 2,800 square feet in size and has approximately 140 seats. The adult dining room, which includes a bar and lounge, generally averages 1,400 square feet with 70 seats. The exterior of the restaurants feature a green and yellow striped backlit awning, illuminated signage and attractive landscaping. The design of Ground Round restaurants is flexible and can be adapted to local architectural styles and varying floor plans.

RESTAURANT OPERATIONS

     Hours of Operation. All Ground Round restaurants are open seven days a week, for lunch and dinner, with typical operating hours of 11:30 a.m. to midnight. In most locations, dinner accounts for approximately 60% of sales, with lunch and late night dining accounting for the remaining 40% of sales. Ground Round restaurants are operated in accordance with the Company's uniform operating standards and specifications, which are applied on a system-wide basis. These standards and specifications relate, among other things, to the quality, preparation and selection of menu items, furnishing and equipment, maintenance and cleanliness of restaurant premises and employee service and attire. The Company stresses efficient and courteous service.

     The Menu. The Ground Round offers a broad selection of high quality food at moderate prices. A new menu was introduced in December 1995 with over 200 offerings. The Company determined that it was necessary to improve the quality and variety of its menu offerings from the menu introduced in 1994 that reduced the number of items from approximately 88 items to 50 items. The new menu was substantially redesigned to provide a variety of choices along the palate profile (i.e. mild vs. spicy, heavy vs. light) and contains many new offerings and selections which are perceived to be of higher quality and which reflect changes in guest preferences. The expanded menu offers something for everyone including, Mexican, Oriental, Tex-Mex, Italian, steak, ribs, hamburgers, soups and salads. In addition, the Company designed a new Children's menu with eight offerings and includes a drawing slate which the child can take home. In October 1997, a new format for the menu was introduced into the restaurants. All Ground Round restaurants serve alcoholic beverages, including a wide selection of imported, domestic and draft beers, wines and specialty drinks. In fiscal 1997, the average guest check in Company-operated restaurants was approximately $9.68

(including alcoholic beverages). Alcoholic beverages have accounted for approximately 20%, 19% and 17% of restaurant revenue during fiscal 1995, 1996 and 1997, respectively.

     Purchasing. The Company's purchasing department coordinates purchases of most food products and most non-alcoholic beverages used in both Company-operated and franchised restaurants. The nature of the Company's standing purchase order arrangements with its suppliers enables it to anticipate and better control its food costs. The Company purchases beef (other than ground beef), chicken and fish under forward purchase contracts generally having a term of one year, which are designed to assure the availability of specific products at a constant price throughout the year. The Company has a coordinated purchasing system, which offers the same prices to both Company-operated and franchised restaurants. All franchisees are required to purchase food, equipment and small wares from suppliers approved by the Company. This enables the Company to assure that the items sold in all Ground Round restaurants meet the Company's standards and specifications for uniform quality. Although not required to do so, virtually all franchisees purchase through the Company's purchasing department to capitalize on the strength of the Company's purchasing power. Beer, alcoholic beverages, produce and certain dairy products are purchased by restaurant general managers on a local basis.

     Training. The Company emphasizes the training of both new and existing employees. The Company maintains a system-wide training program to achieve standardization of food preparation and operational procedures and efficient and courteous service.

     All managers also are required to complete successfully an eight-to-ten week course in basic skills and management training. A written test and skill demonstration to a supervisor are required to complete the course. In addition, the Company requires that its hourly restaurant employees undergo training relevant to their positions and be certified by a supervisor, based upon a demonstration of the skills necessary for the position and a written test.

     Restaurant Reporting. The Company utilizes a point of sale system in all Company-owned restaurants. Through this system, the Company collects sales information and cash balances on a daily basis from each restaurant. The Company also receives payroll and other operating information on a weekly basis from its restaurants. The point of sale system also provides real-time information to restaurant managers which allows them to track sales by menu item, prepare daily cost and sales reports and prepare weekly and monthly profit and loss statements. The Company uses the information generated by the point of sale system to facilitate planning activities at both the corporate and restaurant levels.

     Marketing. In 1997 the Company continued to focus on enhancing its image through increased training and staffing at the restaurant level and improving and modifying menu selections. The Company now principally employs in-store, point of purchase materials such as banners, posters and buttons as marketing tools.

     Restaurant managers are encouraged to create and implement marketing strategies on a local level to build sales and generate guest traffic and to become involved in community programs in order to strengthen their restaurant's ties to its community. These community programs include activities with area schools and youth organizations and participation in local events.

FRANCHISING

     As of September 28, 1997 the Company had 44 restaurants with franchise agreements (of which 38 were currently operating), the majority of which were located in the same geographic regions as, or in close proximity to, Company-operated restaurants. During fiscal 1997, the average annual comparable sales by the Company's franchised restaurants were $1.7 million. The Company's franchise program enables the Company to expand its brand-name recognition and derive additional revenue without substantial investment. During 1997, the Company added one franchised restaurant and four franchised restaurants were closed.

     Franchisees undergo a selection process supervised by the Director of Development and requiring final approval by senior management. The Company seeks franchisees with significant experience in the restaurant business who have demonstrated financial and management capabilities to develop and operate a franchised restaurant.

     The Company assists franchisees with both the development and ongoing operation of their restaurants. The Company provides assistance with site selection, approves all franchise sites and provides franchisees with prototype plans and specifications for construction of their restaurants. The Company's training and new restaurant opening teams provide on-site instruction to franchised restaurant employees. The Company's support continues with periodic training programs, the provision of manuals and updates relating to product specifications and quality control procedures, advertising and marketing materials and assistance with particular advertising and marketing needs.

     Supervision of franchisees is the primary responsibility of the Director of Franchise Operations and the respective Regional Directors. The Company provides the franchisees with ongoing support and assistance in the operations of their restaurants and makes periodic visits to consult with franchisees and assure that franchisees are complying with the terms of the franchise agreement. In addition, from time to time, the Company performs audits to verify the proper calculation of royalty payments from franchisees and ensure compliance with the franchise agreements.

     All franchised restaurants are required, pursuant to their respective franchise agreements, to serve Ground Round menu items. In addition, all franchisees are required to purchase food, equipment and small wares from suppliers approved by the Company. This enables the Company to assure that the items sold in all Ground Round restaurants meet the Company's standards and specifications for uniform quality. Although not required to do so, virtually all franchisees purchase through the Company's purchasing department to capitalize on the strength of the Company's purchasing power. The current Ground Round franchise agreement has an initial term of 20 years. Among other obligations, the agreements require franchisees to pay an initial franchise fee of $40,000 for the first restaurant and $35,000 for subsequent restaurants and a continuing royalty of 3 1/2% of monthly gross sales. The current franchise agreement also requires franchisees to spend 2 1/2% of monthly gross sales on advertising, 1 1/2% of which must be spent locally and 1% of which is paid to the Company for creative and promotional development. The franchise agreements related to 12 of the 44 restaurants with franchise agreements (of which 38 are currently operating), will expire in the next five years but give the franchisees the right to renew their agreements, subject to certain conditions. There currently are no territorial exclusivity provisions that limit the Company's ability to expand in any market.

EMPLOYEES

     As of September 28, 1997, the Company had approximately 7,100 employees, approximately 3,900 of whom were part-time employees. Approximately 6,500 of these employees were employed in non-management restaurant positions, approximately 475 were involved in restaurant management or training programs and 61 were corporate employees. The typical restaurant has approximately 50 employees. Company employees are not unionized, and the Company considers its employee relations to be good. The Company and its franchisees can encounter substantial competition in their efforts to attract interested and qualified managerial and hourly employees.

COMPETITION


     The restaurant business generally, and the full-service, casual dining segment in particular, is highly competitive and management expects this will continue. Management has created a new menu, developed new methods of operation and will continue to recruit qualified restaurant managers in an effort to alleviate the effect of such competition. Management believes that Ground Round's new menu distinguishes its restaurants from other casual dining restaurants. Competitors of Ground Round include restaurants operated by large national and regional chains having substantially greater financial and marketing resources and name recognition than Ground Round, as well as numerous local independent restaurants. The Company has for some time required significant additional capital to refurbish and upgrade its restaurants, in order to remain competitive in its market. Its failure to obtain such additional capital may have hampered the Company's ability to compete in such market.

GOVERNMENTAL REGULATION

     The Company is subject to various federal, state and local laws affecting its employees and guests, its owned and leased properties and the operations of its restaurants. The Company restaurants are subject to licensing and/or regulations by various fire, health, sanitation and safety agencies in the applicable state and/or municipality. In particular, the Company has adopted extensive procedures designed to meet the requirements of applicable food handling and sanitation laws and regulations.

     Ground Round restaurants are subject to state and local licensing and regulations with respect to the sale and service of alcoholic beverages. Typically, alcoholic beverage licenses must be renewed annually and may be revoked or suspended for cause. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and the handling, storage and dispensing of alcoholic beverages. The Company has not encountered material problems relating to alcoholic beverage licenses to date, but the failure of a restaurant to obtain or retain a liquor license would adversely affect the restaurant's operations.

     In certain states, the Company is subject to "dram shop" statutes, which generally give a person injured by an intoxicated person the right to recover damages from the establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance. The Company currently is a defendant in several "dram shop" suits. Management does not believe that an adverse result in any of these cases will have a materially adverse effect on the Company's financial condition or results of operations.

     The Company is subject to federal and state fair labor standards, statutes and regulations that govern such matters as minimum wages, overtime, tip credits, child labor and other working conditions. A significant number of Ground Round food service personnel are paid at rates based on applicable federal and state minimum wages.

     Management is not aware of any federal or state environmental regulations that have had a material effect on the Company's operations to date. However, more stringent requirements of local governmental bodies with respect to waste disposal, zoning, construction and land use may increase both the cost and the time required for construction of any new restaurants and the cost of operating restaurants.

     The Company is subject to federal and state laws, rules and regulations governing the offer and sale of franchises. Most states have enacted laws that require detailed disclosure in the offer and sale of franchises and/or the registration of the franchisor with state administrative agencies. The Company also is subject to Federal Trade Commission regulations relating to disclosure requirements in the sale of franchises. Certain states have enacted, and others may enact, legislation governing certain aspects of the franchise relationship. The law applicable to franchise sales and relationships is rapidly evolving, and the Company is unable to predict the effect on its franchising program of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse to franchisors. Such decisions and regulations often have limited the manner in which franchisors enforce certain provisions of franchise agreements and alter or terminate franchise agreements. The scope of the Company's business, and the complexity of franchise regulation, may create regulatory compliance issues from time to time. The Company does not believe that such problems would be material to the operation of its business.

TRADEMARKS

     The Company has registered the name THE GROUND ROUND(R) and its logo with the United States Patent and Trademark Office. In addition, the Company currently holds other federal trademarks, including but not limited to, THE GROUND ROUNDER(R); CINNAMON DIPPERS(R) and SLIDER(R) sundae. Pending trademark applications are FOCACCIA BURGER; TRIPLE CHIPS; THAT REALLY BIG PRETZEL and GOLD FORK, including design applications. There can be no assurance that the Company will be granted trademarks on any or all of such trademarks.

PROPERTIES

     As of September 28, 1997, the Company operated 123 Ground Round restaurants. At 20 locations (including the Company restaurants located in Coon Rapids, Minnesota, and Bridgeton, Missouri, which are not currently operating due to fire damage), both the real estate and structure are owned by the Company in fee. At 85 locations, both the real estate and structure are leased. At the remaining 18 locations, the land is leased and the structure is owned. Lease terms run from 10 to 30 years, with most of the leases providing for an option to renew for at least one additional term of five years. Within the next five years, 70 of the Company's leases will be up for renewal. Under most leases, rent is calculated as a percentage of gross revenues, subject to a minimum annual rent. Generally, the leases are net leases which require the Company to pay the cost of insurance, taxes and maintenance on the leased property. The Company owned properties and certain leased properties are subject to security interests.

     The Company's headquarters are located in a modern office park in Braintree, Massachusetts, where the Company leases approximately 22,000 square feet. The lease expires in 2002. The Company believes this space is adequate for its present and projected needs for at least the next five years.

COMPANY-OPERATED RESTAURANT LOCATIONS

     The following table sets forth the location of the 123 Company-operated restaurants as of September 28, 1997, plus the fire-damaged restaurants in Coon Rapids, Minnesota, and Bridgeton, Missouri which are not currently operating. The real estate and/or the structure of all locations are leased except for those locations indicated by "*", which are owned by the Company in fee. A "**" denotes properties sold to, and leased back from, CNL Fund Advisors pursuant to the Sale/Leaseback Transaction and "***" denotes properties which may be sold to, and leased back from, CNL Fund Advisors as part of the Sale/Leaseback Transaction (see "The Merger -- Source and Amount of Funds; The Sale/Leaseback Transaction").

CONNECTICUT
 Enfield
 Groton
 Manchester
 Plainville
 Rocky Hill
 Waterbury

DELAWARE
 Wilmington

ILLINOIS
 Rockford
 Springfield

INDIANA
 Greenwood

IOWA
 Davenport
 Des Moines
 Dubuque**
 Iowa City
 Waterloo**

KENTUCKY
 Florence

MARYLAND
 Baltimore
 Frederick
 Hagerstown
 Waldorf

MASSACHUSETTS
 Andover
 Boston
 Braintree
 Brighton
 Cambridge
 Framingham
 Natick
 North Dartmouth
 Norwell
 Norwood
 Salem
 Springfield
 Stoneham
 Stoughton
 W. Springfield
 Taunton
 Walpole
 Waltham

MICHIGAN
 Jackson
 Kalamazoo**
 Livonia

MINNESOTA
 Brooklyn Center
 Burnsville
 Coon Rapids*/***
 Crystal**
 Duluth
 Fridley
 Mankato
 Richfield
 Roseville
 St. Cloud
 St. Paul
 West St. Paul

MISSOURI
 Bridgeton*/***
 St. Joseph
 St. Louis
 St. Peters

NEW HAMPSHIRE
 Manchester

NEW JERSEY
 Deptford
 Ewing  Township*/***
 Gloucester**
 Hackensack
 Hasbrouck Heights
 Maple Shade*/***

NEW YORK
 Albany - Central
 Bayshore
 Fayetteville
 Garden City
 Kingston
 Latham
 Liverpool - Clay
 Liverpool -
  Salina*/***
 Middletown
 Nanuet*/***
 New Hartford
 Newburgh
 Niagara Falls
 Northport
 Port Jefferson
 Rochester - Gates**
 Rochester -
  Marketplace
 Roslyn
 Schnectady - State
 Vestal*/***

OHIO
 Akron - Roming
 Akron - Tallmadge
 Cincinnati -
  Colerain**
 Cincinnati -
  Beechmont
 Columbus - Phillipi
 Elyria
 Kent
 Macedonia
 Miamisburg
 North Olmsted

 Parma**
 Parma Heights
 Solon
 Strongsville
 Toledo
 Willowick

PENNSYLVANIA
 Camp Hill**
 Corapolis
 Greensburg
 Hazelton
 Johnstown
 Monroeville
 Montgomeryville
 Pittsburgh -
  Mt. Lebanon
 Reading**
 Scranton
 Springfield
 West Chester
 West Mifflin
 Wexford
 Whitehall**

RHODE ISLAND
 Warwick

VIRGINIA
 Winchester

WISCONSIN
 Glendale
 Greenfield
 Janesville**
 Racine
 Wauwatosa**
 West Allis

     Franchised Restaurant Locations. The following table sets forth the location of the 38 operating franchised restaurants as of September 28, 1997. An "*" denotes a new restaurant added during fiscal 1997, which is being operated as a Gold Fork restaurant.

CONNECTICUT
 Branford
 Danbury
 Glastonbury

DELAWARE
 Newark

KANSAS
 Manhattan*

MAINE
 Auburn
 Augusta
 Bangor
 So. Portland

MARYLAND
 Annapolis

MASSACHUSETTS
 Chelmsford
 Hadley

 Lanesboro
 Needham
 Shrewsbury

MICHIGAN
 Dearborn Hts.
 Grand Rapids

NEW HAMPSHIRE
 Nashua

NEW JERSEY
 Bordentown
 Egg Harbor
 Lawrenceville
 Toms River

NEW YORK
 Commack
 Plattsburgh
 Rensselaer
 Sayville
 Yonkers

NORTH DAKOTA
 Bismark
 Fargo
 Grand Forks
 Minot

OHIO
 Boardman
 Warren

RHODE ISLAND
 Pawtucket

SOUTH DAKOTA
 Sioux Falls

VERMONT
 So. Burlington

VIRGINIA
 Danville

CANADA
 Niagara Falls

LEGAL PROCEEDINGS

     The Company is subject to various claims and legal actions that arise in the ordinary course of business, including, but not limited to, claims and actions brought pursuant to "dram shop" statutes and under federal and state employment laws prohibiting employment discrimination. The Company believes it is not currently a party to any "material" pending legal proceedings as defined in Item 103 of Regulation S-K of the Securities Exchange Act of 1934, as amended.

     The Company has been named in a number of separate claims brought by former employees alleging that the Company engaged in discriminatory practices, including those based on age or sex. Plaintiffs maintaining claims of employment discrimination, such as those being brought against the Company, generally are entitled to have their claims tried by a jury and such claims may result in punitive damage awards. Most of the proceedings against the Company are still in the discovery or motion phase, and management believes that the discrimination claims against the Company are without merit. The Company is actively defending the claims. Management does not expect that the resolution of these matters will have a material adverse effect on the consolidated results of operation, cash flows or financial position of the Company.

            CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Parent, a Delaware limited liability company formed on August 6, 1997, and the Purchaser, a New York corporation formed on August 8, 1997, were each formed by Boston Ventures for the purpose of acquiring the Company and have not conducted any unrelated activities since their formation. All of the outstanding common stock of the Purchaser is owned by Parent.

     BVLP V, the holder of a majority of Parent's outstanding membership interests, is a private investment limited partnership formed in Delaware and managed by its General Partner, Boston Ventures Company V, a Delaware limited liability company. Boston Ventures Company V, as general partner, retains Boston Ventures to advise and assist in investment decisions and to provide other management services to the partnership.

     Boston Ventures is a private investment management firm concentrating on expansion capital, leveraged acquisitions, corporate partnering, recapitalization and strategic investments. Since its inception in 1983, Boston Ventures has raised investment capital in five funds, whose investments are focused in the service sector of the economy, with a strong emphasis on the communications, media and leisure time markets, including Continental Cablevision (now Media One), Metromedia, American Media, Billboard Communications, News Corp., River City Broadcasting and Motown Records.

     The business address of each of Parent, the Purchaser, BVLP V and Boston Ventures Company V is 21 Custom House Street, Boston, Massachusetts 02110.

                             PRICE RANGE OF SHARES

     The Company's Shares are included in the Nasdaq National Market under the symbol "GRXR". Prior to June 24, 1993, the Shares were traded on the American Stock Exchange. The following table sets forth, for the periods indicated, the Company high and low closing sales prices per Share of the Company Common Stock as reported by Nasdaq.

                                                                            HIGH      LOW
                                                                           ------    ------
    FISCAL 1995:
    First Quarter........................................................  $ 8.63    $ 6.00
    Second Quarter.......................................................    7.13      5.00
    Third Quarter........................................................    5.50      2.75
    Fourth Quarter.......................................................    6.56      3.13
    FISCAL 1996:
    First Quarter........................................................    3.69      2.56
    Second Quarter.......................................................    3.88      2.56
    Third Quarter........................................................    5.06      2.81
    Fourth Quarter.......................................................    3.13      2.06
    FISCAL 1997:
    First Quarter........................................................    2.69      1.50
    Second Quarter.......................................................    2.50      1.38
    Third Quarter........................................................    1.63      1.25
    Fourth Quarter.......................................................    2.25      1.56
    FISCAL 1998:
    First Quarter (through November 10, 1997)............................    1.66      1.38

On August 29, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share on the Nasdaq National Market as reported by published financial sources was $1.50. On November 10, 1997, the most recent practicable trading day prior to the mailing of this Proxy Statement, the reported sales price per Share was $1.38. Holders of Shares are urged to obtain current market quotations for the Shares.

     The Company has not paid, and has publicly stated it does not intend to pay, any cash dividends on the Shares.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended September 29, 1996, are derived from the consolidated financial statements of the Company, which financial statements have been audited by Ernst & Young, L.L.P., independent certified public accountants. The consolidated financial statements of the Company as of September 29, 1996 and October 1, 1995 and for each of the years in the three-year period ended September 29, 1996, are included herein (see "Index to Financial Statements").

     The selected consolidated financial data presented below as of and for the 39 weeks ended June 29, 1997 and June 30, 1996 are derived from the unaudited consolidated financial statements of the Company included herein (see "Index to Financial Statements"). In management's opinion, the unaudited information has been prepared on a basis consistent with the audited consolidated financial statements of the Company. The results of operations for the 39 weeks ended June 29, 1997 are not indicative of results which may be expected for the entire year.

                                                       52 WEEKS                                        52 WEEKS
                                  39 WEEKS ENDED        ENDED      52 WEEKS    52 WEEKS    53 WEEKS     ENDED
                               --------------------     SEPT.       ENDED       ENDED       ENDED       SEPT.
                               JUNE 29,    JUNE 30,      29,       OCT. 1,     OCT. 2,     OCT. 3,       27,
                                 1997        1996        1996        1995        1994        1993        1992
                               --------    --------    --------    --------    --------    --------    --------
                                   (UNAUDITED)    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenue......................  $142,086    $165,462    $218,833    $230,406    $243,971    $232,556    $226,466
Operating income (loss) from
  operations.................      (681)     (9,275)    (22,506)     (2,659)     13,277      11,866      12,090
Interest expense from
  operations, net............     3,622       3,633       4,815       4,957       4,091       4,031       4,598
Income (loss) before income
  taxes......................    (4,303)    (12,908)    (27,321)     (7,616)      9,186       7,835       7,492
Income taxes (benefit).......         0      (3,227)     (4,374)     (1,906)      2,940       2,507       2,846
                               --------    --------    --------    --------    --------    --------    --------
Income (loss):
    Total....................    (4,303)     (9,681)    (22,947)(1)   (5,710)     6,246       5,328       4,646
    Per Share................      (.39)       (.87)      (2.05)      (0.51)       0.56        0.48        0.42
Weighted average common
  Shares outstanding.........    11,173      11,173      11,174      11,151      11,109      11,086      11,064
OPERATING DATA:
Systemwide sales:
  Company-operated...........  $140,536    $164,088    $216,977    $228,235    $241,777    $230,017    $224,048
  Franchised.................    47,962      46,991      68,888      71,817      72,726      71,876      72,692
                               --------    --------    --------    --------    --------    --------    --------
  Total systemwide sales.....   188,490     211,079     285,865     300,052     314,503     301,893     296,740
Average annual systemwide
  sales per restaurant.......     1,542       1,474       1,513       1,523       1,534       1,438       1,455
Number of restaurants (at
  period end):
  Company-operated...........       122         146         143         151         164         166         160
  Franchised.................        41          45          46          46          41          44          44
                               --------    --------    --------    --------    --------    --------    --------
  Total Restaurants..........       163         191         189         197         205         210         204
BALANCE SHEET DATA:
  Total assets...............    99,335     132,177     121,238     145,356     156,772     151,813     137,780
  Long-term debt, including
    current maturities.......    66,902      82,173      51,446      58,580      58,770      60,305      51,965
  Stockholders' Equity.......    32,433      50,004      36,737      59,684      65,036      58,637      53,219

---------------
(1) The Company recorded a charge of $8.9 million resulting from the adoption of Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets to be Disposed Of " and the decision to dispose of certain restaurants.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Information regarding the Company's financial condition, changes in financial condition and results of operations for the 52 week year ended September 29, 1996, taken from the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 1996, and the 39 weeks ended June 29, 1997, taken from the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1997, is set forth under the caption entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages F-19 through F-23 and F-29 through F-32, respectively, of this Proxy Statement. For recent developments with respect to the Company's Existing Credit Agreement and the Sale/Leaseback Transaction, see "THE MERGER -- Source and Amount of Funds."

            PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information concerning the ownership of Shares by each of the directors, the Company's Chief Executive Officer, the Company's officers meeting the criteria set forth in 17 CFR 229.402(a) (3) (the "Named Executive Officers"), all directors and executive officers as a group, and each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Shares, as of November 10, 1997 (except as noted with respect to certain holders of more than 5% of the outstanding Shares). Except as otherwise indicated, each person listed below has informed the Company that such person has (i) sole voting and investment power with respect to the Shares and
(ii) record and beneficial ownership with respect to the Shares.

                                                                    NUMBER OF SHARES
BENEFICIAL OWNER                                                         OWNED           % OF CLASS
------------------------------------------------------------------  ----------------     ----------
Thomas J. Russo...................................................                             *
Fred H. Beaumont, Jr..............................................          3,000(1)           *
Martha H. W. Crowninshield........................................      9,332,152(2)        83.5%
David T. DiPasquale...............................................          2,000(1)           *
Barbara M. Ginader................................................      9,332,152(2)        83.5%
Neil A. Wallack...................................................              0              *
Allan D. Weingarten...............................................          3,000(1)           *
Daniel R. Scoggin(3)..............................................        178,000(1)         1.6%
Stephen J. Kiel(3)................................................         50,000(1)           *
Anthony E. Bezsylko(3)............................................         50,000(1)           *
A. Gerald Leneweaver..............................................         20,000(1)           *
David L. Dobbs....................................................              0              *
Michael R. Jorgensen(3)...........................................              0              *
All directors and executive officers as a group (18 persons)(3)...      9,750,002(5)        84.1%
GRR Merger Corp.(4)...............................................      8,777,252(6)        78.6%
GRR Holdings, LLC(4)..............................................      9,332,152(7)        83.5%
Boston Ventures Limited Partnership V(4)(7).......................      9,332,152(8)        83.5%
Wellington Management Company, LLP
  75 State Street, Boston, MA 02109...............................        905,300(9)         8.1%
Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue, Santa Monica, CA 90401.......................        640,900(10)        5.7%

---------------
 (1) Represent Shares issuable upon exercise of outstanding Options which became exercisable as a result of consummation of the Offer. Such Shares are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such Options but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Each such holder of Options has agreed to their cancellation at or immediately prior to the Effective Time of the Merger (see "THE MERGER -- Interests of Certain Persons; Treatment of Stock Options").

 (2) Each of Martha H. W. Crowninshield and Barbara M. Ginader may be deemed to be the indirect beneficial owner of the 9,332,152 Shares owned by Parent and the Purchaser, with shared power to vote and dispose of such Shares, by reason of her being a managing director of Boston Ventures Company V, the general partner of BVLP V. See note (7).

 (3) Mr. Scoggins resigned on October 20, 1997 following consummation of the Offer, and Messrs. Kiel and Bezsylko resigned on October 31,1997. (see "THE MERGER -- Interests of Certain Persons; Termination of Certain Employment Agreements"). Mark J. Lawless, who was hired commencing November 3, 1997 (see "THE MERGER -- Interests of Certain Persons; Employment and Severance Agreements"), owns no Shares of record or beneficially. Mr. Jorgensen resigned as Senior Vice President and Chief Financial Officer effective August 26, 1996.

 (4) The address of such person is 21 Custom House Street, Boston, Massachusetts 02110.

 (5) Includes Options (see note (1)) and Shares deemed indirectly beneficially owned (see note (2)).

 (6) Does not include 554,900 Shares owned directly by Parent.

 (7) Represents sole power to vote and dispose of 554,900 Shares owned directly by Parent, and shared power to vote and dispose of 8,777,252 Shares owned by the Purchaser.

 (8) Represents shared power to vote and dispose of 8,777,252 Shares owned, directly or indirectly, by Parent and the Purchaser. BVLP V may be deemed to be the indirect beneficial owner of, with shared voting and dispositive power over, such Shares by reason of being the managing member of Parent. In addition, Boston Ventures Company V, by reason of being the general partner of BVLP V, and each of the managing directors of Boston Ventures Company V (Anthony J. Bolland, Roy F. Coppedge III, Ms. Crowninshield, Ms. Ginader, Richard C. Wallace and James M. Wilson), by reason of holding such position, may each be deemed to be the indirect beneficial owner of, with shared voting and dispositive power over, such Shares. Each such entity and person expressly disclaims beneficial ownership of such Shares other than to the extent of its, his or her economic interest therein.

 (9) Wellington Management Company, LLP ("WMC"), is an investment advisor registered with the Commission under the Investment Advisers Act of 1940, as amended (the "1940 Act"). According to its filings with the Commission, as of January 24, 1997 WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 905,300 Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of January 24, 1997, WMC had shared voting power over 163,300 of such Shares and shared dispositive power over all of such Shares.

(10) According to its filings with the Commission, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 640,900 Shares as of December 31, 1996, all of which Shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has sole voting power over 469,850 of such Shares and sole dispositive power over all of such Shares. Dimensional disclaims beneficial ownership of such Shares. Persons who are officers of Dimensional also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the 1940 Act. According to Dimensional's filings with the Commission, these persons, in their capacity of officers of the Fund and the Trust, vote 87,950 additional Shares which are owned by the Fund and 83,100 Shares which are owned by the Trust (both included in the 640,900 Shares as to which Dimensional has sole dispositive power).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith, files periodic reports, proxy statements and other information with the Commission relating to its business, financial conditions and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company directors and officers, their remuneration, stock options granted to them, the principal holders of the Company securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

                             SHAREHOLDER PROPOSALS

     If the Merger is not consummated, any shareholder who wishes to present a proposal for inclusion in the Proxy Statement for action at future Annual Meetings of Shareholders must comply with the rules and regulations of the Commission then in effect. The date by which such proposals must be received by the Company for inclusion in its Proxy Statement for the 1998 Annual Meeting has not yet been determined. If the Merger is not consummated, the Company will inform holders of Shares of the date by which such proposals must be received by the Company for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders.

                      [This page intentionally left blank]

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
Report of Independent Auditors........................................................    F-2
Audited Financial Statements
  Consolidated Balance Sheets as of September 29, 1996 and October 1, 1995............    F-3
  Consolidated Statements of Operations...............................................    F-4
  Consolidated Statements of Stockholders' Equity.....................................    F-5
  Consolidated Statements of Cash Flows...............................................    F-6
  Notes to Consolidated Financial Statements..........................................    F-7
Financial Statement Schedule
  Schedule II Valuation and Qualifying Accounts.......................................   F-18
  All other schedules are omitted because the required information is not present, or is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements and notes thereto.
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   F-19
Unaudited Financial Statements
  Condensed Consolidated Balance Sheets (Unaudited) as of June 29, 1997 and September
     29, 1996.........................................................................   F-24
  Condensed Consolidated Statements of Operations (Unaudited).........................   F-25
  Condensed Consolidated Statements of Cash Flows (Unaudited).........................   F-26
  Notes to Consolidated Financial Statements (Unaudited)..............................   F-27
Management's Discussion and Analysis of Financial Condition and Results of Operations
  (Unaudited).........................................................................   F-29

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Ground Round Restaurants, Inc.


     We have audited the accompanying consolidated balance sheets of Ground Round Restaurants, Inc. as of September 29, 1996 and October 1, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 29, 1996. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ground Round Restaurants, Inc. at September 29, 1996 and October 1, 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 29, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note K to the consolidated financial statements, in fiscal year 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

                                          /s/ ERNST & YOUNG LLP


                                          ERNST & YOUNG LLP

Boston, Massachusetts
November 22, 1996

                         GROUND ROUND RESTAURANTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                  AS OF SEPTEMBER 29, 1996 AND OCTOBER 1, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           1996         1995
                                                                         --------     --------
ASSETS:
Current assets:
  Cash and cash equivalents............................................  $  1,775     $  2,425
  Receivables, net of allowances for doubtful accounts of $1,123 in
     1996 and $797 in 1995.............................................     1,299        1,147
  Income tax refunds receivable........................................     2,550        1,541
  Inventories..........................................................     2,056        2,511
  Prepaid expenses and other current assets............................     1,471        2,115
  Assets held for sale.................................................    12,806
                                                                         --------     --------
     Total current assets..............................................    21,957        9,739
Property and equipment:
  Land.................................................................     7,042       10,240
  Buildings and leasehold improvements.................................    97,235      119,749
  Machinery and equipment..............................................    33,441       40,399
                                                                         --------     --------
                                                                          137,718      170,388
  Accumulated depreciation and amortization............................    53,154       53,484
                                                                         --------     --------
     Property and equipment, net.......................................    84,564      116,904
     Other assets......................................................    14,717       18,713
                                                                         --------     --------
                                                                         $121,238     $145,356
                                                                         ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable.....................................................  $  8,630     $  5,933
  Accrued expenses.....................................................    15,002       11,190
  Current portion of long-term debt and capital lease obligations......    11,499        8,277
                                                                         --------     --------
     Total current liabilities.........................................    35,131       25,400
Long-term debt and capital lease obligations...........................    39,947       50,303
Deferred income taxes..................................................                  1,120
Other long-term liabilities............................................     9,423        8,849
Stockholders' Equity:
  Preferred Stock, undesignated, par value $100 per share; authorized
     30,000 shares; none issued Common Stock, par value $.16 2/3 per share: authorized 35,000,000 shares, issued 11,174,000 in 1996 and
     1995..............................................................     1,862        1,862
  Additional paid-in capital...........................................    57,883       57,883
  Accumulated deficit..................................................   (23,008)         (61)
                                                                         --------     --------
     Total stockholders' equity........................................    36,737       59,684
                                                                         --------     --------
                                                                         $121,238     $145,356
                                                                         ========     ========

                See notes to consolidated financial statements.

                         GROUND ROUND RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 52 WEEKS ENDED     52 WEEKS ENDED     52 WEEKS ENDED
                                                 SEPTEMBER 29,        OCTOBER 1,         OCTOBER 2,
                                                      1996               1995               1994
                                                 --------------     --------------     --------------
Revenue........................................     $218,833           $230,406           $243,971
                                                    --------           --------           --------
Costs and Expenses:
  Cost of products sold........................      201,090            200,756            202,819
  Selling, general and administrative..........       16,575             16,043             15,370
  Depreciation and amortization................       11,884             14,667             13,507
  Interest expense.............................        4,815              4,957              4,091
  Other (income) expense.......................        2,892              1,599             (1,002)
  Impairment of long-lived assets..............        8,898
                                                    --------           --------           --------
                                                     246,154            238,022            234,785
                                                    --------           --------           --------
Net income (loss) before income taxes..........      (27,321)            (7,616)             9,186
Income taxes (benefit).........................       (4,374)            (1,906)             2,940
                                                    --------           --------           --------
Net Income (Loss)..............................     $(22,947)          $ (5,710)          $  6,246
                                                    --------           --------           --------
Weighted average common shares outstanding.....       11,174             11,151             11,109
                                                    --------           --------           --------
Per Share Data:
     Net income (loss) per common share........     $  (2.05)          $   (.51)          $    .56
                                                    ========           ========           ========

                See notes to consolidated financial statements.

                         GROUND ROUND RESTAURANTS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (DOLLARS AND SHARES IN THOUSANDS)

                             SHARES               ADDITIONAL    ACCUMULATED      DEFERRED          TOTAL
                             COMMON    COMMON      PAID-IN       EARNINGS        OFFICER       STOCKHOLDERS'
                             STOCK      STOCK      CAPITAL       (DEFICIT)     COMPENSATION       EQUITY
                             ------    -------    ----------    -----------    ------------    -------------
Balance at October 3,
  1993.....................  11,099    $ 1,850     $  57,572     $    (597)       $ (188)        $  58,637
  Amortization of deferred
     officer
     compensation..........                                                           92                92
  Converted stock
     options...............      15          2            59                                            61
  Net income...............                                          6,246                           6,246
                             ------     ------       -------      --------         -----          --------
Balance at October 2,
  1994.....................  11,114      1,852        57,631         5,649           (96)           65,036
  Amortization of deferred
     officer
     compensation..........                                                           96                96
  Converted stock
     options...............      60         10           252                                           262
  Net loss.................                                         (5,710)                         (5,710)
                             ------     ------       -------      --------         -----          --------
Balance at October 1,
  1995.....................  11,174      1,862        57,883           (61)            0            59,684
  Net loss.................                                        (22,947)                        (22,947)
                             ------     ------       -------      --------         -----          --------
Balance at September 29,
  1996.....................  11,174    $ 1,862     $  57,883     $ (23,008)       $    0         $  36,737
                             ======     ======       =======      ========         =====          ========

                 See notes to consolidated financial statements

                         GROUND ROUND RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                 52 WEEKS ENDED     52 WEEKS ENDED     52 WEEKS ENDED
                                                 SEPTEMBER 29,        OCTOBER 1,         OCTOBER 2,
                                                      1996               1995               1994
                                                 --------------     --------------     --------------
Cash Flows From Operating Activities:
  Net income (loss)............................     $(22,947)          $ (5,710)          $  6,246
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization.............       12,369             15,029             13,851
     Deferred income taxes.....................       (1,120)              (805)               336
     Write-off of deferred debt costs..........                                                572
     Impairment of long-lived assets...........        8,898
     Gain on disposition of assets.............                                             (1,574)
  Other, net...................................                              96                 92
  Return of insurance deposits.................                             819              4,690
  Change in operating assets and liabilities:
     Accounts receivable.......................          (85)               263               (152)
     Income tax refunds receivable.............       (1,009)            (1,541)
     Inventories and prepaid expenses..........        1,453                481             (1,468)
     Accounts payable and accrued expenses.....        6,163             (1,981)              (218)
                                                    --------           --------           --------
          Net cash provided by operating
            activities.........................        3,722              6,651             22,375
                                                    --------           --------           --------
Cash Flows From Investing Activities:
  Purchase of property and equipment...........       (1,829)            (9,695)           (22,437)
  Proceeds from sale of property and
     equipment.................................        5,107              4,289              4,378
  Purchase of liquor licenses..................                            (164)              (681)
  Deposits paid................................                                               (217)
  Notes receivable and working capital loan
     collections...............................                                                130
  Pre-opening costs and related items..........                            (390)              (988)
                                                    --------           --------           --------
          Net cash provided by investing
            activities.........................        3,278             (5,960)           (19,815)
                                                    --------           --------           --------
Cash Flows From Financing Activities:
  Proceeds from long-term borrowings...........                          49,600             28,800
  Payments of long-term borrowings.............       (7,134)           (49,340)           (29,813)
  Payments of deferred debt costs..............         (516)              (245)            (1,413)
  Proceeds from issuance of common stock.......                             262                 61
                                                    --------           --------           --------
          Net cash provided by (used in)
            financing activities...............       (7,650)               277             (2,365)
                                                    --------           --------           --------
Net Increase (Decrease) in Cash................         (650)               968                195
Cash at beginning of period....................        2,425              1,457              1,262
                                                    --------           --------           --------
Cash at end of period..........................     $  1,775           $  2,425           $  1,457
                                                    ========           ========           ========
Supplemental Cash Flow Information:
  Interest paid................................     $  4,124           $  4,728           $  3,458
  Taxes paid...................................           79              1,067              2,339

                See notes to consolidated financial statements.

                         GROUND ROUND RESTAURANTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED SEPTEMBER 29, 1996 AND OCTOBER 1, 1995 AND OCTOBER 2, 1994

A.  SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: The consolidated financial statements include the accounts of Ground Round Restaurants, Inc. (the "Company"), and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company operates and franchises family-oriented, full-service restaurants primarily in the Northeast, Mid-Atlantic and Midwest United States.

     The fiscal year of the Company is the 52 or 53 week period ending on the Sunday closest to September 30th. For purposes of these notes to the consolidated financial statements, the 52 week fiscal year ended September 29, 1996, the 52 week fiscal year ended October 1, 1995, and the 52 week fiscal year ended October 2, 1994, are referred to as 1996, 1995, and 1994, respectively.

     Certain items in prior years in specific captions of the accompanying consolidated financial statements and notes to the consolidated financial statements have been reclassified for comparative purposes.

     Cash Equivalents: Cash equivalents consist of highly liquid investments with original maturities of three months or less, and are carried at cost which approximates fair value.

     Inventories: Inventories are stated at the lower of cost or market, as determined by the first-in, first-out (FIFO) cost method.

     Property and Equipment: Property and equipment are recorded at cost. Depreciation and amortization, including amortization of assets recorded under capital leases, are computed principally by the straight-line method, based on estimated useful lives. Useful lives are generally 33 years for buildings, 10 years for machinery and equipment, and the shorter of the lease term or estimated useful life for leasehold improvements.

     Deferred Debt Costs: Deferred debt costs, included in other assets, are costs associated with the issuance of long-term debt and amortized over the terms of the related instruments.

     Deferred Pre-Opening Costs: Pre-opening costs consist of incremental amounts directly associated with opening a new restaurant. These costs, which principally include initial purchases of expendables and expenses of the restaurant staff, hired to operate the restaurant upon opening, for the training period before the restaurant opens, are capitalized and amortized over the 12 month period following the restaurant opening.

     Accounting for Stock-Based Compensation: In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which is effective in fiscal 1997. As permitted by the new standard, the Company will continue applying accounting prescribed by APB Opinion No. 25 and include additional footnote disclosures.

     Intangible Assets: Intangible assets are included in other assets and consist primarily of trade names, liquor licenses and franchise value. These assets are being amortized by the straight-line method over lives ranging between 15 and 40 years. The excess of cost of acquired companies over the value assigned to net tangible assets, representing goodwill, is amortized on a straight line basis over 40 years.

     Accrued Insurance Claims: The Company maintains insurance coverage for workers' compensation risks under contractual arrangements which retroactively adjust premiums for claims paid subject to specified limitations. In addition, the Company is self insured up to certain limits for risks associated with the health care plan provided for its employees. Expenses associated with such risks are accrued based upon the estimated amounts required to cover incurred incidents. The Company does not provide health or other benefits to retirees.

     Income Taxes: Tax provisions and credits are recorded at statutory rates for taxable items included in the consolidated statements of operations regardless of the period for which such items are reported for tax

                         GROUND ROUND RESTAURANTS, INC.

purposes. Deferred income taxes are recognized for temporary differences between financial statement and income tax based assets and liabilities. Deferred tax assets are reduced by a valuation allowance when the determination can be made that it is more likely than not that some portion or all of the related tax asset will not be realized.

     Other Long-Term Liabilities: Other long-term liabilities comprise various reserves including reserves for casualty insurance coverage and restaurant closings.

     Franchise Revenue: Initial franchise fees of $40,000 are recognized as revenue when substantially all commitments and obligations have been fulfilled, which is generally when the restaurant opens. Terms of franchise agreements are generally over a twenty year period and provide for continuing franchise royalty fees equal to 3 1/2% of monthly gross sales. The franchise agreements also provide that franchisees are required to pay up to 2 1/2% of monthly gross sales for advertising. Franchise and royalty fees included in revenues aggregated $1,856,000, $2,171,000 and $2,192,000 for 1996, 1995 and 1994, respectively.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

B.  OTHER ASSETS

     Other assets consist of the following:

                                                                    1996        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Deferred debt acquisition costs..........................  $ 3,933     $ 3,417
        Deferred pre-opening costs...............................    3,131       3,124
        Franchise value..........................................    4,018       4,696
        Goodwill.................................................    2,815       4,166
        Liquor licenses..........................................    4,251       4,666
        Tradename................................................    2,099       3,073
        Prepaid insurance........................................    2,771       2,771
        Other....................................................      232         300
                                                                   -------     -------
                                                                    23,250      26,213
        Less accumulated amortization............................    8,533       7,500
                                                                   -------     -------
                                                                   $14,717     $18,713
                                                                   =======     =======

     Other assets were net of allowances for doubtful accounts of $232,000 at September 29, 1996 and October 1, 1995.

                         GROUND ROUND RESTAURANTS, INC.

C.  PREPAID AND ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                    1996        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Casualty insurance.......................................  $ 2,764     $ 1,998
        Occupancy costs..........................................    3,049       2,728
        Payroll and payroll related expenses.....................    3,874       3,639
        Sales taxes..............................................    1,172       1,296
        Accrued professional fees................................    1,783         120
        Other....................................................    2,360       1,409
                                                                   -------     -------
                                                                   $15,002     $11,190
                                                                   =======     =======

     Prepaid expenses and other current assets of $1,471,000 at September 29, 1996 and $2,115,000 at October 1, 1995 included prepaid casualty insurance costs of $402,000 and $960,000, and prepaid property taxes of $863,000 and $488,000, respectively.

D.  LONG-TERM DEBT AND LEASE OBLIGATIONS

     Long-term debt and capitalized lease obligations consist of the following:

                                                                    1996        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Amended Credit Agreement dated September 12, 1996:
          Term Note..............................................  $48,485
          Tranche A Term.........................................              $34,151
          Tranche A Revolving....................................                6,700
          Tranche B Term.........................................               13,255
        Capitalized lease obligations @ 5% to 15%................    2,961       4,474
                                                                   -------     -------
                                                                    51,446      58,580
        Less current portion.....................................   11,499       8,277
                                                                   -------     -------
                                                                   $39,947     $50,303
                                                                   =======     =======

     On September 12, 1996 the Company and its lenders restructured the outstanding agreement dated October 8, 1993. The Amended and Restated Credit Agreement ("Amended Credit Agreement") consolidated the then existing Tranche A revolving loan, Tranche A Term Loans and Tranche B Term Loans into a single term loan in the aggregate principal amount of approximately $48,485,000. Interest on the facility will be payable at LIBOR plus 2.625% on the Company's LIBOR loans and Alternate Base Rate ("ABR") plus .75% on the Company's ABR based loans. As of September 29, 1996, the Company's loans were at Alternate Base Rate of 9% inclusive of the .75%. The loan is scheduled to mature on May 31, 1997, subject to an automatic extension to December 31, 1997 if the principal amount of the loan is reduced by $10.8 million prior to May 31, 1997. The Amended Credit Agreement contains financial covenants, including minimum levels of net worth and certain required measures of profitability. The Company is required to make accelerated principal payments based upon excess cash flows from operations, the sale of certain assets and the offering proceeds from the sale of stock of the Company. Provisions of the Amended Credit Agreement restricting the payment of dividends would prevent the Company from paying dividends over the term of the Amended Credit Agreement.

                         GROUND ROUND RESTAURANTS, INC.

     In consideration of the banks entering into the Amended Credit Agreement, among other things, the Company agreed to pay a maximum fee of $2.7 million to the lenders evidenced by Convertible Notes. This fee is subject to reduction to $1.3 million if the outstanding debt balance is reduced by $10.4 million before May 31, 1997. Through November 15, 1996 the Company reduced its outstanding debt balance by $10.4 million and accordingly has accrued the $1.3 million fee, included as a component of other expense in the consolidated statement of operations at September 29, 1996. The holder of each convertible note has the right to convert the principal amounts thereof into common stock of the Company, after May 1, 1997 at the price of approximately $2.71 per share.

     Maturities of long-term debt for the years succeeding September 29, 1996 are as follows:

                                                   (IN THOUSANDS)
                              1997...............     $ 10,800
                              1998...............       37,685

     Interest expense for 1996, 1995, and 1994 as presented has been reduced by interest income of $265,000, $162,000 and $171,000, respectively.

     During 1996, the Company entered into two interest rate cap agreements in the aggregate of $25,000,000 expiring during fiscal 1997, as stated in the Amended Credit Agreement, for interest rate protection. The fixed interest rate on these contracts at September 29, 1996 ranged from 8% to 10%. During 1995, the Company entered into two interest rate cap agreements in the aggregate of $30,000,000 that expired during fiscal 1996. The fixed interest rate on these contracts at October 1, 1995 was 12%. During 1994, the Company entered into two interest rate cap agreements in the aggregate of $15,000,000 that expired during fiscal 1995. The fixed interest rate on these contracts at October 2, 1994 ranged from 5.5% to 7%. The interest rate differential is recognized as an adjustment to interest expense. The payments made at the inception of the agreements are being amortized on a straight line basis over their terms. The amount included in the financial statements for outstanding debt approximates fair value.

     The Company occupies certain of its real estate under long-term leases, substantially all of which contain renewal options. Most of these leases provide for a percentage rental based on sales and, in most cases, require a minimum annual rental.

     A summary of property leased under capital leases is as follows:

                                                                      1996       1995
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Real Estate................................................  $8,367     $8,703
        Equipment..................................................     456        456
                                                                     ------     ------
                                                                      8,823      9,159
        Less accumulated amortization..............................   6,307      5,699
                                                                     ------     ------
                                                                     $2,516     $3,460
                                                                     ======     ======

     The above amounts represent the present value of future minimum lease payments at the inception of the leases, excluding that portion of the lease payments representing estimated insurance and tax cost. Leases capitalized also exclude that portion of the minimum lease payments attributable to land. Lease amortization

                         GROUND ROUND RESTAURANTS, INC.

is included in depreciation expense. Future minimum lease payments under noncancelable leases as of September 29, 1996 for each of the following years are as follows:

                                                                   CAPITAL     OPERATING
                                                                   LEASES       LEASES
                                                                   -------     ---------
                                                                      (IN THOUSANDS)
        1997.....................................................  $   960      $ 5,854
        1998.....................................................      827        5,383
        1999.....................................................      733        4,689
        2000.....................................................      578        4,406
        2001.....................................................      406        3,825
        Thereafter...............................................      223       17,869
                                                                    ------      -------
        Total minimum payments...................................    3,727      $42,026
                                                                                =======
        Less: Amounts representing interest......................      766
                                                                    ------
        Present value of net minimum payments....................    2,961            .
        Current portion of capital lease obligations.............      699
                                                                    ------
        Long-term capital lease obligations......................  $ 2,262
                                                                    ======

     Minimum obligations for noncancelable operating leases have been reduced by minimum noncancellable operating sublease rentals of $296,000. Future minimum lease payments have been reduced by $437,000 for stores that have been sold to Lone Star Steakhouse and Saloon, Inc. and for those stores that are expected to be disposed of in 1997. (See Note K.)

     Rent expense under operating leases for continuing operations was $8,483,866, $8,391,000, and $8,280,000 for 1996, 1995 and 1994, respectively.
Rent expense includes contingent rental expense for capital and operating leases of $1,860,000, $2,011,000 and $2,373,000 for 1996, 1995 and 1994, respectively.

E.  STOCKHOLDERS' EQUITY

     The 1992 Equity Incentive Plan, approved by the shareholders of the Company, authorizes the granting of various options and rights to management to purchase 350,000 shares of common stock of the Company. The 1989 Stock Option Plan, authorizes the grant of options to purchase up to an aggregate of 575,000 shares of common stock of the Company (less any shares issued pursuant to the exercise of options granted under the Company's 1987 and 1982 stock option plans). Incentive stock options cannot be issued at less than fair market value whereas the exercise price of nonqualified stock options is specified by the Compensation Committee.

                         GROUND ROUND RESTAURANTS, INC.

     The following is a summary of stock option transactions during 1996, 1995 and 1994:

                                                            SHARES       OPTION PRICES
                                                           --------     ---------------
        Options outstanding October 3, 1993..............   704,000     $3.29 to $10.06
          Granted........................................    19,000     $6.25 to $ 7.50
          Canceled.......................................   (95,000)    $4.63 to $ 9.13
                                                           --------
        Options outstanding at October 2, 1994...........   628,000     $3.29 to $10.06
          Granted........................................   183,000     $3.75 to $ 5.50
          Canceled.......................................  (386,000)    $3.29 to $ 7.88
                                                           --------
        Options outstanding at October 1, 1995...........   425,000     $3.29 to $10.06
          Granted........................................   376,000     $2.19 to $ 3.50
          Canceled.......................................  (235,000)    $3.19 to $10.06
                                                           --------
        Options outstanding at September 29, 1996........   566,000     $2.19 to $ 9.13
                                                           ========     ================

     As of September 29, 1996, options to purchase 566,000 shares of Common Stock were outstanding pursuant to the 1992 Equity Incentive Plan and the 1989 Stock Option Plan, options to purchase 197,000 shares of Common Stock were available for future grants pursuant to such plans and 763,000 shares of Common Stock were reserved for issuance.

     On February 2, 1993 the Compensation Committee of the Board of Directors authorized 30,000 shares of restricted stock to be offered to Michael P. O'Donnell, former Chairman of the Board, President, and Chief Executive Officer. These shares, valued at $274,000 at issuance, were subject to forfeiture and transfer restrictions over the three years following issuance. At the completion of each year of service subsequent to the issuance date, forfeiture restrictions were released on 10,000 shares. Pursuant to the terms of a Separation Agreement dated April 3, 1995 between the Company and Mr. O'Donnell, all 30,000 shares of Common Stock became fully vested and were delivered to Mr. O'Donnell. As a result, an aggregate amount of $274,000 has been recorded as compensation expense through fiscal 1995.

F.  INCOME TAXES

     The provision for income taxes for continuing operations computed under SFAS No. 109 in 1996, 1995 and 1994 consists of the following:

                                                          1996        1995        1994
                                                         -------     -------     ------
                                                                 (IN THOUSANDS)
        Current:
          Federal......................................  $(3,254)    $(1,247)    $2,344
          State........................................                  146        260
                                                         -------     -------     ------
                                                          (3,254)     (1,101)     2,604
        Deferred:
          Federal......................................   (1,120)       (734)       298
          State........................................                  (71)        38
                                                         -------     -------     ------
                                                          (1,120)       (805)       336
                                                         -------     -------     ------
                  Total expense (benefit)..............  $(4,374)    $(1,906)    $2,940
                                                         =======     =======     ======

                         GROUND ROUND RESTAURANTS, INC.

     The reasons for the difference between total tax expense and the amount computed by applying the statutory federal income tax rate to income from continuing operations are as follows:

                                                          1996        1995        1994
                                                         -------     -------     ------
                                                                 (IN THOUSANDS)
        Taxes at statutory rate applied to pretax
          income from continuing operations:...........  $(9,289)    $(2,589)    $3,123
        Increases (reductions) in tax resulting from:
          State income taxes...........................   (1,803)         51        197
          Targeted jobs tax credits....................       (4)       (515)      (499)
          FICA tax credits.............................     (917)       (815)      (422)
          AMT rate differential........................    2,193
          Credit carryforwards and increase in
             valuation allowance.......................    5,040       1,411
          Resolution of tax concerns...................     (122)        481
          Other........................................      528          70        541
                                                         -------     -------     ------
                  Total expense (benefit)..............  $(4,374)    $(1,906)    $2,940
                                                         =======     =======     ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at September 29, 1996 and October 1, 1995 are as follows:

                                                                   SEPTEMBER 29, 1996
                                                          -------------------------------------
                                                           ASSETS      LIABILITIES      TOTAL
                                                          --------     -----------     --------
                                                                     (IN THOUSANDS)
    Current:
      Vacation pay......................................  $    265                     $    265
      Accounts receivable...............................       398                          398
      Other deductible (income) amounts.................       292       $  (100)           192
      Less valuation allowance..........................      (855)                        (855)
                                                          --------       -------       --------
         Total current..................................       100          (100)             0
                                                          --------       -------       --------
    Noncurrent:
      Credits...........................................     5,873                        5,873
      Depreciation......................................     2,516        (2,823)          (307)
      Land..............................................                     (16)           (16)
      Lease obligations.................................     3,130        (2,843)           287
      Accrued insurance.................................     3,312                        3,312
      Closed store reserve..............................     1,364                        1,364
      Amortization......................................     1,419          (981)           438
      Sales & use tax...................................       244                          244
      Deferred compensation.............................       239                          239
      Executive retirement..............................        92                           92
      Other deductible (income) amounts.................       557          (192)           365
      Less valuation allowances.........................   (11,891)                     (11,891)
                                                          --------       -------       --------
         Total noncurrent...............................     6,855        (6,855)             0
                                                          --------       -------       --------
              Total current and noncurrent..............  $  6,955       $(6,955)      $      0
                                                          ========       =======       ========

                         GROUND ROUND RESTAURANTS, INC.

                                                                      OCTOBER 1, 1995
                                                            -----------------------------------
                                                            ASSETS      LIABILITIES      TOTAL
                                                            -------     -----------     -------
                                                                      (IN THOUSANDS)
    Current:
      Vacation pay........................................  $   228                     $   228
      Accounts receivable.................................      237                         237
      Other deductible (income) amounts...................       53       $   (30)           23
      Less valuation allowance............................     (488)                       (488)
                                                             ------       -------       -------
         Total current....................................       30           (30)            0
                                                             ------       -------       -------
    Noncurrent:
      Credits.............................................    3,749                       3,749
      Depreciation........................................    1,535        (4,008)       (2,473)
      Land................................................                   (272)         (272)
      Lease obligations...................................    2,454        (2,199)          255
      Accrued insurance...................................    2,685                       2,685
      Closed store reserve................................      507                         507
      Amortization........................................      143          (658)         (515)
      Sales & use tax.....................................      276                         276
      Deferred Compensation...............................      249                         249
      Executive retirement................................      229                         229
      Other deductible amounts............................      168            37           205
      Less valuation allowances...........................   (6,015)                     (6,015)
                                                             ------       -------       -------
         Total noncurrent.................................    5,980        (7,100)       (1,120)
                                                             ------       -------       -------
              Total current and noncurrent................  $ 6,010       $(7,130)      $(1,120)
                                                             ======       =======       =======

     A valuation allowance has been provided for those deferred.tax assets for which management believes it is more likely than not that the tax benefit will not be realized. As of September 29, 1996 the Company had approximately $1,580,000 of alternative minimum tax credit carryforwards for federal tax purposes, approximately $1,878,000 of targeted jobs tax credits, approximately $2,373,000 of FICA tax credits, $28,000 of foreign tax credits and $14,000 of research and development credits, that expire on various dates through 2011.

G.  RETIREMENT BENEFITS

     The Company sponsors a qualified defined contribution pension plan which covers substantially all full-time eligible employees. Employees may contribute up to 10% of earnings on an after tax basis which are matched by the Company based upon years of participation in the plan up to a maximum of 3%. Defined contribution expense for the Company was $187,000, $218,000 and $221,000 for 1996, 1995 and 1994, respectively.

     The Company also sponsors a non-qualified deferred compensation plan for key management employees. An employee can defer up to 10% of eligible compensation which will be matched by the Company up to 3%. The Company may also make discretionary matching contributions between 25% and 100% of each employee's deferred compensation between 3% and 10%. In addition, a rate of return, determined in advance by the Company, will be credited each year to the employee's account. The funds are invested at the discretion of the Company. Deferred compensation expense for the Company was $92,000, $100,000 and $112,000 for 1996, 1995 and 1994, respectively. Except as set forth above, the Company has no liability for health or other benefits to retirees.

                         GROUND ROUND RESTAURANTS, INC.

H.  COST OF PRODUCTS SOLD

     Cost of products sold comprises the following:

                                                       1996         1995         1994
                                                     --------     --------     --------
                                                               (IN THOUSANDS)
        Food and beverage costs....................  $ 76,094     $ 73,837     $ 76,949
        Labor costs................................    76,469       77,779       76,845
        Other costs................................    48,527       49,140       49,025
                                                     --------     --------     --------
                                                     $201,090     $200,756     $202,819
                                                     ========     ========     ========

I.  OTHER INCOME AND EXPENSE

     During 1996, the Company recognized $2.8 million in expenses in connection with the placement of an Amended and Restated Credit Agreement dated September 12, 1996, consisting of bank, administrative and legal fees.

     During 1995, the Company recognized approximately $0.8 million in expenses related to the resignation of the Company's Chairman of the Board, President, and Chief Executive Officer. Also recognized was approximately $0.8 million in expenses related to the termination of the Merger Agreement among the Company, GRR Acquisition Corp. and GRR, Inc., which the parties entered into on August 23, 1994 and which was terminated on January 13, 1995. Developments in the high-yield financing market prevented the timely completion of the financing for the merger.

J.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of unaudited quarterly consolidated results of operations for 1996, 1995 and 1994:

                                               DECEMBER 31      MARCH 31      JUNE 30      SEPTEMBER 29
                                               ------------     ---------     --------     -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
1996:
  Revenue....................................    $ 54,725        $54,958      $ 55,779        $53,371
  Gross profit...............................       4,502          3,773         4,631          4,837
  Net loss...................................      (3,019)        (3,546)       (3,116)       (13,266)
  Per share data:
  Net loss...................................        (.27)          (.32)         (.28)         (1.19)

                                                JANUARY 1        APRIL 2       JULY 2        OCTOBER 1
                                               ------------     ---------     --------     -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
1995:
  Revenue....................................    $ 62,398        $56,937      $ 56,145        $54,926
  Gross profit...............................      10,337          8,119         7,231          3,963
  Net income (loss)..........................         122         (1,334)         (738)        (3,760)
  Per share data:
  Net income (loss)..........................         .01           (.12)         (.07)          (.33)

                         GROUND ROUND RESTAURANTS, INC.

                                                JANUARY 2        APRIL 3       JULY 3        OCTOBER 2
                                               ------------     ---------     --------     -------------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
1994:
  Revenue....................................    $ 62,199        $59,885      $ 60,670        $61,217
  Gross profit...............................      10,731          9,400        10,263         10,758
  Net income.................................       1,534          1,554         1,595          1,563
  Per share data:
  Net income.................................         .14            .14           .14            .14

FOURTH QUARTER -- 1996

     The Company recognized income tax expense of $2.5 million resulting from a change in the tax effective rate for 1996. In addition, the Company recorded a charge of $8.9 million resulting from the adoption of Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" and the decision to dispose of certain restaurants (See Note K.)

K.  STORE CLOSINGS AND IMPAIRMENT OF LONG-LIVED ASSETS

     On July 1, 1996, the Company announced that it agreed to sell up to 16 of its restaurants to Lone Star Steakhouse and Saloon, Inc. Based on mutual consent, as of September 29, 1996 the actual number of restaurants to be sold to Lone Star Steakhouse and Saloon, Inc. was reduced to 12 restaurants. As of December 6, 1996, the Company sold 11 restaurants to Lone Star for $11.4 million. The carrying value of these restaurants approximates the proceeds received from the sales. On August 11, 1996 a committee of the Company's Board of Directors approved the closure of 10 restaurants in 1997.

     The Company elected to early adopt SFAS No. 121, in the fourth quarter of fiscal 1996. This Statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     The Company considers a history of store operating losses to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are independent of the cash flows of other group of assets. The Company has identified the appropriate grouping of assets to be individual restaurants where circumstances indicate that an impairment issue may exist. Impairment occurs if the undiscounted operating cash flows is less than the carrying amount. The loss is measured as the amount by which the carrying amount of the assets exceed its fair value. The Company generally measures fair value by obtaining market rates. Considerable management judgement is necessary to estimate market rates and, accordingly, actual results could vary significantly from such estimates.

     The net assets relating to the assets to be sold or disposed of have been re-classified on the Consolidated Balance Sheet. Consistent with the Company's policy to review its base of restaurants for potential sales and impairments, the Company recorded a fourth quarter charge of $8.9 million consisting of a $5.8 million reduction in the net carrying value of certain restaurants and other restaurant-related long-lived assets that were determined to be impaired and a $3.1 million reduction in the net carrying value of certain restaurants and related equipment expected to be disposed of during 1997. The charge resulted in a reduction to property and equipment of $5.9 million and a reduction to intangible assets of $3.0 million.

L.  LITIGATION

     The Company has been named in a number of separate claims brought by former employees alleging that the Company engaged in discriminatory practices including those based on age or sex. Plaintiffs maintaining

                         GROUND ROUND RESTAURANTS, INC.

claims of employment discrimination, such as those being brought against the Company, generally are entitled to have their claims tried by a jury and such claims may result in punitive damage awards. Most of the proceedings against the Company are still in the discovery phase and management believes that the discrimination claims against the Company are without merit and the Company is actively defending the claims. Management does not expect that the resolution of these matters will have a material adverse effect on the consolidated results of operations, cash flows or financial position of the Company.

                                                                     SCHEDULE II

                         GROUND ROUND RESTAURANTS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                          BALANCE                                                   BALANCE
                                         BEGINNING     ADDITIONS     CHARGED TO                    AT END OF
              DESCRIPTION                OF PERIOD       COST          OTHER        RECOVERIES      PERIOD
---------------------------------------  ---------     ---------     ----------     ----------     ---------
Year Ended September 29, 1996:
  Allowances deducted from assets to
     which they apply:
     For doubtful accounts.............   $ 1,030        $ 325           --             --          $ 1,355
Year Ended October 1, 1995:
  Allowances deducted from assets to
     which they apply:
     For doubtful accounts.............       583          447           --             --            1,030
Year Ended October 2, 1994:
  Allowances deducted from assets to
     which they apply:
     For doubtful accounts.............       447          140           --              4              583

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis examines the Company's operations which comprise the Ground Round restaurant chain, and should be read in conjunction with the financial statements and notes thereto included elsewhere in this report. As of September 29, 1996, the Company operated 143 and franchised 41 family-oriented, full service, casual dining restaurants.

     For purposes of this discussion and analysis, the 52 week year ended September 29, 1996, the 52 week year ended October 1, 1995 and the 52 week year ended October 2, 1994, are referred to as 1996, 1995, and 1994, respectively.

RESULTS OF OPERATIONS

     The following table sets forth the percentages which the items in the Company's Consolidated Statements of Operations bear to total revenue unless otherwise indicated:

                                                 52 WEEKS ENDED     52 WEEKS ENDED     52 WEEKS ENDED
                                                 SEPTEMBER 29,        OCTOBER 1,         OCTOBER 2,
                                                      1996               1995               1994
                                                 --------------     --------------     --------------
Revenue:
  Restaurant revenue...........................        99.2%              99.1%              99.1%
  Franchise revenue............................          .8                 .9                 .9
                                                      -----              -----              -----
     Total Revenue.............................       100.0              100.0              100.0
Costs and Expenses:
  Cost of products sold(1).....................        92.7               88.0               83.9
  Selling, general and administrative..........         7.6                6.9                6.3
  Depreciation and amortization................         5.4                6.4                5.5
  Interest expense.............................         2.2                2.2                1.7
  Impairment of long-lived assets..............         4.1
  Other (income) expense.......................         1.3                 .7                (.4)
Income (loss) before income taxes..............       (12.5)              (3.3)               3.8
Income taxes (benefit).........................        (2.0)               (.8)               1.2
                                                      -----              -----              -----
Net income (loss)..............................       (10.5)%             (2.5)%              2.6%

---------------
(1) As a percentage of Company-operated restaurant revenue.

     Restaurant Revenue. Restaurant revenue totaled $217.0, $228.2 and $241.8 million for fiscal 1996, 1995 and 1994, respectively. Restaurant revenue is comprised of comparable restaurant revenue (revenue from restaurants open during all of both fiscal years) and non-comparable restaurant revenue.

     Comparable restaurant revenue, comprised of revenue from restaurants open during all of 1996 and 1995, decreased in 1996 by 0.9% to $206.4 million for the comparable 1995 52-week period. Comparable restaurant revenue in 1995 decreased by 5.3% for the comparable 1994 52-week period. Management believes that improved comparable sales in 1996 vs. 1995, as compared to 1995 vs. 1994, was the result of the new menu introduced in December 1995 with over 200 offerings. As the Company improved menu execution and service, the comparable sales continued to increase as demonstrated in the fourth quarter. Comparable restaurant revenue increased by 1.5% in the fourth quarter of 1996 as compared to the fourth quarter of 1995. In management's opinion, the decline in comparable sales levels in 1995 vs. 1994 were primarily impacted by increased competition within the casual dining sector, coupled with a change in consumer spending.

     The average guest check was approximately $9.02, $8.21 and $8.12 in 1996, 1995 and 1994 respectively. The increase in guest check resulted in an increase in comparable restaurant revenues of $20.3 million in 1996 through the implementation of a menu expansion with higher priced menu items. The guest count declined by

9.8% in 1996 and by 6.1% in 1995 resulting in a reduction of $20.3 million and $13.3 million in revenues respectively. Management believes the reduction in 1996 was a result of discontinuing discounts offered primarily to bar and kids menu patrons. Sales of alcoholic beverages (excluding soda) were approximately 19%, 20% and 21% of revenue in 1996, 1995 and 1994, respectively.

     Non-comparable restaurant revenue, consisting of those restaurants not in operation during all of both comparable years, decreased to $10.6 million in 1996 from $20.0 million in 1995. The decrease in 1996 is attributable to the sale or closing of 16 restaurants during fiscal 1995 and the sale or closing of nine restaurants during 1996, offset by the opening of four new restaurants during fiscal 1995 which are currently classified as non-comparable. In 1995, the increase in non-comparable restaurant revenue to $19.4 million from $6.7 million in 1994 was attributable to the full year operation of nine new restaurants added in 1994, offset by the sale or closing of 15 locations during 1995.

     Franchise Revenue. The Company's franchise base consisted of 46 restaurants with franchise agreements (of which 41 are presently operating), 42 and 41 in 1996, 1995 and 1994, respectively. During 1996, the Company added two franchised restaurants, which were formerly company-operated restaurants and closed three franchise restaurants. During 1995, the Company added six franchised restaurants, consisting of two new franchised restaurants and four formerly Company-operated existing restaurants which were acquired by franchisees. One franchised restaurant was closed during 1995. During 1994, two new franchised restaurants were added, while five franchised restaurants were closed. Revenue from franchised restaurants (consisting of royalties and franchise fees) were $1.9 million, $2.2 million and $2.5 million in 1996, 1995 and 1994, respectively.

     Cost of Products Sold. Cost of products sold consists of both food and beverage costs and restaurant operating expenses. Food and beverage costs totaled 35.1%, 32.4% and 31.8% of Company-operated restaurant revenue in 1996, 1995 and 1994, respectively. The increase in the cost of products sold in 1996 reduced profits by $5.9 million. Restaurant operating expenses were 57.6%, 55.7% and 52.1% of Company-operated restaurant revenue, respectively, in 1996, 1995 and 1994.

     Food and beverage costs as a percentage of Company-operated restaurant revenue increased by 2.7% as compared to 1995 as the Company implemented a substantially re-designed menu during the first week of December, 1995. The increase can be primarily attributed to higher product costs associated with new menu items, including increases in portion sizes, the costs associated with proper food preparation and restaurant managers ability to predict guests preference on new menu items. The increase in food and beverage costs of .6% from 1994 to 1995 was attributable to increased lettuce costs during the third quarter of 1995 along with the implementation of a summer menu in the fourth quarter of 1995. The decrease in food and beverage costs in 1994 was attributable to lower food product costs offset by an increase in beverage costs due to the increased cost of beer.

     Restaurant operating expenses as a percentage of Company-operated restaurant revenue increased by 1.9% in 1996 from 1995. The increases have primarily resulted from increases in labor costs of 1.1% directly attributable to increased kitchen staffing during implementation of the new menu and increased front of the house staff to improve guest service. Other costs have increased by .8% in 1996 as compared to 1995 mainly as a result costs associated with the implementation of the new menu, including increases in printing, plateware, supplies and repairs. These increases were partially offset by decreases in local promotion expenses and in percentage rent expense. Most other costs remained at a constant dollar level due to the fixed nature of certain costs associated with operating a restaurant. Restaurant operating expenses as a percentage of Company-operated restaurant revenue increased 3.6% in 1995 from 1994 primarily due to a $.9 million increase in hourly labor costs associated with the roll-out of the Company's summer menu and an increase in front-of-the-house staff to improve guest service. Other costs have remained at relatively constant dollar levels, due to the fixed nature of costs associated with operating a restaurant.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were 7.6%, 6.9% and 6.3% of total revenue in 1996, 1995 and 1994, respectively. Selling expenses, comprised of advertising and point of purchase materials, development and production costs, were .6%, .9% and .5% of total revenue for 1996, 1995 and 1994, respectively. Selling expenses decreased in 1996 by .3% of total revenue from

1995 due to the Company's decision not to use radio advertising. Selling expenses increased in 1995 by .4% of total revenue from 1994, primarily due to an increase in radio advertising during the first two quarters of 1995.

     General and administrative costs, comprised of restaurant manager training, regional overhead, and corporate administrative costs, were 7.0%, 6.0% and 5.8% of total revenue in 1996, 1995 and 1994, respectively. The increase in general and administrative costs of 1.0% in 1996 as compared to 1995 represents additional training expenses incurred in order to properly staff the restaurants at the management level, coupled with the addition of three Regional Directors and Two Divisional Vice Presidents in order to reduce span of control (by reducing the number of locations that each regional director is responsible for). General and administrative costs have remained relatively constant in dollars in 1995 as compared to 1994 with the exception of an increase in litigation expense of $.3 million.

     Depreciation and Amortization. Depreciation and amortization expenses were 5.4%, 6.4% and 5.5% of total revenue in 1996, 1995 and 1994, respectively. Depreciation and amortization expenses decreased by 1.0% in 1996 as compared to 1995 due to the sale or closing of 16 restaurants in 1995 and nine restaurants during 1996. Depreciation and amortization expenses increased by .9% in 1995 as compared to 1994 primarily due to the remodeling of 120 restaurants since 1992 and an increase in pre-opening expenses.

     Impairment of Long-Lived Assets. During 1996 the Company recorded a fourth quarter charge of $8.9 million consisting of a $5.8 million reduction in the net carrying value of certain restaurants and other restaurant related long-lived assets that were determined to be impaired under the Statement of Financial Accounting Standards No. 121 and a $3.1 million reduction in the net carrying value of certain restaurants and related equipment to be disposed of in fiscal 1997. (See Footnote K in Financial Statements for further explanation).

     Other (Income) and Expense. Other (income) and expenses were $2.9 million, $1.6 million and $(1.0) million in 1996, 1995 and 1994, respectively. During 1996, the Company recognized $2.8 million in expenses in connection with the restructuring of an Amended and Restated Credit Agreement dated September 12, 1996. Fiscal 1995 reflects $0.8 million in expenses related to the termination of the Merger Agreement among the Company, GRR Acquisition Corp. and GRR, Inc., which the parties entered into on August 23, 1994 and which was terminated on January 13, 1995. In addition, 1995 also reflects $0.8 million in expenses related to the resignation of the Company's former Chairman of the Board, President, and Chief Executive Officer. During 1994, the Company completed a sale of one location for approximately $2.0 million and realized a pretax gain of approximately $1.5 million. This gain was partially offset by the write-off of $.6 million in expenses associated with a proposed public offering of convertible subordinated debentures which the Company withdrew due to market conditions.

     Interest Expense. Interest expenses were 2.2%, 2.2% and 1.7% of total revenue in 1996, 1995 and 1994, respectively. Interest expense increased in 1995 due to the increase in the average interest rate under the Company's credit facility to 7.7% in 1995 from 6.5% in 1994.

     Income Taxes. The Company's effective income tax rates were 16%, 25% and 32% in 1996, 1995 and 1994, respectively. The reduction in the 1996 and 1995 effective tax rate was primarily due to the generation of additional targeted jobs tax credits, FICA credits and the net operating loss that did not provide a benefit for the current year. In addition, the settlement of an Internal Revenue Service audit for the years 1986 through 1989 impacted the 1995 rate.

     Net Income (Loss). As a result of the foregoing, the Company reported a net loss of $(22.9) million in fiscal 1996, compared to a net loss of $(5.7) million in 1995 and net income of $6.2 million in 1994. The net loss was $(2.05) per share in 1996, $(.51) per share in 1995, compared to net income of $.56 per share for 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES.

     A significant amount of the Company's restaurant revenues are tendered in cash, with the remainder made with credit cards that are generally realized in cash within a few days. Because the Company does not have significant accounts receivable or inventories and pays its expenses within normal terms, the Company operates with working capital deficits as is typical in the restaurant industry. The Company had working capital deficits of $13.2 million and $15.7 million as of September 29, 1996 and October 1, 1995, respectively.

     Net cash provided by operating activities totaled $3.7 million in 1996 as compared with $6.7 million in 1995. The decrease is attributed to the Company's net loss of $22.9 million for 1996 compared to the net loss of $5.7 million for 1995. The decrease was partially offset by the receipt of an income tax refund and by an increase in accounts payable as a result of obtaining more favorable payment terms negotiated with the Company's vendors. The Company incurred capital expenditures totaling $1.8 million for restaurant capital maintenance during 1996, and $9.7 million for restaurant capital maintenance, remodeling and new restaurant construction during 1995. Available cash, net cash provided by operations and proceeds from sales of restaurant locations of approximately $5.1 million funded 1996 capital expenditures and provided for the repayment of $7.1 million in borrowings under the Company's current credit facility with its banks. On September 29, 1996 and October 1, 1995, the Company's borrowings under its credit facility were $48.4 million and $54.1 million, respectively, there are no material unused amounts of credit.

     On September 12, 1996 the Company and its lenders restructured its existing credit facility by entering into the Amended and Restated Credit Agreement ("Amended Credit Agreement") which consolidated the then existing Tranche A revolving loan, Tranche A Term Loans and Tranche B Term Loans into a single term loan in the aggregate principle amount of approximately $48,485,000. The interest rate is calculated at LIBOR plus 2.625% on the Company's LIBOR loans and alternate base rate ("ABR") plus .75% on the Company ABR based loans. The loan is scheduled to mature on May 31, 1997, subject to an automatic extension to December 31, 1997 if the principal amount of the loan is reduced by $10.8 million prior to May 31, 1997. Through November 15, 1996 the Company reduced its outstanding debt balance by $10.4 million. The Amended Credit Agreement contains financial covenants, including minimum levels of net worth and certain required measures of profitability. The Company is required to make accelerated principal payments based upon excess cash flows from operations, the sale of certain assets and the offering proceeds from the sale of stock of the Company. Provisions of the Amended Credit Agreement restricting the payment of dividends would prevent the Company from paying dividends over the term of the Amended Credit Agreement.

     In consideration of the banks entering into the Amended Credit Agreement, the Company agreed to pay a maximum fee of $2.7 million to the lenders evidenced by Convertible Notes. This fee is subject to reduction to $1.3 million if the outstanding debt balance is reduced by $10.4 million before May 31, 1997. Through November 15, 1996 the Company reduced its outstanding debt balance by $10.4 million, and accordingly has accrued the $1.3 million fee, included as a component of other expense in the consolidated statement of operations at September 29, 1996. The holder of each Convertible Note has the right to convert the principal amount thereof into common stock of the Company, after May 1, 1997 at the price of approximately $2.71 per share.

     During 1996, the Company entered into two interest rate cap agreements in the aggregate of $25,000,000 expiring during fiscal 1997, in accordance with the terms of the Amended Credit Agreement, for interest rate protection. The fixed interest rate on these contracts at September 29, 1996 ranged from 8% to 10%. During 1995, the Company entered into two interest rate cap agreements in the aggregate of $30,000,000 that expired during fiscal 1996. The fixed interest rate on these contracts at October 1, 1995 was 12%. During 1994, the Company entered into two interest rate cap agreements in the aggregate of $15,000,000 that expired during fiscal 1995. The fixed interest rate on these contracts at October 2, 1994 ranged from 5.5% to 7%. The interest rate differential is recognized as an adjustment to interest expense. The amount included in the financial statements for outstanding debt approximates fair value.

     The Company expects to incur approximately $2.7 million in capital expenditures during fiscal 1997. Management believes that existing cash, net cash provided by operating activities, and proceeds from the sale of restaurant locations, already transacted, will be sufficient to meet operating needs, fund anticipated capital expenditures and service debt requirements, assuming that the Amended Credit Agreement is restructured, during fiscal 1998. There can be no assurance that the Company will be able to restructure the Amended Credit Agreement or obtain alternative financing.

     The effect of inflation has not been a factor upon either the operations or the financial condition of the Company. The Company's business is not significantly seasonal in nature.

  Forward-Looking Information


     Statements contained in this Form 10-K that are not historical facts, including, but not limited to, statements found in this Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this Form 10-K could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the Company's ability to operate existing restaurants profitably, changes in local, regional and national economic conditions, especially economic conditions in the areas in which the Company's restaurants are concentrated, increasingly intense competition in the restaurant industry, increases in food, labor, employee benefits and similar costs, and other risks detailed from time to time in the Company's periodic earnings releases and reports filed with the Securities and Exchange Commission, as well as the risks and uncertainties discussed in this Form 10-K.

                         PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                         GROUND ROUND RESTAURANTS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
             AS OF JUNE 29, 1997 AND SEPTEMBER 29, 1996 (DOLLARS IN
                      THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                           1997         1996
                                                                         --------     --------
                                            ASSETS
Current Assets:
  Cash and cash equivalents............................................  $  1,049     $  1,775
  Receivables, net of allowances for uncollectible accounts of $991 and
     $1,123 at June 29, 1997 and September 29, 1996, respectively......     1,270        1,299
  Income tax refunds receivable........................................         0        2,550
  Inventories..........................................................     1,946        2,056
  Prepaid expenses and other current assets............................     1,990        1,471
  Assets held for sale.................................................     1,579       12,806
                                                                         --------     --------
     Total current assets..............................................     7,834       21,957
Property and equipment:
  Land.................................................................     7,042        7,042
  Buildings and leasehold improvements.................................    97,929       97,235
  Machinery and equipment..............................................    34,086       33,441
                                                                         --------     --------
                                                                          139,057      137,718
  Accumulated depreciation and amortization............................    59,583       53,154
                                                                         --------     --------
     Property and equipment, net.......................................    79,474       84,564
Other assets...........................................................    12,027       14,717
                                                                         --------     --------
Total Assets...........................................................  $ 99,335     $121,238
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................................  $  7,212     $  8,630
  Accrued expenses.....................................................    11,454       15,002
  Current portion of long-term debt and capital lease obligations......       640       11,499
  Term loan payable to bank (see Note 4)...............................    37,138            0
                                                                         --------     --------
     Total current liabilities.........................................    56,444       35,131
Long-term debt and capital lease obligations...........................     1,780       39,947
Other long-term liabilities............................................     8,678        9,423
Stockholders' Equity:
  Preferred Stock, undesignated, par value $100 per share; authorized
     30,000 shares; none issued Common Stock, par value $.16 2/3 per share: authorized 35,000,000 shares at June 29, 1997 and September
     29, 1996; issued 11,173,421 at June 29, 1997 and September 29,
     1996..............................................................     1,862        1,862
  Additional paid-in capital...........................................    57,883       57,883
  Accumulated deficit..................................................   (27,312)     (23,008)
                                                                         --------     --------
     Total stockholders' equity........................................    32,433       36,737
                                                                         --------     --------
          Total Liabilities and Stockholders' Equity...................  $ 99,335     $121,238
                                                                         ========     ========

                See notes to consolidated financial statements.

                         GROUND ROUND RESTAURANTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                       13 WEEKS ENDED            39 WEEKS ENDED
                                                    ---------------------     ---------------------
                                                    JUNE 29,     JUNE 30,     JUNE 29,     JUNE 30,
                                                      1997         1996         1997         1996
                                                    --------     --------     --------     --------
Revenue...........................................  $ 45,736     $ 55,779     $142,086     $165,462
Costs and Expenses:
  Cost of products sold...........................    40,349       51,148      124,288      152,556
  Selling, general and administrative.............     3,715        4,336       11,310       12,619
  Depreciation and amortization...................     2,214        2,893        6,791        9,064
  Interest expense, net...........................     1,214        1,183        3,622        3,633
  Other expense...................................       118          373          378          498
                                                     -------      -------     --------     --------
                                                      47,610       59,933      146,389      178,370
                                                     -------      -------     --------     --------
Loss before income tax benefit....................    (1,874)      (4,154)      (4,303)     (12,908)
Income tax benefit................................         0       (1,038)           0       (3,227)
                                                     -------      -------     --------     --------
Net Loss..........................................  $ (1,874)    $ (3,116)    $ (4,303)    $ (9,681)
                                                     =======      =======     ========     ========
Weighted average common shares outstanding........    11,173       11,173       11,173       11,173
Per Share Data:
Net loss per common share.........................  $   (.17)    $   (.28)    $   (.39)    $   (.87)
                                                     =======      =======     ========     ========

                See notes to consolidated financial statements.

                         GROUND ROUND RESTAURANTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                39 WEEKS ENDED     39 WEEKS ENDED
                                                                   JUNE 29,           JUNE 30,
                                                                     1997               1996
                                                                --------------     --------------
Cash Flows From Operating Activities:
  Net loss....................................................     $ (4,303)          $ (9,681)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization............................        7,974              9,378
     Deferred taxes...........................................            0             (3,015)
  Change in operating assets and liabilities:
     Accounts receivable......................................          222               (228)
     Income tax refunds receivable............................        2,550              1,541
     Inventories and prepaid expenses.........................          428              1,280
     Accounts payable and other liabilities...................       (5,675)             4,040
                                                                    -------           --------
          Net cash provided by operating activities...........        1,196              3,315
Cash Flows From Investing Activities:
  Purchase of property and equipment..........................       (1,423)            (1,471)
  Proceeds from sales of property and equipment...............       11,329              3,034
  Sale of liquor license......................................           60                293
                                                                    -------           --------
          Net cash provided by investing activities...........        9,966              1,856
Cash Flows From Financing Activities:
  Payments of long-term borrowings............................      (11,888)            (5,322)
  Payments of deferred debt costs.............................            0               (460)
                                                                    -------           --------
          Net cash used by financing activities...............      (11,888)            (5,782)
Net Decrease in Cash..........................................         (726)              (611)
Cash and cash equivalents at beginning of period..............        1,775              2,425
                                                                    -------           --------
Cash and cash equivalents at end of period....................     $  1,049           $  1,814
                                                                    =======           ========

                See notes to consolidated financial statements.

                         GROUND ROUND RESTAURANTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE PERIODS ENDED JUNE 29, 1997 AND JUNE 30, 1996
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     In the opinion of Management, the accompanying unaudited consolidated financial statements contain all adjustments, which are of a normal recurring nature, necessary to present fairly Ground Round Restaurants, Inc.'s (the "Company") financial position as of June 29, 1997 and the results of operations for the 13-week and 39-week periods ended June 29, 1997 and June 30, 1996. These financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations, although the Company believes the disclosures provided are adequate to prevent the information presented from being misleading. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-K, as amended, for the year ended September 29, 1996 and Form 10-Q for the quarterly period ended March 30, 1997.

     Certain items in specific captions in the accompanying consolidated financial statements have been reclassified for comparative purposes.

2.  COST OF PRODUCTS SOLD

     Cost of products sold comprises the following:

                                                   13 WEEKS ENDED            39 WEEKS ENDED
                                                ---------------------     ---------------------
                                                JUNE 29,     JUNE 30,     JUNE 29,     JUNE 30,
                                                  1997         1996         1997         1996
                                                --------     --------     --------     --------
    Food and beverage costs...................  $ 14,992     $ 19,525     $ 46,849     $ 57,694
    Labor costs...............................    15,793       19,482       48,005       58,175
    Other costs...............................     9,564       12,141       29,434       36,687
                                                 -------      -------     --------     --------
                                                $ 40,349     $ 51,148     $124,288     $152,556
                                                 =======      =======     ========     ========

3.  LITIGATION

     The Company is subject to various claims and legal actions that arise in the ordinary course of business, including, but not limited to, claims and actions brought pursuant to "dram shop" statutes and under federal and state employment laws prohibiting employment discrimination. The Company believes it is not currently a party to any "material" pending legal proceedings as defined in Item 103 of Regulation S-K of the Securities Exchange Act of 1934, as amended.

     The Company has been named in a number of separate claims brought by former employees alleging that the Company engaged in discriminatory practices, including those based on age or sex. Plaintiffs maintaining claims of employment discrimination, such as those being brought against the Company, generally are entitled to have their claims tried by a jury and such claims may result in punitive damage awards. In December 1996, the Company settled a pending litigation for approximately $0.5 million which was paid in the first quarter of fiscal 1997. Most of the remaining proceedings against the Company are still in the discovery or motion phase and management believes that the discrimination claims against the Company are without merit and the Company is actively defending the claims. Management does not expect that the resolution of these matters will have a material adverse effect on the consolidated results of operations, cash flows or financial position of the Company.

                         GROUND ROUND RESTAURANTS, INC.

4.  DEBT

     On September 12, 1996 the Company restructured its existing credit agreement dated October 8, 1993, by entering into the Amended and Restated Credit Agreement ("Amended Credit Agreement") dated as of September 12, 1996, among The Ground Round, Inc., GR of Minn., Inc. (collectively, the "Borrowers"), the lenders listed therein (collectively, the "Lenders"), and The Bank of New York, as Agent, and The Chase Manhattan Bank, as Co-Agent, which consolidated the then existing Tranche A revolving loan, Tranche A Term Loans and Tranche B Term Loans into a single term loan in the aggregate principal amount of approximately $48.5 million. Interest on the facility is payable at LIBOR plus 2.625% on the Company's LIBOR loans and Alternate Base Rate ("ABR") plus 0.75% on the Company's ABR based loans. As a result of the Company's prepayment to the Lenders of more than approximately $10.8 million the maturity date of the loan under the Amended Credit Agreement was extended to December 31, 1997. Through June 29, 1997 the Company has reduced its outstanding debt balance by $12.5 million.

     In consideration of the Lenders entering into the Amended Credit Agreement, the Company and each of the Borrowers executed a series of Convertible Notes dated September 12, 1996, whereby the Borrowers promised to pay to the Lenders a restructuring fee in the aggregate sum of approximately $2.7 million which has been reduced to approximately $1.36 million as a result of certain prepayments of the credit facility. The Company amended The Amended Credit Agreement by entering into a Third Amendment (the "Amendment"), dated as of May 23, 1997. The Amendment provides, among other things, for the issuance by the Company of Amended and Restated Convertible Notes (the "Amended Convertible Notes") to the Lenders to replace the Convertible Notes issued to the Lenders on September 12, 1996. The Amended Convertible Notes amended the original Convertible Notes to provide, among other things, (y) that they shall become due thirty (30) days after written demand for payment has been issued by any noteholder to the Company with a final maturity date of December 31, 1997, and (z) that, commencing June 1, 1997, interest shall accrue monthly on the unpaid principal balance of the amended Convertible Notes, at the rate of ten percent (10%) per annum, which interest shall be added to the principal amount thereof, and shall be payable on the maturity date of the Amended Convertible Notes. As of the date hereof, the Lenders have not demanded payment of the Amended Convertible Notes. However, in the event the Lenders were to demand payment of the Amended Convertible Notes, there can be no assurance that the Company will have sufficient cash to pay the Amended Convertible Notes. The Company's failure to make such payment or comply with covenants under the Amended Credit Agreement would be an event of default under the Amended Credit Agreement and cause the entire credit facility to be due and payable. Such event would have a material adverse effect on the Company.

     The term loan has been reclassified as current since the maturity date is within the next 12 months. The Company is attempting to refinance or further extend the existing credit facility in connection with sales and leaseback transactions involving approximately 18 restaurant sites, owned in fee, virtually all of the proceeds of which are required to repay a portion of the term loan. However, there can be no assurance that the Company will be able to complete such sales and leaseback transactions on commercially acceptable terms or that the Lenders will consent to such transaction.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

     The Company operated 122 and franchised 41 full service casual dining restaurants at June 29, 1997.

     For the purposes of this discussion and analysis, the 13-week periods ended June 29, 1997 and June 30, 1996 are referred to as the third quarter of 1997 and 1996, respectively. The 39-week periods ended June 29, 1997 and June 30, 1996 are referred to as the first nine months ended 1997 and 1996, respectively.

  Comparative Results of Operations for the Third Quarter and Nine Months Ended June 29, 1997 and June 30, 1996

     The following table sets forth the percentages which the items in the Company's Consolidated Statements of Operations bear to total revenue unless otherwise indicated:

                                                                                 FIRST NINE MONTHS
                                                      THIRD QUARTER ENDED              ENDED
                                                     ---------------------     ---------------------
                                                     JUNE 29,     JUNE 30,     JUNE 29,     JUNE 30,
                                                       1997         1996         1997         1996
                                                     --------     --------     --------     --------
    Restaurant revenue.............................     98.7%        99.2%        98.9%        99.2%
    Franchise revenue..............................      1.3          0.8          1.1          0.8
                                                       -----        -----        -----        -----
              Total revenue........................    100.0        100.0        100.0        100.0
    Cost of products sold(1).......................     89.4         92.5         88.4         93.0

---------------
(1) As a percentage of Company-operated restaurant revenue.

                                                                                 FIRST NINE MONTHS
                                                      THIRD QUARTER ENDED              ENDED
                                                     ---------------------     ---------------------
                                                     JUNE 29,     JUNE 30,     JUNE 29,     JUNE 30,
                                                       1997         1996         1997         1996
                                                     --------     --------     --------     --------
    Selling, general and administrative............     8.1%         7.8%         8.0%         7.6%
    Depreciation and amortization..................     4.8          5.2          4.8          5.5
    Interest expense, net..........................     2.7          2.1          2.5          2.2
    Other expense..................................     0.3          0.7          0.3          0.3
    Loss before taxes..............................    (4.1)        (7.4)        (3.0)        (7.8)
    Income tax benefit.............................     0.0         (1.9)         0.0         (1.9)
    Net loss.......................................    (4.1)%       (5.5)%       (3.0)%       (5.9)%

     Restaurant Revenue. Restaurant revenue totaled $45.1 million for the third quarter and $140.5 million for the nine months ended June 29, 1997 compared to $55.3 million and $164.1 million for the third quarter and nine months ended June 30, 1996. Restaurant revenue is comprised of comparable restaurant revenue (revenue from restaurants open during all of both fiscal years) and non-comparable restaurant revenue.

     Comparable restaurant revenue, comprised of revenue from restaurants open during all of the first nine months of 1997 and 1996 remained flat at $137.3 million but decreased 3.3% in the third quarter of 1997 to $44.9 million from $46.4 million. Comparable food sales for the third quarter ended June 29, 1997 were down 1.5% but increased 2.9% for the first nine months of 1997, management believes the increases in the food sales year to date were largely due to improved execution and greater consumer awareness of the new menu introduced in the first quarter of 1996. Alcoholic beverage sales for the third quarter and nine months ended June 29, 1997 were down 10.1% and 10.6%, respectively. Decreases in the alcoholic beverage sales were largely due to a delay in matching the Company's alcoholic beverage program to the Company's changing customer base resulting from the Company's enhanced menu and the elimination of discounting. During the third quarter of fiscal 1997, the Company hired a new Vice President of Marketing who implemented a new alcoholic beverage program incorporating server training, in-store promotions and customer preferences. Although the Company experienced some improvement from the previous quarter in alcoholic beverage categories following the implementation of the new beverage programs, management believes it is too soon to assess long-term impact of such programs on alcoholic beverage sales.

     The average guest check was approximately $9.69 for both the third quarter and first nine months of 1997 and $9.17 and $8.91 for the same periods of time in 1996. Management believes the increase in guest check is a result of evolving menu mix with higher priced menu items, as well as improved server communications with the guest on the new menu offerings.

     Non-comparable restaurant revenue decreased by $8.6 million in the third quarter and $23.6 million for the first nine months of 1997 as a result of the sale or closing of six restaurants during the last three quarters of fiscal 1996, the sale or closing of 18 restaurants during the first quarter of 1997 and the closing of three restaurants (of which two are due to fire) during the second quarter of 1997.

     Franchise Revenue. The Company's franchise base consisted of 46 restaurants with franchise agreements (of which 41 are presently operating) during the third quarter of 1997 and 45 restaurants in the third quarter of 1996. Revenue from franchised restaurants (consisting of royalties and franchise fees) were $0.6 million and $1.5 million in the third quarter and first nine months ended June 29, 1997 and $0.5 million and $1.4 million for the same periods ending June 30, 1996.

     Cost of Products Sold. Cost of products sold consists of both food and beverage costs and restaurant operating expenses. Food and beverage costs totaled 33.2% and 33.3% of Company-operated restaurant revenue in the third quarter and first nine months of 1997, respectively, versus 35.3% and 35.2% for the third quarter and first nine months of 1996, respectively. Restaurant operating expenses were 56.2% and 57.2% of Company-operated restaurant revenue in third quarter of 1997 and 1996 and 55.1% and 57.9% in the first nine months of 1997 and 1996, respectively. Food and beverage costs as a percentage of Company-operated restaurant revenue decreased by 2.1% from the third quarter of 1996 compared to the third quarter of 1997 and decreased by 1.9% for the first nine months of 1996 compared to the first nine months of 1997. The decrease can be partly attributed to improved purchasing practices and through a reduction in waste. In addition, product costs in the first nine months of 1996 were negatively impacted due to non-recurring training costs during the implementation of the new menu.

     Restaurant operating expenses as a percent of Company-operated restaurant revenue decreased 1.0% and 2.8% from the third quarter of 1996 to the third quarter of 1997 and from the first nine months of 1996 to the first nine months of 1997, respectively, primarily due to a decrease in other controllable expenses associated with the implementation of the new menu, which included menu design and printing costs, plateware and supplies costs in the first quarter of 1996 which were not repeated in 1997. Most other costs have remained at constant dollar levels due to the fixed nature of certain costs associated with operating a restaurant. Decreases in labor costs for the third quarter and first nine months of 1997 are associated with increased kitchen staffing during the implementation of the new menu as the number of menu items increased from approximately 50 items to over 200 items in the first quarter of 1996, which were not repeated in 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were 8.1% and 8.0% of total revenue in the third quarter and first nine months of 1997 and 7.8% and 7.6% for the same periods in 1996. Selling expenses, comprised of the design, development and production costs associated with point of purchase materials, were 0.1% and 0.2% of total revenue in the third quarter and first nine months of 1997 as compared to 0.6% and 0.5% for the third quarter and first nine months of 1996. The decrease in selling expense during the first nine months of 1997 was primarily due to the Company's reduction in production costs for the in-store marketing programs.

     General and administrative costs, comprised of restaurant manager training expenses, regional overhead and corporate administrative costs, were $3.7 million or 8.0% and $11.0 million or 7.7% of total revenue in the third quarter and first nine months of 1997, respectively, and $4.0 million or 7.2% and $11.7 million or 7.1% in the same periods of 1996. General and administrative costs have decreased, on a constant dollar basis, as a result of lower training costs due to fewer restaurants and decreases in corporate overhead expenses as a result of a reduction in administrative personnel.

     Depreciation and Amortization. Depreciation and amortization expenses were 4.8% of total revenue for both the third quarter and the first nine months ended June 29, 1997 and 5.2% and 5.5% of total revenue in the third quarter and first nine months of 1996, respectively. The decrease in depreciation and amortization on a constant dollar basis was due mainly to the sale or closing of 25 restaurants during the past 12 months.

     Other Expense. The first nine months of 1997 reflects approximately $0.4 million in expenses relating to the settlement of a lawsuit in the first quarter of 1997 and the payment of $0.2 million in professional fees paid during the third quarter of 1997.

     Interest Expense. Interest expenses were 2.7% and 2.5% of total revenue in the third quarter and first nine months of 1997, respectively, versus 2.1% and 2.2% for the third quarter and first nine months ended June 30, 1996, respectively. The Company's weighted average borrowing rates were 8.3% and 8.2% for the third quarter and first nine months of 1997 and 8.1% and 8.0% for the third quarter and first nine months of 1996.

     Income Taxes. The Company's effective income tax rates were 0% during the third quarter and first nine months of 1997 and 25% for the third quarter and first nine months of 1996.

     Net Loss. As a result of the above, the Company reported a net loss of $1.9 million, or $(0.17) per share and $4.3 million or $(0.39) per share for the third quarter and first nine months of 1997, respectively, compared to a net loss of $3.1 million, or $(0.28) per share and $9.7 million, or $(0.87) per share for the same periods of time in fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     A significant amount of the Company's restaurant sales are tendered in cash, with the remainder made with credit cards that are generally realized in cash within a few days. Because the Company does not have significant accounts receivable or inventories and pays its expenses within normal terms, the Company operates with working capital deficits as is typical in the restaurant industry. The Company had working capital deficits of $11.5 million, excluding the term loan payable to lenders in the amount of $37.1 million, and $13.2 million as of June 29, 1997 and September 29, 1996, respectively.

     Net cash provided by operating activities totaled $1.2 million in the first nine months of 1997 as compared with $3.3 million in the first nine months of 1996. The decrease is primarily attributed to the costs associated with the sale or closing of 18 restaurants in the first quarter of 1997 and the increase in the amount paid for the restaurant management's annual bonus. The Company incurred capital expenditures totaling $1.4 million for restaurant capital maintenance during the first nine months of 1997, and $1.5 million for restaurant capital maintenance during the first nine months of 1996. The Company expects to incur approximately $1.9 million in capital expenditures during fiscal 1997. Available cash, cash flow from operations and proceeds from sales of restaurant locations in fiscal 1997 of approximately $11.3 million funded 1997 capital expenditures and provided for the repayment of $11.9 million in borrowings under the Company's credit facility with its banks during the first nine months of fiscal 1997.

     On September 12, 1996 the Company restructured its existing credit facility by entering into the Amended Credit Agreement with its Lenders. See Note 4 to the Financial Statements. From the commencement of negotiations with the Lenders to restructure the credit facility in May 1996 through June 29, 1997, the Company has reduced its outstanding debt balance by $12.5 million. On June 29, 1997 and September 29, 1996, the Company's borrowings under its credit facility were $37.1 million and $48.4 million, respectively. There are no material unused amounts of credit available to the Company under the credit facility. The Amended Credit Agreement contains financial covenants, including minimum levels of net worth and certain required measures of profitability. The Company is required to make accelerated principal payments based upon excess cash flows from operations, the sale of certain assets and the offering proceeds from the sale of stock of the Company. Provisions of the Amended Credit Agreement restricting the payment of dividends would prevent the Company from paying dividends over the term of the Amended Credit Agreement. The term loan has been reclassified as current since the maturity date is within the next 12 months. There can be no assurance that the Company will be able to negotiate an extension of the credit facility or remain in compliance with certain financial covenants of such agreement.

     In consideration of the Lenders entering into the Amended Credit Agreement, the Company and each of the Borrowers executed a series of Convertible Notes dated September 12, 1996, whereby the Borrowers promised to pay to the Lenders a restructuring fee in the aggregate sum of approximately $2.7 million which has been reduced to approximately $1.36 million as a result of certain prepayments of the credit facility. The Company amended the Amended Credit Agreement by entering into a Third Amendment (the "Amendment"), dated as of May 23, 1997. As of the date hereof, the Lenders have not demanded payment of the Amended Convertible Notes. However, in the event the Lenders were to demand payment of the Amended Convertible Notes, there can be no assurance that the Company will have sufficient cash to pay the Amended Convertible Notes. The Company's failure to make such payment or comply with covenants under the Amended Credit Agreement would be an event of default under the Amended Credit Agreement and cause the entire credit facility to be due and payable. Such event would have a material adverse effect on the Company.

     The Company is contemplating a sale leaseback transaction involving approximately 18 restaurant sites, virtually all of the proceeds of which would be used to repay a portion of the term loan. The Company has retained a broker to assist in the transaction and will pay commissions of between 1.5% and 3.0% of the sale price received by the Company. The Company believes that a sale and leaseback of most or all of the Company owned restaurants will provide the Company with additional cash for operations and the ability to repay a portion of the Company's credit facility thereby facilitating refinancing and/or extending the Company's credit facility. The Company has received a number of bids and is presently negotiating a non-binding letter of intent with one of the parties. However, there can be no assurance that the Company will be able to complete such sales and leaseback transactions on commercially acceptable terms or that the Lenders will consent to such transaction.

     The New York State Department of Taxation and Finance conducted a sales tax audit of the Company for the period commencing December 1992 through November 1995. Such audit resulted in an assessment of approximately $0.7 million of additional sales and use taxes, inclusive of penalties and interest. Management has negotiated a settlement of this assessment with the Department of Taxation for $0.4 million. There are nine scheduled monthly payments of which three have been paid as of June 29, 1997. The Company has previously established reserves against earnings in a sufficient amount to cover this assessment.

     The effect of inflation has not been a factor upon either the operations or the financial condition of the Company. The Company's business is not significantly seasonal in nature.

FORWARD-LOOKING INFORMATION

     Statements contained in this Form 10-Q that are not historical facts, including, but not limited to, statements found in this Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this Form 10-Q could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the Company's ability to operate existing restaurants profitably, changes in local, regional and national economic conditions, especially economic conditions in the areas in which the Company's restaurants are concentrated, increasingly intense competition in the restaurant industry, increases in food, labor, employee benefits and similar costs, the ability of the Company to repay and restructure its Amended Credit Agreement and the terms thereof and other risks detailed from time to time in the Company's periodic earnings releases and reports filed with the Securities and Exchange Commission, as well as the risks and uncertainties discussed in this Form 10-Q.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER


                                  By and among


                               GRR HOLDINGS, LLC,


                                GRR MERGER CORP.


                                       and


                         GROUND ROUND RESTAURANTS, INC.


                           Dated as of August 29, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I  THE TENDER OFFER ..............................................   A-2

1.01 THE OFFER ...........................................................   A-2
1.02 COMPANY ACTION ......................................................   A-3
1.03 COMPOSITION OF THE BOARD OF DIRECTORS ...............................   A-5

ARTICLE II  THE MERGER ...................................................   A-6

2.01 THE MERGER ..........................................................   A-6
2.02 EFFECTIVE TIME ......................................................   A-6
2.03 CERTIFICATE OF INCORPORATION ........................................   A-6
2.04 BY-LAWS .............................................................   A-6
2.05 DIRECTORS AND OFFICERS ..............................................   A-7
2.06 FURTHER ASSURANCES ..................................................   A-7
2.07 SHAREHOLDERS' MEETING ...............................................   A-7

ARTICLE III  CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS ..........   A-9

3.01 CONVERSION OR CANCELLATION OF SHARES ................................   A-9
3.02 EXCHANGE OF CERTIFICATES; PAYING AGENT ..............................   A-9
3.03 DISSENTERS' RIGHTS ..................................................  A-11
3.04 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME .........................  A-11
3.05 COMPANY STOCK RIGHTS ................................................  A-11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................  A-12

4.01 ORGANIZATION, QUALIFICATION .........................................  A-12
4.02 COMPANY SUBSIDIARIES ................................................  A-12
4.03 THE COMPANY'S CAPITALIZATION ........................................  A-13
4.04 AUTHORITY ...........................................................  A-14
4.05 CONSENTS, APPROVALS AND GOVERNMENTAL FILINGS; NO VIOLATIONS .........  A-15
4.06 SEC REPORTS; FINANCIAL STATEMENTS ...................................  A-16
4.07 PROXY STATEMENT; OFFER DOCUMENTS ....................................  A-17
4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS ................................  A-17
4.09 TITLE, ETC ..........................................................  A-17
4.10 PATENTS, TRADEMARKS, ETC ............................................  A-19
4.11 INSURANCE ...........................................................  A-19
4.12 EMPLOYEE BENEFIT PLANS ..............................................  A-19
4.13 LEGAL PROCEEDINGS, ETC ..............................................  A-21
4.14 TAXES ...............................................................  A-22
4.15 MATERIAL AGREEMENTS .................................................  A-23
4.16 COMPLIANCE WITH LAW .................................................  A-24
4.17 INSIDER INTERESTS ...................................................  A-24
4.18 ENVIRONMENTAL MATTERS ...............................................  A-24
4.19 LABOR MATTERS .......................................................  A-26
4.20 CERTAIN UNDISCLOSED VIOLATIONS ......................................  A-26
4.21 BROKERS AND FINDERS .................................................  A-26

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER ....  A-27

5.01 CORPORATION ORGANIZATION ............................................  A-27
5.02 AUTHORIZED CAPITAL ..................................................  A-27
5.03 AUTHORITY ...........................................................  A-27

                                                                            Page
                                                                            ----
5.04 NO PRIOR ACTIVITIES ................................................  A-28
5.05 NO FINANCING CONTINGENCY ...........................................  A-28
5.06 GOVERNMENTAL FILINGS; NO VIOLATIONS ................................  A-28
5.07 BROKERS AND FINDERS ................................................  A-29
5.08 INFORMATION ........................................................  A-29
5.09 LEGAL PROCEEDINGS, ETC .............................................  A-29
5.10 OWNERSHIP OF SHARES ................................................  A-30

ARTICLE VI  COVENANTS OF THE PARTIES ....................................  A-30

6.01 CONDUCT OF BUSINESS OF THE COMPANY .................................  A-30
6.02 NOTIFICATION OF CERTAIN MATTERS ....................................  A-33
6.03 ACCESS TO INFORMATION ..............................................  A-33
6.04 FURTHER INFORMATION ................................................  A-34
6.05 REASONABLE BEST EFFORTS ............................................  A-34
6.06 HSR FILINGS ........................................................  A-35
6.07 PUBLIC ANNOUNCEMENTS ...............................................  A-35
6.08 NO SOLICITATION ....................................................  A-35
6.09 INDEMNITY; D&O INSURANCE ...........................................  A-36
6.10 EMPLOYEE BENEFITS MATTERS ..........................................  A-38
6.11 PAYMENT OF BONUSES .................................................  A-38

ARTICLE VII  CONDITIONS TO THE MERGER ...................................  A-39

7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER .........  A-39
7.02 CONDITIONS TO THE OBLIGATIONS OF PARENT AND THE PURCHASER TO EFFECT
THE MERGER ..............................................................  A-39

ARTICLE VIII  CLOSING ...................................................  A-39

8.01 TIME AND PLACE .....................................................  A-39
8.02 FILINGS AT THE CLOSING .............................................  A-40

ARTICLE IX  TERMINATION; AMENDMENT; WAIVER ..............................  A-40

9.01 TERMINATION ........................................................  A-40
9.02 EFFECT OF TERMINATION ..............................................  A-42
9.03 FEES AND EXPENSES ..................................................  A-42

ARTICLE X  MISCELLANEOUS ................................................  A-44

10.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS..  A-44
10.02 AMENDMENT AND MODIFICATION ........................................  A-44
10.03 WAIVER OF COMPLIANCE; CONSENTS ....................................  A-44
10.04 COUNTERPARTS ......................................................  A-45
10.05 GOVERNING LAW; SUBMISSION TO JURISDICTION .........................  A-45
10.06 NOTICES ...........................................................  A-45
10.07 ENTIRE AGREEMENT, ASSIGNMENT ETC ..................................  A-46
10.08 VALIDITY ..........................................................  A-46
10.09 HEADINGS; CERTAIN DEFINITIONS .....................................  A-47
10.10 PARTIES IN INTEREST ...............................................  A-47

ANNEX A .................................................................  A-47

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 29, 1997, among Ground Round Restaurants, Inc., a New York corporation (the "Company"),GRR Merger Corp., a New York corporation (the "Purchaser"), and GRR Holdings, LLC, a Delaware limited liability company ("Parent").

            WHEREAS, the respective Boards of Directors of the Purchaser and the Company have determined that it is advisable and in the best interests of their respective shareholders, and the managing member of Parent has determined that it is advisable and in the best interests of Parent's members, for the Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company, Parent and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

            WHEREAS, in furtherance of such acquisition, Parent proposes to cause the Purchaser to make the Offer (as defined in Section 1.01) to purchase all of the issued and outstanding shares of common stock of the Company, par value $.16 2/3 per share (the "Common Stock"), upon the terms and subject to the conditions of this Agreement, and the Board of Directors of the Company has approved the Offer and determined to recommend that the Company's shareholders accept the Offer; and

            WHEREAS in furtherance of such acquisition, Christian R. Gunther and David T. DiPasquale (the "Significant Shareholders") have agreed to tender an aggregate of 3,102,100 shares of Common Stock into the Offer upon the terms and subject to the conditions of a Shareholder Agreement dated as of August 29, 1997 by and among Parent, the Purchaser and the Significant Shareholders.

            WHEREAS, to complete such acquisition, the respective Boards of Directors of the Purchaser and the Company, the managing member of Parent and Parent acting as the sole stockholder of the Purchaser, have approved the Offer and the Merger (as defined in section 2.01) of the Purchaser with and into the Company upon the terms and subject to the conditions of this Agreement; and

            NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                THE TENDER OFFER

            1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events or conditions set forth in Annex A shall have occurred and be existing, then, not later than the first Business Day (as defined in Rule 14d-1(c)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after execution of this Agreement, Parent and the Company shall issue a public announcement of the execution of this Agreement, and within five Business Days of the date of the public announcement of the execution of this Agreement the Purchaser shall, subject to the provisions of this Agreement, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) a tender offer (the "Offer") for all of the outstanding shares of Common Stock (the "Shares") at a price of $1.65 per Share, net to the seller in cash. The Purchaser shall accept for payment and pay for all Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer set forth in Annex A hereto shall have been satisfied or waived by the Purchaser. The obligation of the Purchaser to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto, including the condition that a number of Shares which, when aggregated with the 554,900 Shares owned by Parent to be contributed to the Purchaser ("the Contributed Shares"), represents at least 90% of the outstanding Shares shall have been validly tendered (and not withdrawn) prior to the expiration date of the Offer (the "Minimum Condition"). The Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made that (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (iv) increases the minimum number of Shares that must be tendered as a condition to the acceptance for payment and payment for Shares in the Offer, (v) waives the Minimum Condition if such waiver would result in the purchase pursuant to the Offer of less than that number of Shares which, together with the Contributed Shares, would constitute less than 50.1% of the outstanding Shares, or (vi) extends the Offer, provided, however, that the Purchaser may, without the consent of the Company, extend the Offer (A) from time to time, but not beyond 12 midnight, New York City time, on October 22, 1997, if, at the scheduled expiration date of the Offer, any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived, until such time as such conditions are satisfied, or (B) as provided in Section 9.03(a). The Purchaser hereby agrees that, in the event that the Minimum Condition is not satisfied or waived at the initial expiration date of the Offer, the Purchaser will, upon written request of the Company, extend the Offer for a period of up to ten further Business Days. It is agreed that the conditions set forth in Annex A are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or the Purchaser, in whole or in part, in its sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time. The Purchaser agrees to comply with provisions of the Exchange Act, and the rules and regulations promulgated thereunder, applicable to the Offer.

            (b) On the commencement date of the Offer, Parent and the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of Parent, the Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments Parent, the Purchaser or their counsel may receive from the SEC or its Staff, including, but not limited to, comments with respect to the Offer Documents, promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the shareholders of the Company.

            1.02 Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board"), at a meeting duly called and held, has adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to, and in the best interests of, the shareholders of the Company, (ii) approving and adopting this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the transactions contemplated thereby, in all respects and that such approval constitutes approval of the Offer, this Agreement and the Merger and the transactions contemplated hereby and thereby, for purposes of Sections 902 and 912 of the New York Business Corporation Law (the "NYBCL"), and similar provisions of any other similar state statutes applicable to the transactions contemplated hereby, (iii) recommending that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger, subject to the provisions of Section 6.08, and (iv) providing for the cancellation of all Options (as defined in Section 3.05) as provided in Section 3.05.

            (b) The Company has been advised by each of its executive officers and each of its Directors, that such person intends to tender pursuant to the Offer all Shares owned or controlled by such person. The Company represents that the Board has received the written opinion of Rothschild, Inc. ("Rothschild") that the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and the Company has provided a copy of such opinion to Parent.

            (c) The Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such
Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") on the date the Offer Documents are filed with the SEC and the Offer is commenced, containing the recommendation described in Section 1.02(a) and shall mail the
Schedule 14D-9 to the shareholders of the Company. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and the Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company.

            (d) In connection with the Offer, the Company will, and will cause its transfer agent (the "Transfer Agent") to, furnish promptly to Parent and the Purchaser mailing labels containing the names and addresses of all record holders of Shares as of the most recent practicable date and of those persons becoming record holders after such date, together with copies of all lists of shareholders and security position listing and computer files and all other information in the Company's possession and control regarding the beneficial ownership of Shares. The Company shall promptly furnish to Parent and the Purchaser such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and security position listings and computer files) and such other assistance as Parent and the Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary or advisable to disseminate the

Offer and any other documents necessary to consummate the Merger and to solicit tenders of Shares and the approval of the Merger, Parent and the Purchaser and each of their affiliates shall hold in confidence the information contained in any of such labels, lists and additional information, shall use such information in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or under their control.

            1.03 Composition of the Board of Directors. (a) Promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares pursuant to the Offer, provided the Purchaser shall have purchased not less than 50.1% of the outstanding Shares, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by the Purchaser or Parent, upon such acceptance for payment, bears to the number of Shares outstanding; provided, however, that until the Effective Time (as defined in Section 2.02) there shall be at least three Continuing Directors (as defined in Section 1.03(c)). The Company, shall upon the written request of the Purchaser, use its best efforts to cause the Purchaser's designees to be so elected. Notwithstanding the foregoing, it is the parties present intention to have a Board of seven directors following consummation of the Offer and prior to the Effective Time, the Board to consist of four designees of the Purchaser and three Continuing Directors, and the Company shall, upon the written request of the Purchaser, use its best efforts to cause the resignation of such current directors as necessary, and the election of the Purchaser's designees, to result in such seven member Board.

            (b) The Company's obligations to cause designees of the Purchaser to be elected or appointed to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1. Parent and the Purchaser will supply to the Company any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and such other rules and regulations as are applicable.

            (c) After the time that the Purchaser's designees constitute at least a majority of the Board and until the Effective Time, any amendment or termination of this Agreement or the Restated Certificate of Incorporation (the "Certificate of Incorporation") or By-laws of the Company and any extension for the performance or waiver of the obligations or other acts of Parent or the Purchaser or waiver of the Company's rights hereunder shall also require the approval of a majority of the then serving directors, if any, who are directors as of the date hereof (the "Continuing Directors", who shall include each member of the Special Committee of the Board formed to consider the Merger for so long as he wishes to serve) except to the extent that applicable law requires that such action be acted upon by the full Board, in which case such action will require the concurrence of a majority of the Board, which majority shall include each of the Continuing Directors. If the number of Continuing Directors prior to the Effective Time is reduced below three for any reason, the remaining Continuing Directors or Director shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for all purposes of this Agreement. The Board shall not delegate any matter set forth in this Section 1.03(c) to any committee of the Board.

                                   ARTICLE II

                                   THE MERGER

            2.01 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with New York law, at the Effective Time (as defined in Section 2.02), Parent shall cause the Purchaser to merge (the "Merger") with and into the Company and as a result thereof the separate corporate existence of the Purchaser shall thereupon cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") of the Merger (the Purchaser and the Company are sometimes hereinafter referred to as the "Constituent Corporations") and shall, following the Merger, continue to be governed by the laws of the State of New York, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the NYBCL including, without limitation, Section 906 thereof.

            2.02 Effective Time. At the Closing contemplated in Section 8.01, the Company and Parent will cause a Certificate of Merger to be filed with the state of New York ( the "Certificate of Merger") to be executed and filed by the Company and the Purchaser with the New York Department of State, as provided in and in accordance with the NYBCL. The Merger shall become effective as of the date and at the time the Certificate of Merger has been duly filed with the Department of State of the State of New York or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

            2.03 Certificate of Incorporation. The Certificate of Incorporation of the Company, as amended at the Effective Time to read as set forth in Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the NYBCL.

            2.04 By-laws. The By-laws of the Company as in effect on the date hereof, except as amended as set forth in Exhibit B hereto, shall be the By-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the NYBCL. Promptly following the Effective Time, Parent shall approve such amendment to the By-laws as the sole shareholder of the Surviving Corporation.

            2.05 Directors and Officers. At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            2.06 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

            2.07 Shareholders' Meeting. (a) If required by applicable law in order to consummate the Merger following expiration of the Offer and acceptance for payment and purchase of Shares by the Purchaser pursuant to the terms of the Offer, the Company shall (and Parent and the Purchaser shall use all reasonable efforts to cause the Company to) take all action to the extent necessary to consummate the Merger in accordance with applicable law, its Certificate of Incorporation and By-Laws, including:

            (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Shareholders' Meeting"), to be held as soon as practicable, for the purpose of approving this Agreement, the Merger and the transactions contemplated hereby and thereby;

            (ii) include in the Proxy Statement (as defined in Section 4.07) the recommendation of the Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby and the determination of the Board that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company; and

            (iii) as soon as practicable after Parent's request, prepare and file a preliminary Proxy Statement with the SEC and, after consultation with Parent and the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after responding to all such comments to the satisfaction of the Staff of the SEC and to obtain the necessary approvals by its shareholders of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 2.07(a) shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company by any third party of any offer to acquire some or all of the Shares or all or any substantial portion of the assets of the Company or any change in the recommendation of the Board.

            (b) The Company, Parent and the Purchaser, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC for amendments or supplements to the Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, any Other Filings or the Merger. The Company, Parent and the Purchaser each shall use all reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement, any Other Filings or the Merger. If at any time prior to the time of approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such amendment or supplement. The Company shall not mail the Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's shareholders unless the Company has first obtained the consent of Parent to such mailing.

            (c) At the Shareholders' Meeting, Parent, the Purchaser, their affiliates and Permitted Assigns (as defined in Section 10.07) will vote all Shares owned by them in favor of approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

            (d) Notwithstanding the foregoing, in the event that the Purchaser or any Permitted Assigns shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 905 of the NYBCL, as soon as reasonably practicable after such acquisition and the satisfaction or waiver of the conditions of Article VII, without a meeting of the shareholders of the Company.

                                   ARTICLE III

               CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

            3.01 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent, Dissenting Shares (as defined in Section 3.03) and any Shares held in the treasury of the Company or by any subsidiary of the Company) shall be converted into and represent the right to receive an amount in cash equal to the greater of $1.65 or any greater amount per Share paid pursuant to the Offer as it may be amended, without interest (the "Merger Consideration"), upon surrender of the certificate that, immediately prior to the Effective Time, represented such issued and outstanding Share (a "Certificate"). As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a Certificate which formerly represented any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 3.02.

            (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent or held in the Company's treasury or by any subsidiary of the Company, shall be canceled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares.

            (c) Each share of Common Stock, $0.01 par value, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of fully-paid and non-assessable shares of Common Stock, par value $.16-2/3 per share, of the Surviving Corporation as shall equal the quotient of (i) the number of Shares issued and outstanding at the Effective Time divided by (ii) 1,000.

            3.02 Exchange of Certificates; Paying Agent. (a) Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the cash consideration specified in Section 3.01 upon surrender of Certificates for Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Immediately prior to the Effective Time, Parent shall make available, or cause the Purchaser or the Surviving Corporation to make available, to the Paying Agent immediately available funds in amounts and at times necessary for the payment of the Merger Consideration (the "Funds") upon surrender of Certificates pursuant to Section 3.01, it being understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as Parent shall direct.

            (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of a Certificate or Certificates, other than the Parent, Company or any of their respective subsidiaries, a letter of transmittal and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the Certificates. The letter of transmittal shall (i) specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as Parent and the Company shall reasonably specify and
(ii) include instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 3.01(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will accrue or be paid on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of any Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01(a).

            (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by Parent) made available to the Paying Agent by Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment as general creditors thereof with respect to the cash in the amount of the Merger Consideration payable upon due surrender of their Certificates.

            (d) Notwithstanding anything to the contrary in this Section 3.02, none of the Paying Agent, Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to any holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            3.03 Dissenters' Rights. Notwithstanding the provisions of Section
3.01 or any other provision of this Agreement to the contrary, Shares that have not been voted in favor of the approval and adoption of the Merger and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Sections 623 and 910 of the NYBCL (the "Dissenting Shares") and not withdrawn shall not be converted into the right to receive cash at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of New York unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal under applicable law (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in
Section 3.01(a) and in accordance with the NYBCL. The Company shall give Parent
(i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            3.04 Transfer of Shares After the Effective Time. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the amount of cash, without interest, into which the Shares theretofore represented by such Certificates shall have been converted pursuant to Section 3.01(a), subject to the provisions of Section 3.01(b).

            3.05 Company Stock Rights. (a) At or immediately prior to the Effective Time, each outstanding option (an "Option") to purchase shares of Common Stock of the Company pursuant to the Company's 1989 Amended and Restated Stock Option Plan (the "Stock Option Plan"), the Company's 1992 Equity Incentive Plan (the "Equity Incentive Plan") or otherwise (collectively, the "Stock Plans"), as set forth on Schedule 4.03 of the disclosure letter delivered to Parent as of the date of this Agreement (the "Company Disclosure Letter"), whether or not then exercisable, shall be canceled by the Company, and each holder of a canceled Option shall have the right to receive at the Effective Time from the Company, in consideration for the cancellation of such Option (i) in the case of Options that are "in the money", an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option and (ii) in the case of Options that are not "in the money", an amount of cash set forth on the Schedule of Option Payments authorized and approved by the Compensation Committee of the Board as set forth in the minutes of a meeting thereof, a copy of which has been delivered to the Purchaser. The Company shall upon the payment of the consideration described in the preceding sentence withhold from such payments any applicable federal, state, local or foreign taxes.

            (b) All Stock Plans shall terminate as of the Effective Time and the provisions in any other Company Benefit Plan (as defined in Section 4.12) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be amended as of the Effective Time to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in capital stock of the Company (other than an interest in any cash payments in respect of Shares pursuant to Section 3.01(a) or as contemplated in Section 3.05(a)), and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and the Purchaser that:

            4.01 Organization, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and the Company has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except as set forth on Schedule 4.01 of the Company Disclosure Letter. The Company has heretofore made available to Parent and has filed with the SEC pursuant to the Exchange Act, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect. Schedule 4.01 of the Company Disclosure Letter lists each jurisdiction in which the Company is, or is required to be, duly qualified.

            4.02 Company Subsidiaries. (a) Schedule 4.02 of the Company Disclosure Letter lists all subsidiaries of the Company. Except as indicated therein, all of the outstanding shares of capital stock of each such subsidiary are owned by the Company either directly or indirectly through another of its subsidiaries. Except as set forth in Schedule 4.02 of the Company Disclosure Letter, there are no contracts, commitments, understandings or arrangements by which any subsidiary of the Company is bound to issue (other than to the Company) additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock or subscriptions, options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock. Except as set forth in Schedule 4.02 of the Company Disclosure Letter, there are no contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may be obligated to transfer any shares of the capital stock of any subsidiary of the Company. Except as set forth in
Schedule 4.02 of the Company Disclosure Letter, all of the shares of capital stock of each subsidiary of the Company held by the Company or any subsidiary of the Company are fully paid and nonassessable and are owned by the Company or such subsidiary of the Company free and clear of any claim, lien or encumbrance other than restrictions on transferability under federal and any applicable state securities laws. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in the states of the United States in which the ownership of its property or the conduct of its business requires it to be so qualified, except as set forth on Schedule 4.02 of the Company Disclosure Letter. As used in this Agreement, the term "subsidiary" of a specified person means (i) any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination being made, owned or controlled by such specified person either directly or indirectly or in combination with one or more subsidiaries of such specified person or (ii) any person (other than a corporation) in which such specified person either directly or indirectly through or in combination with one or more subsidiaries, at the time as of which such determination is being made, (x) is a general partner, or (y) owns or controls more than a 50% ownership interest and has the right to elect a majority of the members of the governing authority of such specified person.

            (b) Except for interests in the Company's subsidiaries and except as set forth in Schedule 4.02 of the Company Disclosure Letter, neither the Company nor any of the Company's subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, company, partnership, joint venture, business, trust or entity, other than investments in marketable securities acquired in the ordinary course of business, nor has the Company or any of its subsidiaries made any loan or advance to any other entity.

            4.03 The Company's Capitalization. The authorized capital stock of the Company consists of (i) 35,000,000 Shares and (ii) 30,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). As of the close of business on August 7, 1997, there were (i) 11,173,421 Shares issued and outstanding and no Shares held in the Company's treasury or by any of its subsidiaries, and (ii) no shares of Preferred Stock issued and outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued free of preemptive rights. There are not now, except for the Options, approximately $1.36 million principal amount of amended and restated convertible loan notes of the Company (the "Convertible Loan Notes"), convertible into up to 501,500 Shares, subject to adjustment as provided therein, and as set forth in Schedule 4.03 of the Company Disclosure Letter, and at the Effective Time there will not be, (i) any options, warrants, calls, subscriptions, convertible securities or other rights (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating the Company now or at any time in the future to issue or sell any of its capital stock or other equity interest in the Company or any of its subsidiaries, (ii) any obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its subsidiaries, (iii) any outstanding bonds, debentures, notes or other obligations of the Company or any of its subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of

Shares on any matter, (iv) any obligations, contingent or otherwise, guaranteeing the value of any of the Share or the capital stock of any of its subsidiaries either not or at any time in the future, or (v) any voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any capital stock or other equity interest of the Company or any other securities convertible into or exchangeable for Shares or any other equity interests of the Company, or options to acquire Shares or securities convertible into Share or equity interests of the Company are held by any of the Company's subsidiaries.

            4.04 Authority. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly approved by the Board, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Sale and Leaseback Letter of Intent (as defined in Section 6.01) and the transactions contemplated thereby, the Bank Letter of Intent (as defined in Section 6.01) and Bank Standstill Agreement and the transactions contemplated thereby, and the other actions required to be performed by the Company hereunder, including without limitation the Exchange Act filings, the holding of the Shareholders' Meeting, if required, the HSR Filing, and the cancellation of Options contemplated by Section 3.05, have been duly and validly authorized by the Board and, except for any approval of the Merger by the holders of the Shares required by the NYBCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the acquisition of Shares pursuant to the Offer and the Merger. The Company has taken all actions necessary to render the prohibitions of Section 912 of the NYBCL to be inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the entry of Parent, the Purchaser and the Significant Shareholders into the Shareholder Agreement and the acquisition of the Shares pursuant to the Offer and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            4.05 Consents, Approvals and Governmental Filings; No Violations.
(a) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality of the United States, any state thereof or any foreign jurisdiction (each a "Governmental Authority") in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, delay or burden the transactions contemplated by this Agreement, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the

"HSR Act"), (B) in connection with the Exchange Act, (C) in connection with
Article 16 of the NYBCL and (D) such consents, approvals, registrations, licenses and permits with respect to Liquor Licenses listed in Exhibit 4.05B to
Schedule 4.05 of the Company Disclosure Letter (together with the consents and approvals with respect to Liquor Licenses listed on the Purchaser Disclosure Letter (as defined in Section 5.06) the "Liquor License Approvals").

            (b) Except as set forth on Schedule 4.05 of the Company Disclosure Letter, and except for any required approval of the Merger by the shareholders of the Company and the filing of the Certificate of Merger in accordance with the NYBCL, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby will (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) in connection with the HSR Act, (B) in connection with the Exchange Act or (C) in connection with Article 16 of the NYBCL; (iii) constitute a violation or breach of, or result (with or without due notice or lapse of time or both) in a default or loss of any material benefit under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise agreement, lease, license, contract, agreement or other instrument or obligation of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of its or their respective assets may be bound, except as any such breach, default or right as to which requisite waivers or consents have been obtained, (iv) require the creation or imposition of any lien upon or with respect to any properties of the Company or any of its subsidiaries or (v) assuming compliance with the NYBCL, the Exchange Act, and the HSR Act, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or any of its subsidiaries or any of its or their respective assets.

            4.06 SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the SEC since October 1, 1993 (collectively, together with all forms, reports and documents to be filed with the SEC on or after the date hereof, the "SEC Reports"), each of which, as amended, has complied or will comply in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates so filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available complete and correct copies of the SEC Reports, and any amendments to any SEC Report, filed to date, and promptly will make available to Parent a complete and correct copy of any SEC Report filed hereafter and any amendment to any SEC Report. The consolidated financial statements of the Company and its subsidiaries included in such reports complied as of the respective dates thereof as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") as in effect on their respective dates applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Company and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since September 29, 1996, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, which would be required by GAAP, as of the date hereof, to be set forth on a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto except liabilities, obligations or contingencies (a) which are disclosed reflected or reserved for on the unaudited balance sheet of the Company and its subsidiaries as of June 30, 1997 (including the notes thereto) or in this Agreement or in Schedule 4.06 of the Company Disclosure Letter or (b) which (i) were incurred in the ordinary course of business after September 29, 1996 and consistent with past practices or (ii) are disclosed or reflected or reserved for in the Company SEC Reports filed after September 29, 1996 and prior to the date hereof, or (c) which were incurred as a result of actions taken or refrained from being taken (i) in furtherance of the transactions contemplated by this Agreement, or (ii) at the request of Parent and the Purchaser. Since September 29, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any of its subsidiaries except as required by GAAP or applicable law.

            4.07 Proxy Statement; Offer Documents. Any proxy statement or similar materials distributed to the Company's shareholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            4.08 Absence of Certain Changes or Events. Except as set forth in the SEC Reports filed prior to the date hereof or in Schedule 4.08 of the Company Disclosure Letter, since September 29, 1996 (i) the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practice (except as otherwise contemplated by this Agreement); (ii) no events have occurred which, in the reasonable opinion of the Company, are likely, individually or in the aggregate, to have a Material Adverse Effect (as defined in Section 9.03(d)) or adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement; (iii) neither the Company nor any of its subsidiaries has incurred or will incur any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock of the Company and (v) neither the Company nor any of its subsidiaries has taken any action described in Section 6.01.

            4.09 Title, Etc.. (a) Schedule 4.09 of the Company Disclosure Letter sets forth a list of all of the land, which includes the buildings, structures and other improvements located thereon (the "Real Property"), which is owned in fee by the Company or any of its subsidiaries. The Company or such subsidiary, as the case may be, has, with respect to personal property, good, and, with respect to real property, good, marketable and insurable, title to all of the properties and assets which it purports to own and which are material to the business, operation or financial condition of the Company or such subsidiary free and clear of all mortgages, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for (i) any liens, encumbrances or defects reflected in the most recent financial statements included in the SEC Reports filed prior to the date hereof or disclosed in the notes thereto; (ii) any liens, encumbrances or defects which do not materially detract from the fair market value (free of such liens, encumbrances or defects) of the property or assets subject thereto or materially interfere with the current use by the Company and its subsidiaries of the property or assets subject thereto or affected thereby; (iii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith, provided that adequate reserves for the same have been established on the most recent financial statements included in the SEC Reports to the extent required by GAAP applied on a consistent basis; (iv) any liens or encumbrances for current taxes and assessments not yet past due; (v) any inchoate mechanic's and materialmen's liens and encumbrances for construction in progress; (vi) any workmen's, repairmen's, warehousemen's and carriers' liens and encumbrances arising in the ordinary course of business, so long as such liens have not been filed; and
(vii) any liens of the type referred to in (vi) above that have been filed, so long as such liens do not aggregate in excess of $50,000;

            (b) Schedule 4.09 of the Company Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, the Company or any of its subsidiaries has the right to occupy space. The summary of the Real Property Leases, including all amendments thereto, attached to such Schedule, together with the spreadsheets attached to such Schedule, are correct and complete in all material respects. Except as set forth in Schedule 4.09, all Real Property Leases and material leases pursuant to which the Company or any of its subsidiaries leases personal property from others are, in all material respects, valid, binding and enforceable in accordance with their terms and the Company, or the applicable subsidiary of the Company, has good and valid leasehold title to all property leased pursuant to each of the Real Property Leases; neither the Company nor any of its subsidiaries has received notice of any default by the Company or any of its subsidiaries under any Real Property Lease; there are no existing defaults, or any condition or event known to the Company or any subsidiary which with the giving of notice or lapse of time would constitute a default, by the Company or any of its subsidiaries thereunder and, with respect to the Company's or any of its subsidiaries' obligations thereunder without qualification and with respect to the obligations of all other parties thereto, to the knowledge of the Company, no uncured default or event or condition on the part of any landlord exists under any Real Property Lease which with the giving of notice or the lapse of time would constitute a default thereunder. Except as set forth in Schedule
4.09 of the Company Disclosure Letter, the Company has not suspended any Real Property Leases nor is the Company in any negotiations with any lessors regarding any Real Property Leases.

            (c) All of the land, buildings, structures and other improvements occupied by the Company and its subsidiaries in the conduct of its business are included in the Real Property or the Real Property Leases.

            (d) Except as set forth in Schedule 4.09 of the Company Disclosure Letter, neither the Company nor any subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell lease or dispose of any Real Property or any Real Property Leases or any portion thereof or interest therein.

            4.10 Patents, Trademarks, Etc.. Schedule 4.10 of the Company Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by the Company and its subsidiaries as of the date hereof. The Company and its subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information which are material to the conduct of the business of the Company and its subsidiaries (collectively, the "Intellectual Property"). Except as set forth in Schedule 4.10 of the Company Disclosure Letter, no claims have been asserted by any person, and neither the Company nor any of its subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by the Company or any of its subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or any of its subsidiaries is a party, nor, to the Company's knowledge, are any such claims threatened.

        4.11 Insurance. Schedule 4.11 of the Company Disclosure Letter identifies all property, general liability and casualty insurance policies which currently insure the Company or any of its subsidiaries ("Insurance Policies").

            4.12 Employee Benefit Plans. (a) For purposes of this Section 4.12, "Company Benefit Plans" means all employee benefit plans, agreements and arrangements described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its subsidiaries to which the Company or any of its subsidiaries has contributed or been required to contribute, or with respect to which the Company or any subsidiary of the Company has a liability, whether direct or indirect, actual or contingent, and all employment, bonus, deferred compensation, severance, incentive, stock option, change of control and similar plans, policies or arrangements (whether written or oral) maintained by the Company or any of its subsidiaries (including descriptions of the number and level of employees covered thereby).

            (b) Schedule 4.12 of the Company Disclosure Letter sets forth a list of all Company Benefit Plans. The Company has delivered or made available to Parent accurate and complete copies of (i) all Company Benefit Plan documents currently in effect and all amendments thereto, and all summary plan descriptions thereof which have been distributed to employees of the Company or any subsidiary, (ii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Company Benefit Plan, (iii) for the three most recent plan years, Annual Reports on Form 5500 Series filed with any governmental agency for each Company Benefit Plan and (iv) a description setting forth the amount of any material liability of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each "employee welfare benefit plan" as defined in ERISA section 3(1) which covers or has covered employees of the Company or any subsidiary.

            (c) Except as set forth in Schedule 4.12 of the Company Disclosure

Letter with respect to each Company Benefit Plan: (i) each Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and, both as to form and in operation, with the requirements prescribed by ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable statutes, orders, rules and regulations; (ii) to the knowledge of the Company, no breach of fiduciary duty or non-exempt prohibited transaction has occurred; (iii) no actions, suits, claims or disputes are pending or, to the knowledge of the Company, threatened, other than routine claims for benefits; (iv) all contributions and premiums due have been made on a timely basis; and (v) such Company Benefit Plan is not a multiemployer plan (as defined in ERISA section 3(37)), a multiple employer plan within the meaning of the Code or ERISA, a defined benefit plan within the meaning of ERISA section 3(35), a plan subject to section 302 of ERISA or section 412 of the Code or Title IV of ERISA, or funded through a "welfare benefit fund" (as defined in section 419(e) of the Code).

            (d) Except as set forth in Schedule 4.12 of the Company Disclosure Letter or as specifically provided in Section 3.05, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual.

            (e) Neither the Company nor any of its subsidiaries has any unfunded liability with respect to retiree medical or retiree life insurance benefits or other post-termination welfare benefits under the Company Benefit Plans or otherwise, not reserved for in the Company's financial statements included in the SEC Reports filed prior to the date hereof.

            (f) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified, and each trust or other funding vehicle related thereto is exempt from federal income tax under section 501(a) of the Code.

            (g) Except as set forth on Exhibit 4.06A to Schedule 4.06 of the Company Disclosure Letter, with respect to any insurance policy providing funding for benefits under any Company Benefit Plan, (i) there is no material liability of the Company or any subsidiary of the Company in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material liability if such insurance policy were terminated, and (ii) to the knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding, and no such proceeding with respect to any insurer is imminent.

            (h) Schedule 4.12 of the Company Disclosure Letter sets forth the name and current rates of salary, bonuses, benefits (including, but not limited to, all employee welfare benefits) and any other form of employment compensation (collectively "Compensation") of each officer, director or employee of the Company and its subsidiaries whose current annual rate of Compensation from the Company exceeds $60,000 and each Regional Director not otherwise included.

            (i) Each "employee welfare benefit plan" as defined by ERISA section 3(1) which covers employees or former employees of the Company or any subsidiary and which is a "group health plan," as defined in section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and section 4980B of the Code at all times except where any failure, individually or in the aggregate, would not be reasonably expected to result in material liability.

            (j) The Company has not announced generally any plan, nor does it have any legally binding commitment, to create any additional Company Benefit Plans which are intended to cover employees or former employees of the Company or any subsidiary (with respect to their relationship with such entities) or to amend or modify any existing Company Benefit Plan which covers or has covered employees or former employees of the Company or any subsidiary (with respect to their relationship with such entities).

            (k) Except as set forth in Schedule 4.12 of the Company Disclosure Letter, and except as provided by law, the employment of all persons employed or retained by the Company or any of its subsidiaries is terminable at will. Except as set forth in Schedule 4.12 of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee that, individually or collectively, provides for the payment of any amount (i) that is not deductible under section 162(a)(l) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to section 280G of the Code.

            (l) To the knowledge of the Company, neither the Company, nor any of its subsidiaries, nor any Company Benefit Plan, directly or indirectly, is, or is reasonably likely to be, subject to any material unfunded liability (except as reserved for in the Company's financial statements included in the SEC Reports filed prior to the date hereof) (i) with respect to any employee benefit plan, program, policy, agreement or arrangement (whether or not terminated) that is or was maintained or contributed to by any entity during the past six years that is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with or otherwise required to be aggregated with the Company or any of its subsidiaries, as set forth in sections 414(b), (c) and (o) of the Code, (ii) pursuant to the penalty, excise or joint and several liability provisions of ERISA or the Code as they relate to employee benefit plans or
(iii) pursuant to any obligation of the Company or any subsidiary to indemnify any person against any liability referred to in (i) or (ii) above.

            4.13 Legal Proceedings, Etc.. Except as set forth in Schedule 4.13 of the Company Disclosure Letter, (i) there is no material claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any subsidiary before any court or tribunal in any jurisdiction (domestic or foreign) or any Governmental Authority, and (ii) neither the Company nor any subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any court or Governmental Authority or body.

            4.14  Taxes.

            (a) Filing of Tax Returns. The Company (which term shall include, for purposes of this Section 4.14, each of its subsidiaries from time to time) has timely filed with the appropriate taxing or other Governmental Authorities all returns (including, without limitation, information returns and other Tax-related information) in respect of Taxes (as such term is defined in Section 4.14(f)) required to be filed through the date hereof. Such returns and information filed are complete, correct and accurate in all material respects. The Company has made available to Parent copies of the Company's federal Tax returns filed for its taxable years ended October 1, 1995 and September 29, 1996 and selected state and local Tax returns and will make available to Parent copies of all the Company federal, state and local Tax returns filed for its taxable years ended December 1990 and September 1991, 1992, 1993, 1994, 1995 and 1996, to the extent not previously provided, as requested by Parent.

            (b) Payment of Taxes. Except as set forth in Schedule 4.14(b), all Taxes required to be paid by the Company for any period or portion thereof ending on or before the Closing Date, have been paid, or an adequate reserve (in conformity with GAAP applied on a consistent basis and with the Company's past custom and practice) has been established therefor, and the Company has no material liability for Taxes in excess of the amounts so paid or reserves so established. All material Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, including extensions, have been or will be duly paid to the proper taxing or Governmental Authority.

            (c) Audit History. Except as set forth in Schedule 4.14(c) of the Company Disclosure Letter:

                  (i) No deficiencies for Taxes of the Company or, to the knowledge of the Company, of any other person with respect to which the Company would be liable to make a payment under a tax sharing agreement have been claimed, proposed or assessed by any taxing or Governmental Authority.

                  (ii) No extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

         (d) Additional Tax Representations. Except as set forth in Schedule 4.14(d) of the Company Disclosure Letter:

                  (i) There are no material elections with respect to Taxes affecting the Company.

                  (ii) The Company is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

                  (iii) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

                  (iv) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (an "affiliated group"), nor has the Company or any present or former subsidiary, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law other than the group of which the Company is the parent, except for the affiliated group of which HM Holdings, Inc. was the parent (the "HMH group") as disclosed in Schedule 4.14(d). The Company (A) has no knowledge of any liens for Taxes, any Tax deficiency assessment against, or any audit or claimed or proposed Tax deficiency assessment by any taxing authority against it or any member or former member of the HMH group with respect to the Company's period of affiliation with the HMH group, (B) is not liable to any member or former member of the HMH group for Taxes (or any indemnity payments, make whole payments or like amounts) attributable to such period under a tax sharing, tax indemnity, tax allocation or similar agreement, and (C) has no knowledge of any member or former member of the HMH group entering into any waivers or extensions of a statute of limitations on assessment or collection of Taxes attributable to such period.

            (e) Definition of Taxes. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which the Company or any of its subsidiaries may be liable.

            4.15 Material Agreements. Except as set forth in Schedule 4.15 of the Company Disclosure Letter and except for agreements made for the purpose of completing the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries is a party to, or bound by, any material agreement of any kind to be performed in whole or in part after the Effective Time. Solely for the purpose of this Section 4.15, the term "material agreement" shall mean any agreement which (i) is outside of the ordinary course of business of the Company or its subsidiaries, (ii) involves the payment or receipt by the Company or any of its subsidiaries, subsequent to the date of this Agreement and for so long as such contract is in effect, of more than $50,000 (or $100,000 if the agreement is for the purchase or sale of food or beverage items included in the current menu at the Company's restaurants) or (iii), is not terminable without penalty by the Company or the subsidiary party thereto on 60 days notice. Except as set forth in Schedule 4.15 of the Company Disclosure Letter, to the best knowledge of the Company, there is no breach or default and there are no facts which with notice or the passage of time would constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration under, whether as a result of the consummation of the transactions contemplated hereby or otherwise, any obligation to be performed by any party to a material agreement to which the Company or any subsidiary is a party.

            4.16 Compliance with Law. Except as set forth in Schedule 4.16 of the Company Disclosure Letter, the business of the Company and its subsidiaries is being conducted and the properties and assets of the Company and its owned and operated in substantial compliance with all applicable laws, ordinances, regulations, orders, judgments, injunctions, awards and decrees of any Governmental Authority or court, tribunal or arbitrator.

            4.17 Insider Interests. Except as set forth in the SEC Reports filed prior to the date hereof or in Schedule 4.12 of the Company Disclosure Letter,
Schedule 4.17 of the Company Disclosure Letter sets forth all material contracts, agreements of the Company with and other obligations of the Company to any officer or director of the Company or any of its subsidiaries. Except as set forth in Schedule 4.17 of the Company Disclosure Letter, no officer or director of the Company or any of its subsidiaries and, to the knowledge of the Company, no entity controlled by any such officer or director and no relative or spouse who resides with any such officer or director (i) owns, directly or indirectly, any material interest in any person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property that the Company or any of its subsidiaries uses in the conduct of the business of the Company or any such subsidiary.

            4.18  Environmental Matters.

The following definitions shall apply to this section:

            A. "Environmental Claims" shall mean all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage, lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only, Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to Environmental Laws, (vi) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, and (vii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

            B. "Environmental Conditions" shall mean the state of the environment, including natural resources, soil, surface water, ground water, or ambient air, relating to or arising out of the use, storage, treatment, transportation, release, disposal, dumping or threatened release of Hazardous Substances.

            C. "Environmental Laws" shall mean all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued to or entered into by the Company or any of its subsidiaries pursuant thereto, relating to pollution or protection of the environment (e.g., ambient air, surface water, ground water, or soil). Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

            D. "Environmental Reports" shall mean any and all written analyses, audits, assessments, summaries or explanations, in the possession or control of the Company or any subsidiary, of (a) any Environmental Conditions in, on or about the Properties (defined below) of, or any property or facility formerly owned, leased or operated by, the Company or any of its subsidiaries or (b) the Company's or any such subsidiary's compliance with Environmental Laws.

            E. "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials subject to regulation, control or remediation under Environmental Laws, including but not limited to petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, and solvents.

Except as set forth in Schedule 4.18 the Company Disclosure Letter, (i) the Company and each of its subsidiaries are currently in material compliance with all applicable Environmental Laws, including without limitation all permits or licenses required thereunder; (ii) neither the Company nor any of its subsidiaries has received any written notice that the Company or any such subsidiary is not in compliance with, or is in material violation of, any such Environmental Laws; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries; (iv) no underground storage tank for Hazardous Substances, no PCBs, and, to the knowledge of the Company, no asbestos containing material is currently located at or on any of the properties or facilities owned, leased or operated by the Company or any of its subsidiaries (the "Properties"); and (v) to the best knowledge of the Company and each of its subsidiaries, there have been no releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under Environmental Laws on, upon or into the Properties other than those authorized by Environmental Laws. In addition, true and correct copies of the Environmental Reports have been made available to Purchaser, and a list of all such Environmental Reports is set forth in Schedule 4.18 of the Company Disclosure Letter.

            4.19 Labor Matters. None of the employees of the Company or any of its subsidiaries are covered by a collective bargaining agreement. Neither the Company nor any of its subsidiaries knows of any activity or proceedings of any labor union (or representatives thereof) to organize any unorganized employees employed by the Company or any of its subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of the employees of the Company or any of its subsidiaries. Except as set forth in Schedule 4.19 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has received any notice of any claim, or has knowledge of any facts which, in the reasonable judgment of the Company, are likely to give rise to any claim, that it has not complied in any material respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety.

            4.20 Certain Undisclosed Violations. Except as set forth in Schedule
4.20 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is in violation, or has received notice or claim with respect to such a violation, of any sale/lease back agreement, credit agreement or franchise agreement ("Franchise Agreement") to which the Company or any of its subsidiaries is a party. All liquor licenses held by the Company or any of its subsidiaries (each a "Liquor License" and collectively the "Liquor Licenses") are valid and in force, and neither the Company nor any of its subsidiaries has (after reasonable inquiry) knowledge of any violation of any obligations set forth under any Liquor License or of any facts which constitute any such violation or has received any notice or claim with respect to any such violation, which violation, individually or in the aggregate, would be likely to result in the termination of any one or more Liquor Licenses covering restaurant operations generating, individually or in the aggregate, for the three months ended June 30, 1997, average weekly gross food and beverage revenues in excess of $300,000.

            4.21 Brokers and Finders. Neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or banking fees in connection with the transactions contemplated herein, except that the Company has employed, and will pay the fees and expenses of Rothschild pursuant to a letter agreement dated as of July 14, 1997, and Jones, Lang, Wootton USA as broker in connection with solicitation of a sale and leaseback transaction as contemplated in the Sale and Leaseback Letter of Intent pursuant to a letter agreement dated April 14, 1997, copies of which have been delivered to Parent.


                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND THE PURCHASER

            5.01 Corporation Organization. Parent is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. Parent and the Purchaser each has all requisite corporate power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted.

            5.02 Authorized Capital. The authorized capital stock of the Purchaser consists of 1,000 shares of Common Stock, $0.01 par value, of which 1,000 shares are outstanding and are owned, beneficially and of record, by Parent. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid and nonassessable and free of preemptive rights and all liens.

            5.03 Authority. Parent has the necessary limited liability company power and authority, and the Purchaser has the necessary corporate power and authority, to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of Parent and the Purchaser, the performance by Parent and the Purchaser of their respective obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the managing member of Parent and the board of directors of the Purchaser and approved by Parent as sole stockholder of the Purchaser, and no other limited liability company or corporate proceeding on the part of Parent or the Purchaser is necessary for the execution and delivery of this Agreement by Parent and the Purchaser and the performance by Parent and the Purchaser of their respective obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the

Company, is a legal, valid and binding obligation of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            5.04 No Prior Activities. Neither Parent nor the Purchaser has incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the Bank Standstill Agreement, the Bank Letter of Intent, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby. Neither Parent nor the Purchaser has engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement, the Offer Documents and the transactions contemplated hereby and thereby.

            5.05 No Financing Contingency. Parent has or will have and will make available to the Purchaser or the Paying Agent, as applicable, sufficient funds in sufficient time to consummate the Offer and the Merger in accordance with the terms of this Agreement.

            5.06 Governmental Filings; No Violations. (a) Provided that the Company's representations in Sections 4.04 and 4.05 hereof are true and correct, except as set forth in the disclosure letter delivered to the Company as of the date of this Agreement (the "Purchaser Disclosure Letter") no notices, reports or other filings are required to be made by Parent or the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transaction contemplated hereby, the failure to make or obtain any or all of which would adversely affect the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement, except (A) in connection with the HSR Act, (B) in connection with the Exchange Act, (C) in connection with Article 16 of the NYBCL and (D) the Liquor License Approvals.

            (b) Provided that the Company's representations in Sections 4.04 and
4.05 hereof are true and correct, except as set forth in the Purchaser Disclosure Letter neither the execution and delivery of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby nor compliance by Parent and the Purchaser with any of the provisions hereof will: (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Parent or the Purchaser; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) in connection with HSR, (B) in connection with the Exchange Act, (C) in connection with Article 16 of the NYBCL or (D) the Liquor License Approvals; (iii) constitute a violation or breach of, or result (with or without due notice or lapse of time or both) in a default or loss of any material benefit under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise agreement, lease, license, contract, agreement or other instrument or obligation of any kind to which Parent or the Purchaser is a party or by which Parent or the Purchaser or their respective assets may be bound, except as any such breach, default or right as to which requisite waivers or consents have been obtained, (iv) require the creation or imposition of any lien upon or with respect to any properties of the Parent and the Purchaser or (v) assuming compliance with the NYBCL and the HSR Act, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to Parent and the Purchaser or any of its or their respective assets, with such exceptions with respect to the matters referred to in clauses (ii) through
(vi) as would not, individually or in the aggregate, adversely affect the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement.

            5.07 Brokers and Finders. Neither Parent, the Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or banking fees in connection with the transactions contemplated herein.

            5.08 Information. All information supplied in writing by Parent or the Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 or provided by Parent or the Purchaser in the Schedule 14D-1 or the Offer Documents will, at the respective times that such documents or any amendments or supplements thereto are filed with the SEC and are first published, sent or given to holders of shares, comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state, with respect to information supplied by Parent and the Purchaser, any material fact required to be stated therein or necessary in order to make the statements supplied by Parent and the Purchaser, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company.

            5.09 Legal Proceedings, Etc.. There is no claim, action, proceeding or investigation pending or, to the knowledge of Parent or the Purchaser, threatened against or relating to Parent or the Purchaser before any court or tribunal in any jurisdiction (domestic or foreign) or any Governmental Authority which could individually or in the aggregate adversely affect the ability of the Parent or the Purchaser to consummate the transactions contemplated by this Agreement and neither Parent nor the Purchaser is subject to any outstanding order, writ, judgment, injunction or decree of any court or Governmental Authority or body that could, individually or in the aggregate, materially effect Parent's or the Purchaser's ability to consummate the transactions contemplated by this Agreement.

            5.10 Ownership of Shares. Parent beneficially owns 554,900 Shares, which it will contribute to the Purchaser prior to the Merger, and has the sole right to receive net proceeds of any sale of such Shares.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

            6.01 Conduct of Business of the Company. The Company shall, and shall cause each of its subsidiaries to, use its reasonable efforts in light of the Company's present financial condition to preserve intact the business organization of the Company and each of its subsidiaries, to keep available, consistent with this Agreement, the services of their respective operating personnel and to preserve the goodwill of those having a business relationship with each of them, including, without limitation, suppliers. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and each of its subsidiaries will conduct their respective businesses and operations only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as a result of entering into this Agreement or as contemplated by this Agreement or as set forth in Schedule 6.01 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, without the advance written consent of Parent, the Company will not and will cause each of its subsidiaries not to:

            (a) amend its certificate of incorporation or by-laws or similar governing documents;

            (b) (i) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases, other than obligations of not more than $50,000, individually or in the aggregate, created or incurred in the ordinary course of business), except indebtedness for borrowed money incurred under the Credit Agreement (as defined in Section 6.01(g)) or pursuant to a new credit agreement refinancing such borrowing in conformity with the terms of that certain letter of intent dated August 29, 1997, by and among the Company and the Lenders (as defined therein) (the "Bank Letter of Intent"), or the letter agreement dated August 29, 1997, by and among the Company and the Lenders (the "Bank Standstill Agreement"), or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than any subsidiary of the Company set forth in Schedule 4.02 of the Company Disclosure Letter;

            (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock other than on capital stock of subsidiaries set forth in
Schedule 4.02 of the Company Disclosure Letter.

            (d) issue, sell, grant, purchase or redeem, whether by dividend or otherwise, any shares of its capital stock or securities convertible into or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe to or otherwise purchase, or subdivide or in any way reclassify, any shares of its capital stock, except for the issuance of Shares issuable upon conversion of the Convertible Loan Notes in accordance with their terms or the exercise of Options outstanding on the date hereof;

            (e) except in respect of regularly scheduled raises or raises which have been approved by the compensation committee of the Board prior to the date hereof in the ordinary course of business consistent with past practice, or as disclosed in Schedule 6.01 of the Company Disclosure Letter, (i) increase the aggregate amount of compensation payable or to become payable to any of its directors, officers or employees whose compensation required to be disclosed on
Schedule 4.12 of the Company Disclosure Letter, whether by salary or bonus, (ii) increase the rate or term of, or otherwise alter, amend or nullify any, or enter into any new, employment agreement, bonus, insurance, pension, severance or other Company Benefit Plan, payment or arrangement made to, for or with any such directors, officers or employees;

            (f) enter into any agreement, commitment or transaction which, if entered into prior to the date hereof, would have been required to be disclosed on Schedule 4.15 of the Company Disclosure Letter, except as required or permitted by subsection (k) or (l) of this Section 6.01, provided, however, that nothing herein shall prohibit the Company or any subsidiary from purchasing food and beverage items and restaurant supplies from its vendors as of the date hereof in the ordinary course and in quantities consistent with past practice;

            (g) sell, transfer, mortgage, pledge, grant any security interest in, or permit the imposition of any lien or other encumbrance on, any asset other than in the ordinary course of business consistent with past practice and except (i) pursuant to the Credit Agreement, as amended, dated as of September 12, 1996 between the Company and Bank of America Illinois, NBD Bank, N.A., Credit Lyonnais New York Branch and The Bank of New York, as Agent, and The Chase Manhattan Bank, as Co-Agent (the "Credit Agreement"), or (ii) pursuant to the refinancing of borrowings under the Credit Agreement pursuant to a new credit agreement in conformity with the terms set forth in the Bank Letter of Intent or (iii) pursuant to that certain letter of intent between the Company and CNL Fund Advisers, Inc. pursuant to which the Company intends to enter into a sale and leaseback transaction in respect of all or substantially all of the Real Property owned in fee by the Company (the "Sale and Leaseback Letter of Intent");

            (h) waive any material right under any contract or other agreement identified in Schedule 4.15 of the Company Disclosure Letter;

            (i) other than as required by any change in GAAP, make any material change in its accounting methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practice, make any writeoffs of notes or accounts receivable;

            (j) make any loan or advance to any of its shareholders, officers, directors or employees (other than vacation advances, relocation advances and travel advances, in each case in the ordinary course of business consistent with past practice, and other advances up to $10,000 in the aggregate) or make any other loan or advance to any other person (other than any subsidiary of the Company set forth in Schedule 4.02 of the Company Disclosure Letter) or group otherwise than in the ordinary course of business consistent with past practice;

            (k) terminate or fail to renew, where such renewal is at the Company's or a subsidiary's option, or fail to replace on substantially similar or more favorable terms, any contract or other agreement other than in the ordinary course of business, which termination or failure to renew or so replace, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

            (l) fail to maintain all Insurance Policies in full force and effect or fail to renew or replace with equivalent coverage any Insurance Policy which has expired;

            (m) take any action which constitutes a violation of any Liquor License which violation, individually or in the aggregate, would, in the reasonable judgment of the Restaurant Company, be likely to result in the termination of any one or more Liquor Licenses covering restaurant operations generating, individually or in the aggregate, for the three months ended June 30, 1997, average weekly gross food and beverage revenues in excess of $300,000;

            (n) fail to operate, maintain, repair or otherwise preserve the Real Property substantially in accordance with current practice in light of the Company's present financial condition and not to exceed the capital expenditure budget of the Company previously disclosed to Parent ;

            (o) fail to comply with all applicable filing, payment and withholding obligations under all applicable federal, state, local and foreign Tax laws except where such failure to comply would not have a Material Adverse Effect;

            (p) breach, terminate or amend the Bank Standstill Agreement or terminate or amend either the Bank Letter of Intent or the Sale and Leaseback Letter of Intent or take any action not otherwise permitted or required pursuant to such agreements that directly results in any counterparty to the Bank Letter of Intent or the Sale and Leaseback Letter of Intent terminating or stating an intention to terminate the same; or

            (q) agree in writing to, or otherwise take or authorize, any of the foregoing actions.

            6.02 Notification of Certain Matters. (a) The Company shall promptly notify Parent of any:

            (i) notice or other communication from any Person (as defined in Section 9.01) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (ii) notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (iii) action, suit, claim, investigation or proceeding commenced or, to the best of the Company's knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or which relate to the consummation of the transactions contemplated by this Agreement; and

            (iv) change or event (A) having or which could reasonably be expected to have a Material Adverse Effect; or (B) impairing the ability of the Company to consummate the transactions contemplated hereby.

            (b) Between the date of this Agreement and the Effective Time, the Company shall give prompt notice to Parent of: (i) the initiation of any audit or other review by the Internal Revenue Service (the "IRS") or any other state, local or foreign taxing or governmental authority with respect to any Tax return or that may result in any additional liability for Taxes, and (ii) any proposed settlement or similar agreement ("Settlement") with the IRS or any other state, local or foreign taxing or governmental authority and shall not enter into any Settlement with respect to Taxes without the prior written consent of Parent, which consent shall not be unreasonably withheld.

            6.03 Access to Information. (a) Between the date of this Agreement and the Effective Time, the Company will during ordinary business hours and upon reasonable advance notice, (i) give Parent and Parent's authorized representatives all access Parent shall reasonably request to all of its and each of its subsidiaries' books, records (including, without limitation, the workpapers of the Company's outside accountants), contracts, commitments, restaurants, offices and other facilities and properties, and its and each of its subsidiaries' personnel, representatives, accountants and agents; (ii) permit Parent to make such inspections thereof, except as set forth herein below as it may reasonably request during normal business hours, and (iii) cause its and each of its subsidiaries' officers and advisors to furnish to Parent its financial and operating data and such other existing information with respect to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and Environmental Reports, if any), as Parent may from time to time reasonably request, provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company. The Parent and Purchaser agree not to undertake or take any actions involving exploration, drillings, borings or other independent subsurface environmental testings or other "Phase II" environmental investigations including obtaining subsurface environmental surveys or tests, relating to Environmental Conditions at any Property.

            (b) Any information provided pursuant to this Agreement shall be held by Parent in accordance with and shall be subject to the terms of the Confidentiality Agreement dated June 3, 1997 between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent, the Purchaser or the Company may disclose any information required to be disclosed pursuant to the Exchange Act, or otherwise required or requested to be disclosed by the SEC after consultation of the parties and upon advice of counsel or as otherwise permitted by the Confidentiality Agreement.

            6.04 Further Information. The Company and Parent shall give prompt written notice to the other of (i) any representation or warranty made by the Company or the Purchaser, respectively, contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by the Company or the Purchaser, respectively, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under this Agreement and shall use reasonable efforts to notify the other promptly upon becoming aware of any event or circumstance which it believes is reasonably likely to give rise to a failure of any condition to the Offer set forth in Annex A; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            6.05 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company, Parent and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the terms of this Agreement, and shall use their respective reasonable best efforts to satisfy the conditions to the transactions contemplated hereby, to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act, the HSR Act and Article 16 of the NYBCL, filings and consents with respect to Liquor Licenses (including without limitation the Liquor License Approvals) and submissions of information requested by Governmental Authorities and to defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action. Parent as the sole shareholder of the Purchaser, and the Purchaser as a shareholder of the Company, will consent and/or vote in favor of the transactions contemplated hereunder.

            6.06 HSR Filings. The Company and Parent will file, or cause to be filed, as promptly as possible and in no event later than ten Business Days after the date hereof, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the

United States Department of Justice (the "Department of Justice") pursuant to the HSR Act the notification required by the HSR Act, including all requisite documents, materials and information therefor, and request early termination of the waiting period under the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Parent shall each keep the other apprised of the status of any inquiries or requests for additional information made by any governmental authority and shall comply promptly with any such inquiry or request.

            6.07 Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be a joint press release, substantially in the form of Exhibit C hereto, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

            6.08 No Solicitation. (a) The Company will not, and will not permit any of its officers, directors, advisors, agents or representatives to, directly or indirectly, solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, tender offer, exchange offer, recapitalization (involving an equity investment other than solely from existing shareholders) or similar transaction involving, sale of all or a substantial portion of the assets of, or sale of shares of capital stock or securities convertible into capital stock, (other than a sale only to existing lenders in connection with a refinancing of debt) of the Company, whether or not in writing and whether or not delivered to the shareholders of the Company, or similar transactions involving the Company (any of the foregoing inquiries, proposals or offers being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Section 6.08 shall prevent the Company's Board from (i) referring any third party to this provision, (ii) considering, negotiating or participating in discussions regarding an unsolicited bona fide written Acquisition Proposal or (iii) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party. If the Board of the Company after duly considering advice, written or otherwise, of the Company's outside counsel and financial advisor, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend a Superior Proposal (as defined below), then (A) the Company shall not enter into any agreement with respect to the Superior Proposal and (B) any other obligation of the Company under this Agreement shall not be affected unless this Agreement is terminated pursuant to Section 9.01(b)(v) and all amounts payable pursuant to Section 9.03(a) are paid to Parent prior to or concurrently with such termination. As used herein the term "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of its assets or otherwise that the Board determines in its good faith judgment to be more favorable to the Company's shareholders than the Offer and the Merger (after considering the advice, written or otherwise, of its outside counsel and financial advisor).

            (b) The Company shall promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company by any third party in connection with an Acquisition Proposal or for access to the properties, books or records of the Company that informs the Board of Directors that such third party is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact and, unless precluded by the terms of a confidentiality agreement, the identity of the offeror.

            (c) If the Company's Board of Directors receives a request for material nonpublic information by a third party who makes or who states in writing that it intends, subject to satisfactory review of such nonpublic information, to make a bona fide Acquisition Proposal, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent but allowing for disclosure to Parent as required in paragraph (b) of this Section 6.08, provide such third party with access to such information.

            6.09  Indemnity; D&O Insurance.

            (a) The certificate of incorporation of the Surviving Corporation shall, for a period of six years from the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation, as amended as set forth in Exhibit A hereto, which provisions shall not be amended, repealed or otherwise modified for such period in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification shall be required by law.

            (b) The Company shall, to the fullest extent permitted under New York law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall, to the fullest extent permitted under New York law, indemnify and hold harmless, each present and former director and officer of the Company and each of its subsidiaries (collectively, the "Indemnified Parties") against judgments, fines, reasonable amounts paid in settlement and reasonable expenses, including attorneys' fees, costs and charges incurred as a result of any action or proceeding (whether arising before or after the Effective Time), or any appeal therefrom, whether civil or criminal, arising out of or pertaining to any action or omission in their capacity as an officer or director prior to or at the Effective Time, for a period of six years after the Effective Time (or with respect to claims arising from service as an officer or director prior to the Effective Time and asserted or made prior to such sixth anniversary which have not been resolved prior to such sixth anniversary, until the time such matters are finally resolved). In the event of any such action or proceeding (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received, provided that an agreement has been entered into by such Indemnified Party agreeing to repay such amounts to the Company if the Indemnified Party is ultimately found by a final judgment (not subject to further appeal) of a court of competent jurisdiction not to be entitled to indemnification, or to the extent such amount exceeds the indemnification to which such Indemnified Party is entitled, under New York law, and (ii) the Company and the Surviving Corporation shall cooperate and provide access to all documents necessary beneficial to the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.10(b) above to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

            (c) The Surviving Corporation shall use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation shall not be required to maintain such insurance to the extent the annual premium therefor exceeds 120% of the annual premiums currently paid by the Company in respect of the current policy or policies (the "Maximum Amount") but in such case shall purchase as much comparable coverage as available for the Maximum Amount.

            (d) In the event the Company or the Surviving Corporation or any of their respective successors (i) is consolidated with or merges into another person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other person in a single transaction or a series of related transactions, then in each such case the Parent shall make or cause to be made proper provision so that the successor or transferee of the Company or the Surviving Corporation, as the case may be, shall comply in all material respects with the terms of this Section 6.09.

            6.10  Employee Benefits Matters.

            (a) From and after the date of purchase of Shares pursuant to the Offer, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company and any officer, director or employee of the Company including, without limitation, bonuses, incentive or deferred compensation in existence on the date hereof and disclosed to Parent in Schedule 4.12 of the Company Disclosure Letter.

            (b) From and after the date of purchase of Shares pursuant to the Offer, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company, the Surviving Corporation or the Company Benefit Plans to, provide or pay when due to employees and former employees of the Company all benefits and compensation pursuant to the Company Benefit Plans, policies and arrangements in effect on the date hereof and disclosed to Parent in Section
4.12 of the Company Disclosure Letter (other than with respect to stock and stock-based plans or programs, including stock grants, options to purchase stock, stock investment alternatives, or other stock-based benefits or awards) earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 6.10).

            (c) For a period ending two (2) years after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent, will cause the Company or the Surviving Corporation to, provide to Company employees and former employees benefits under all Company Benefit Plans, programs and arrangements that provide benefits which are no less favorable in the aggregate to such persons than those provided to such persons under the Company Benefit Plans, programs and arrangements of the Company in effect on the date hereof and disclosed to Parent in Schedule 4.12 of the Company Disclosure Letter (other than with respect to the agreements subject to Section 6.10 (a) above and other than with respect to stock and stock-based plans or programs, including stock grants, options to purchase stock, stock investment alternatives, or other stock-based benefits or awards).

            (d) Nothing in this Agreement shall require the continued employment of any person, and except as expressly set forth in this Section 6.10, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.

            6.11 Payment of Bonuses. Parent shall cause the Company to pay, in accordance with their respective terms, all bonuses, payments of incentive compensation pursuant to the Company's incentive compensation plans, severance payments and other payments as disclosed on Schedule 4.12 of the Company Disclosure Letter in accordance with the terms hereof.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

            7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, unless waived by all parties at or prior to the Closing:

            (a) the Purchaser shall have accepted for payment, and paid for, Shares validly tendered and not withdrawn pursuant to the Offer representing (together with Shares otherwise owned by Parent or the Purchaser) not less than 50.1% of the then outstanding Shares;

            (b) this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any, of the shareholders of the Company required by the NYBCL; and

            (c) no order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger.

            7.02 Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger shall be further subject to satisfaction of the condition, unless waived by Parent, that all outstanding Options shall have been surrendered and canceled prior to or simultaneously with the Effective Time.


                                  ARTICLE VIII

                                     CLOSING

            8.01 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York, at 10 a.m. local time on a date to be specified by the parties which shall be no later than the third Business Day after the date that all of the closing conditions set forth in Article VII have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

            8.02 Filings at the Closing. At the Closing Date, the Purchaser shall cause the Certificate of Merger to be filed and recorded with the Secretary of State of the State of New York, in accordance with the provisions of Section 904 or Section 905, as applicable, of the NYBCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.


                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

            9.01 Termination. This Agreement may be terminated and the Offer (if the Purchaser has not accepted Shares for payment) and the Merger may be abandoned at any time

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
prior to the Effective Time, whether prior to or after approval of the Merger by the shareholders of the Company, if required:

            (a) by mutual written consent of Parent, the Purchaser and the Company;

            (b)  by the Company if:

            (i) the Purchaser shall have failed to commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer within five Business Days of the public announcement thereof unless the failure to commence the Offer shall be due to (A) the failure of the Company (or any of its subsidiaries) to perform in any material respect any of its obligations under this Agreement then required to be performed or (B) any occurrence or circumstance which would result in the failure of any condition to the Offer set forth in Annex A hereto;

            (ii) the Purchaser shall have (A) terminated the Offer, (B) allowed the Offer to expire without the purchase of any Shares thereunder in accordance with the terms of this Agreement or (C) failed to accept Shares for payment pursuant to the Offer on or prior to October 22, 1997 unless (I) such termination or expiration or failure shall be due to the failure of any condition set forth in (1) paragraph (iv), (vii), (viii) or (ix) (with respect to any consent or approval required to be obtained by the Company as provided in Annex A) of Annex A or paragraph (ii) of Annex A (otherwise than in circumstances that would entitle the Company to terminate this Agreement pursuant to Section 9.01(d)) or (2) paragraph (i) of Annex A unless the Purchaser shall have failed to accept Shares for payment on or prior to October 31, 1997 or (II) the provisions of the proviso in Section 9.03(a) are applicable, unless the Purchaser shall have failed to accept Shares for payment on or prior to October 31, 1997;

            (iii) prior to the purchase of Shares pursuant to the Offer, the Purchaser shall have breached or failed to perform in any material respect any of its obligations under this Agreement which obligation is required to be performed at such time and such breach or failure materially delays consummation of the Offer, or materially and adversely affects the ability of the Purchaser and Parent to consummate the Offer and the Merger on substantially the terms set forth in the Agreement;

            (iv) if the representations and warranties of the Purchaser set forth in this Agreement are not true and correct in all material respects at any time prior to the expiration or termination of the Offer (except as to those representations and warranties which are made as of a specified date, which shall be true and correct as of such date) and such failure materially delays consummation of the Offer, or materially and adversely affects the ability of the Purchaser and Parent to consummate the Offer and the Merger on substantially the terms set forth in this Agreement;

            (v) prior to the purchase of Shares pursuant to the Offer, a corporation, partnership, person or other entity or group (each a "Person") shall have made a Superior Proposal and the Board, after duly considering advice written or otherwise of the Company's outside counsel and financial advisors, determines in good faith that it would be consistent with its fiduciary responsibilities to approve or recommend such Superior Proposal, provided that such termination under this clause (v) shall not be effective until payment of the Termination Fee and Expenses in the manner required by Section 9.03 (a); or

            (vi) the Minimum Condition is not satisfied or waived as permitted by this Agreement upon final expiration of the Offer;

            (c)  by Parent and the Purchaser if:


            (i) due to any occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, the Purchaser shall have failed to commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer within five Business Days of the public announcement thereof;

            (ii) as a result any of the conditions set forth in Annex A hereto not having been satisfied, the Purchaser shall have (A) terminated the Offer, or
(B) failed to accept Shares for payment pursuant to the Offer on or prior to October 22, 1997;

            (iii) the Effective Time shall not have occurred on or prior to November 30, 1997, due to a failure of any of the conditions to the obligations of the Purchaser to effect the Merger set forth in Sections 7.01(b), 7.01(c) or
7.02 otherwise than as a result of a breach or default by Parent or the Purchaser hereunder;

            (iv)  the Company shall have breached its obligations under
Section 6.08; or

            (v) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9), in a manner adverse to the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved another tender or exchange offer or other Acquisition Proposal (whether or not a Superior Proposal), or shall have adopted any resolution to effect any of the foregoing.

            (d) by Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment and payment for the Shares in the Offer and such order, decree, ruling or other action is or shall have become nonappealable.

            9.02 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Offer and the Merger pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, provided that no such termination shall relieve any of the Company, Parent or the Purchaser, as the case may be, from liability for damages arising (a) from any willful or intentional breach of this Agreement or (b) from their obligations under Sections 4.21, 5.07, 6.03(b), this Section 9.02, Section
9.03 and Article X. If this Agreement is terminated as provided herein, each party (the "Redelivering

Party") upon request therefor shall redeliver all documents, work papers and other materials obtained (whether before or after execution of this Agreement) by the Redelivering Party from the requesting party in connection with the transaction contemplated hereby, together with all copies thereof in the possession of the Redelivering Party.

            9.03 Fees and Expenses. In recognition of the significant time and expense necessarily expended and to be expended by Parent and the Purchaser in negotiation of this Agreement and furtherance of the transactions contemplated hereby,

            (a) in the event that:

            (i) the Company terminates this Agreement pursuant to Section 9.01(b)(v); or

            (ii) prior to the final expiration date ("Expiration Date") of the Offer, (A) an Acquisition Proposal, or interest in or intention to pursue an Acquisition Proposal, has been publicly announced or publicly confirmed by any person (other than Parent or the Purchaser) (whether by press release or Exchange Act filing or otherwise), and (B) on or prior to the 180th day following the initial expiration date of the Offer (I) the Company enters into any agreement with respect to any Acquisition Proposal or (II) any Acquisition Proposal is commenced by way of tender offer or exchange offer;

then, in either such event, the Company shall pay to Parent a fee in the amount of $1,100,000 (the "Termination Fee"), plus Expenses (as defined below), at the time and manner hereinafter set forth. Notwithstanding the foregoing, no Termination Fee will be payable in the case of clause (ii) above if the Purchaser has not, prior to the Expiration Date, waived the Minimum Condition so as to provide that the minimum number of Shares that must be validly tendered as a condition to the Purchaser's acceptance for payment of Shares pursuant to the Offer, together with the Contributed Shares, shall be no greater than 66-2/3% of the outstanding Shares; provided, however, that in the event of such reduction in the Minimum Condition, the Purchaser shall be entitled to extend the Offer from time to time, for so long as the Bank Standstill Letter remains in effect, but in no event beyond October 31, 1997, until Shares validly tendered (and not withdrawn) in the Offer, together with the Contributed Shares, represent at least 90% of the outstanding Shares. The Termination Fee and Expenses shall be paid in immediately available funds concurrently with any termination described only in clause (i) above. Expenses and the Termination Fee, if payable, shall be paid only in the event of, and concurrently with, the consummation of any such Acquisition Proposal in the case of clause (ii) above immediately in available funds.

            (b) if (i) this Agreement is terminated by the Purchaser and Parent pursuant to Section 9.01(c)(i) or (ii) as a result of the Company's failure to satisfy the condition set forth in paragraph (iv) of Annex A hereto and (ii) the Company's breach of any of its representations and warranties under the Agreement and/or its failure to perform its material obligations, covenants or agreements under this Agreement resulting in the failure to satisfy such condition set forth in paragraph (iv) of Annex A, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, the Company shall reimburse Parent and Purchaser for all Expenses. Expenses payable pursuant to this Section 9.03(b) shall be paid in immediately available funds within one Business Day following such termination.

            (c) Upon the occurrence of any Event under clause (a) or (b) of this
Section 9.03 entitling Purchaser and Parent to payment of their Expenses, Purchaser and Parent shall promptly provide the Company with invoices or other reasonable evidence of the Expenses upon request, and Parent shall forthwith return any portion of Expenses reimbursed by the Company as to which such invoices or other evidence are not received.

            (d) For purposes of this Agreement (i) "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, cash flow or results of operation of the Company and its subsidiaries, considered on a consolidated basis, or a material adverse affect on the ability of the Company, on the one hand, or Parent and Purchaser, on the other, to consummate the transactions contemplated by this Agreement, provided, however, that the Company's breach of its representation under Article IV that no more than fifteen Real Property Leases require consents which have not been obtained shall not be deemed to have such a Material Adverse Effect; and (ii) "Expenses" shall mean out-of-pocket expenses incurred by Parent or the Purchaser or on their behalf in connection with the Offer and the Merger and the consummation of the transactions contemplated by this Agreement, (including, without limitation, reasonable attorneys' fees and disbursements and other charges, solicitation agent and depository fees and expenses, fees payable to the Lenders not paid by the Company and accountants and filing fees and printing costs) up to a maximum amount of $900,000.


                                    ARTICLE X

                                  MISCELLANEOUS

            10.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties and agreements of the parties contained in Sections 2.06, 3.01, 3.02 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 3.03, 3.04, 3.05, 4.21, 6.05, 6.08, 6.09, 6.10, 6.11 and Article X hereof, shall survive the consummation of the Offer and the Merger. The agreements of the parties contained in Sections 4.21, 5.07, 6.03(b), 9.02, 9.03 and Article X shall survive any termination of this Agreement. If this Agreement shall terminate after acceptance for payment by the Purchaser of Shares pursuant to the Offer, but prior to the Effective Time, the agreement of the parties contained in Sections 6.09, 6.10 and 6.11 shall also survive the termination of this Agreement, and Parent shall, or shall cause the Purchaser to, cause Article NINTH of the Certificate of Incorporation and Article VII of the Company's By-laws to be amended as provided in Exhibit A and Exhibit B, respectively. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Offer and the Merger or the termination of this Agreement.

            10.02 Amendment and Modification. Subject to Section 1.03(c), if applicable, and subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent (for itself and the Purchaser) and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that after the earlier of (a) the purchase by the Purchaser of a majority of the Shares on a fully diluted basis, and (b) the meeting of shareholders to approve the Merger contemplated by this Agreement, the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Merger shall in no event be altered without the approval of such holders.

            10.03 Waiver of Compliance; Consents. At any time prior to the Effective Time, subject to Section 1.03(c) if applicable, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of Parent (for itself and the Purchaser), on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Parent (for itself and the Purchaser) or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto or any extensions, such consent or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.03.

            10.04 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            10.05 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to its conflicts of laws rules. Each party hereto hereby (i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts in the state of New York, and appellate courts thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

            10.06 Notices. All notices and other communications hereunder shall be in writing (except as otherwise specified in Section 6.08(b)) and shall be deemed given if delivered personally, or mailed by registered or certified mail (return receipt requested) or by overnight courier service or transmitted by facsimile (effective upon confirmation of transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  If to the Company, to:

            Ground Round Restaurants, Inc.
            35 Braintree Hill Office Park
            P.O. Box 9078
            Braintree MA  02184-9078
            Attention:  President
            Fax:  (617) 380-3100


            with copies to:

            Kane Kessler, P.C.
            1350 Avenue of the Americas
            26th Floor
            New York, New York  10019
            Attention:  Jeffrey S. Tullman, Esq.
            Fax:  (212) 245-3009


            (b)  if to Parent or the Purchaser, to:

            GRR Holdings, LLC
            c/o Boston Ventures Management, Inc.
            21 Custom House Street
            Boston, MA  02110
            Attention:  Barbara M. Ginader
            Fax:  (617) 737-3709

            with copies to:

            Latham & Watkins
            885 Third Avenue
            New York, NY 10022
            Attention:  Erica H. Steinberger, Esq.
            Fax:  (212) 751-4864

            10.07 Entire Agreement, Assignment Etc.. This Agreement, which hereby incorporates the Company Disclosure Letter, and the Confidentiality Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and Permitted Assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto, except that Parent shall have the right to assign the rights of the Purchaser to any other (directly or indirectly) wholly-owned subsidiary of Parent (the "Permitted Assigns").

            10.08 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

            10.09 Headings; Certain Definitions. The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

            10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 2.03, 2.04, 6.09, 6.10 and 6.11 (each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).


                       [Signatures on the following page]

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.


                             GRR HOLDINGS, LLC
                             By:  Boston Ventures Limited Partnership V,
                                    its Managing Member
                             By:  Boston Ventures Company V, L.L.C.,
                                    its General Partner


                             By:    /s/Barbara M. Ginader
                                    -----------------------------------
                                    Name:  Barbara M. Ginader
                                    Title:  Managing Director



                             GRR MERGER CORP.


                             By:    /s/Barbara M. Ginader
                                    -----------------------------------
                                    Name:  Barbara M. Ginader
                                    Title:  President



                             GROUND ROUND RESTAURANTS, INC.


                             By:    /s/Daniel R. Scoggin
                                    -----------------------------------
                                    Name:  Daniel R. Scoggin
                                    Title: Chairman, President
                                           and Chief Executive Officer

                                     ANNEX A

            The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

            Notwithstanding any other provision of the Agreement and Plan of Merger to which this Annex A is attached (the "Merger Agreement") or the Offer, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of and payment for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer if (a) there shall not have been validly tendered to the Purchaser (and not withdrawn) that number of Shares which, when aggregated with the Contributed Shares, represents at least 90% of the Shares outstanding (the "Minimum Condition"); or (b) on or after the date of the Merger Agreement and at or before the time of acceptance for payment of any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur (each of paragraphs (i) through (ix) providing a separate and independent condition to the Purchaser's obligation pursuant to the Offer):

                  (i) any waiting period applicable to the Offer and the Merger pursuant to the HSR Act shall not have expired or been terminated; or

                  (ii) there shall have been instituted or be pending any
            action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign (a "Claim"), challenging the acquisition by Parent or the Purchaser of the Shares, restraining or prohibiting the making or consummation of the Offer or the Merger or seeking to obtain from Parent or the Purchaser any damages that would result in a Material Adverse Effect if such were assessed against the Company, restraining or prohibiting, or limiting in any material respect, the ownership or operation by Parent or the Purchaser of any material portion of the business or assets of the Company or any of its subsidiaries or seeking to compel Parent or the Purchaser to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of the Company or any of its subsidiaries or imposing limitations on the ability of Parent or the Purchaser of effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or the Purchaser on all matters properly presented to the Company's shareholders; or seeking to require divestiture by Parent or the Purchaser of any Shares; or

                  (iii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, governmental authority or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act, and other than relating to the Liquor License Approvals, which are addressed in paragraph (ix) below, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (ii) above; or

                  (iv) the Company shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements contained in the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct in any material respect when made or, except for any representations and warranties made as of a specific date, shall have ceased to be true and correct in any material respect (or, in the case of representations and warranties that are specifically qualified as to materiality, shall not have been true and correct when made or shall have ceased to be true and correct) and if curable, the Company shall have failed to cure such breach within three (3) Business Days after written notice from Purchaser of such failure; or

                  (v) there shall have occurred (A) (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., any other national securities exchange or NASDAQ, (2) the declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States (3) the commencement of or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) in the case of any of the foregoing existing on August 29, 1997, a material acceleration or worsening thereof, and (B) such occurrence has a Material Adverse Effect; or

                  (vi) the Merger Agreement shall have been terminated in accordance with its terms; or

                  (vii) the Company's Board of Directors shall have withdrawn or modified (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have approved or recommended any other tender or exchange offer or other Acquisition Proposal, which, in the sole judgment of Parent in any such case, and regardless of the circumstances (including any action or omission by Parent) giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment, except where as a result of the Company's receipt of an unsolicited Acquisition Proposal from, or commencement of an unsolicited tender or exchange offer by, a third party (A) the Company issues to its shareholders a communication that contains only the statements permitted by Rule 14d-9(e) under the Exchange Act (and does not otherwise withdraw, modify or amend its approval or recommendation of the Offer, the Merger or the Merger Agreement) and (B) within five Business Days of issuing such communication the Company publicly reconfirms its approval and recommendation of the Offer, the Merger and the Merger Agreement; or

                  (viii) either (A) any change or development, outside of the ordinary course of business consistent with past practice of the Company, not disclosed in the Company Disclosure Letter shall have occurred in the financial condition, assets, capitalization, prospects, shareholders' equity, licenses, permits, business or results of operations of the Company and its subsidiaries which in the reasonable judgment of the Purchaser is or is likely, individually or in the aggregate, to be materially adverse to the Company or any of its subsidiaries taken as a whole, or the Purchaser shall become aware of any fact (including, but not limited to, any such change or development) which is likely to have materially adverse significance with respect to the Company and its subsidiaries taken as a whole; provided, however, that no change, development or fact shall be deemed to be materially adverse for the purpose of this clause (A) unless, individually or when combined with all other changes, developments or facts, it is, in the reasonable judgment of the Purchaser, likely to result in losses (after taking into account any amounts recovered or insurance proceeds receivable by the Company in compensation for such losses) in excess of $4,500,000, or (B) the average gross sales of the Company as reported by the Company in any 21 day period after the date of the Merger Agreement shall be less than $3,000,000 per week; or

                  (ix) (A) the Company and/or the Purchaser shall not have
            obtained (1) any Liquor License Approval required to be obtained prior to Parent's and the Purchaser's obtaining control of the Company through the Purchaser's acceptance for payment of Shares pursuant to the Offer (or Parent and the Purchaser shall not have made arrangements reasonably satisfactory to them to allow any Liquor License subject to any such Liquor License Approval to continue in full force and effect following consummation of the Offer and the Merger pending receipt of such Liquor License Approval), other than any Liquor License Approvals with respect to Liquor Licenses that, individually or in the aggregate, cover restaurant operations (I) generating, individually or in the aggregate, for the three months ended June 30, 1997, average weekly gross food and beverage revenues of less than $300,000 and (II) with average profit after controllables in any 21 day period after the date of the Merger Agreement which, when deducted from the average profit after controllables of the Company in the same 21 day period, would not result in such average profit after controllables of the Company totaling less than $540,000 per week, or (2) any consent or approval which is legally required to be obtained prior to consummation of the Offer and the Merger and was not disclosed in the Company Disclosure Letter which, if not obtained, would, individually or in the aggregate, have a Material Adverse Effect, or
            (B) Parent and the Purchaser shall not have obtained continuing assurances from the appropriate authority in any of the Commonwealth of Massachusetts, State of New York or State of Ohio, or otherwise made arrangements with such authority, satisfactory to Parent and the Purchaser in their sole discretion, that there is no legal impediment to their obtaining control of the Company under such Commonwealth's or State's tied-house statute (see Section 16 of the Offer to Purchase).

            The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to any such condition and may be waived by the Purchaser, in whole or in part in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                      APPENDIX B


                          [Rothschild Inc. Letterhead]


Board of Directors

Ground Round Restaurants, Inc.
35 Braintree Hill Office Park
Braintree, Massachusetts 02184

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of Ground Round Restaurants, Inc., a New York corporation (the "Company"), of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger dated August 29, 1997 (the "Merger Agreement") by and among the Company, GRR Merger Corp., a New York corporation ("Purchaser"), and GRR Holdings, LLC, a Delaware limited liability company ("Parent"). Pursuant to the Merger Agreement, Parent will cause Purchaser to make a tender offer (the "Offer") to purchase for $1.65 per share net in cash all of the issued and outstanding shares of common stock (the "Common Stock") of the Company, par value $.16 2/3 per share. Upon completion of the Offer, Parent is to cause Purchaser to merge with and into the Company (the "Merger") and each outstanding share of common stock of the Company not purchased pursuant to the Offer shall be converted into a right to receive $1.65 net in cash pursuant to the Merger.

     In formulating our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including (a) the consolidated financial statements for the 1994, 1995 and 1996 fiscal years and interim periods to March 30, 1997 and (b) the June 29, 1997 quarterly report on form 10-Q, in draft form, and certain other financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the Merger Agreement; (iii) reviewed current and historical market prices and trading volumes of the Common Stock and the capitalization and financial condition of the Company; (iv) compared the Company, from a financial point of view, with certain other companies in the restaurant industry; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the restaurant industry which we deemed to be comparable, in whole or in part, to the Offer and the Merger; (vi) reviewed and discussed with directors and management of the Company certain information of a business and financial nature regarding the Company, furnished to us by the Company, including financial forecasts and related assumptions of the Company;
(vii) reviewed and discussed with management historical and forecasted capital expenditure requirements for both maintenance and remodelling/operational improvement purposes; (viii) reviewed and discussed with management the existing Credit Agreement (as amended) which has been extended to December 31, 1997 and future refinancing and financing opportunities; (ix) made inquiries regarding and discussed the Offer and the Merger Agreement and other matters related thereto with the Company's counsel; and (x) performed such other analyses and examinations and considered such other financial, economic and market criteria as we deemed relevant and appropriate.

     In connection with this review, we have not assumed any obligation independently to verify any information utilized, reviewed or considered by us in formulating our Opinion and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company provided to us, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management at the time of preparation as to the future financial performance of the Company. We have also assumed that there has not occurred any material change in the Company's assets, financial condition, results of operations, business or prospects since the respective dates on which the Company's most recent financial statements were made available to us. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Offer and the Merger Agreement. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisal. Our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligations to update, revise or reaffirm this opinion.

     We have further assumed that the Offer will be consummated in accordance with the terms described in the Merger Agreement without waiver by the Company of any of the conditions to its obligations thereunder.

     We have not acted as financial advisor to the Company in connection with the Offer or the Merger. We have been retained to render this opinion and are being compensated therefor.

     This opinion is directed to the Board of Directors of the Company in its consideration of the fairness of the Offer and the Merger to the Company's shareholders, from a financial point of view, and does not constitute a recommendation to any shareholder of the Company as to how such shareholders should vote with respect to the Merger at any shareholders meeting called to approve such Merger or as to whether or not such shareholder should tender his or her shares pursuant to the Offer.

     Based upon the foregoing and other factors we deem relevant and in reliance thereon, it is our opinion that as of the date hereof the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair, from a financial point of view, to the shareholders of the Company.

                                          Very truly yours,

                                          Rothschild Inc.

                                                                      APPENDIX C

     SEC. 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES. (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence.

     Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117 L. 86, eff. 9-1-86.)

     SEC. 910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE. (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

             (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

                (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

             (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

             (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

          (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623. (Last amended by Ch. 390, L. '91, eff. 7-15-91 .)

     Any questions or requests for assistance in completing and submitting proxy cards, or for additional copies of this Proxy Statement and the proxy card, may be directed to the Information Agent at its telephone numbers and address listed below.

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll Free: (800) 322-2885

                         GROUND ROUND RESTAURANTS, INC.

                         SPECIAL MEETING OF SHAREHOLDERS

The undersigned shareholder hereby appoints Thomas J. Russo and Mark J. Lawless, and each of them, as proxies, each with full power of substitution, to vote as designated on the other side of this card, all shares of common stock of Ground Round Restaurants, Inc. (the "Company"), held of record as of November 10, 1997, which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on December 2, 1997, at 10:00 a.m., local time, at the Ground Round Restaurant located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts, and at any and all adjournments or postponements thereof, as indicated below. The undersigned hereby revokes any previous proxies with respect to matters covered by this Proxy.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



                                                                   SEE REVERSE
                                                                       SIDE

[ x ]   PLEASE MARK YOUR VOTES AS IN THIS
        EXAMPLE



                                                                                                      FOR      AGAINST      ABSTAIN



This Proxy, when properly executed, will           1. To approve and adopt the Agreement and Plan    [ ]         [ ]         [ ]
be voted in the manner marked by the                  of Merger dated as of August 29, 1997, among
undersigned shareholder. IF NO MARKING                GRR Holdings, LLC, GRR Merger Corp. and the
IS MADE, THIS PROXY WILL BE DEEMED TO BE              Company, and the Merger of GRR Merger Corp.
A DIRECTION TO VOTE FOR PROPOSAL 1 and                with and into the Company, with the Company
in such proxies' discretion upon such                 continuing as the surviving corporation, as
other business as may properly come                   provided for therein. A copy of the
before the Meeting or any and all                     Agreement and Plan of Agreement is included
adjournments and postponements thereof.               as Appendix A to the Proxy Statement for the
THIS PROXY IS SOLICITED ON BEHALF OF THE              Meeting.
BOARD OF DIRECTORS OF THE COMPANY.




                                                   2. In the discretion of the proxies upon such      [ ]         [ ]         [ ]
                                                      other business as may properly come before
                                                      the Meeting or any and all adjournments or
                                                      postponements thereof.

                                                      PLEASE MARK, DATE, SIGN AND MAIL PROMPTLY




SIGNATURE(S) __________________________________________ Dated ____________ ,1997

When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give your full title as such. If a corporation, please sign in the full corporate name by a duly authorized officer.